                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                AMENDMENT NO. 3

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            THE WESTWOOD GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transactions applies:



          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:


          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:


          ----------------------------------------------------------------------

     (5)  Total fee paid:


          ----------------------------------------------------------------------

    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:


          ----------------------------------------------------------------------

     (3)  Filing Party:


          ----------------------------------------------------------------------

     (4)  Date Filed:


          ----------------------------------------------------------------------

                      THE WESTWOOD GROUP, INC. LETTERHEAD

                               February   , 2003

Dear Stockholder:

     You are invited to attend a special meeting of stockholders of The Westwood Group, Inc., a Delaware corporation, to be held on March 6, 2003, at 10:00 a.m. local time, at 190 V.F.W. Parkway, Revere, Massachusetts. The approximate date on which the accompanying proxy statement and form of proxy card are first being
sent or given to the stockholders is February   , 2003.

     At this meeting you will be asked to consider and vote upon a proposal to amend the Westwood Group's Certificate of Incorporation, pursuant to which each share of Common Stock, par value $.01 per share, issued immediately prior to the effectiveness of the proposed amendment will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Common Stock, par value $.01 per share, so that every 1,500 shares of Common Stock issued immediately prior to the effectiveness of the amendment will be combined together to form one full share of Common Stock, par value $.01. At the effective time of the proposed amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Class B Common Stock, par value $.01 per share, so that every 1,500 shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock, par value $.01. The Westwood Group will make a cash payment of $4.00 per share to record holders of fewer than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. Certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment to holders of greater than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

     If effected, the reverse stock split will enable the Westwood Group to change from public company status, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, as administered by the Securities and Exchange Commission, to private company status. As a private company, the Westwood Group will not be subject to these reporting requirements.

     IF YOU ARE A BENEFICIAL OWNER OF FEWER THAN 1,500 SHARES OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES, AND YOU WANT TO HAVE YOUR SHARES EXCHANGED FOR CASH IN THE REVERSE STOCK SPLIT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE DATE OF THE SPECIAL MEETING.

     The proposed amendment to the Certificate of Incorporation is attached as Exhibit A to the accompanying proxy statement. The reverse stock split will become effective upon the filing of the Amendment to the Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware subsequent to stockholder approval. Each share of Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Common Stock so that every 1,500 shares of Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be combined together to form one full share of Common Stock. Each share of Class B Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Class B Common Stock so that every 1,500 shares of Class B Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be combined together to form one full share of Class B Common Stock. The Westwood Group will make a cash payment of $4.00 per share to record holders prior to the reverse stock split of fewer than 1,500 shares of either Common Stock or Class B Common Stock. Certificates for any resulting fractional shares of Common Stock or Class B Common Stock will be issued following the reverse stock split to holders of greater than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

     Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to promptly initiate a tender offer for up to an aggregate of 30,000 pre-reverse stock split shares of its Common Stock and up to an aggregate of 10,500 pre-reverse stock split shares of its Class B Common Stock. The purpose of the tender offer is to provide holders of Common Stock and Class B Common Stock (other than officers and directors of the Westwood Group) who do not receive a cash payment pursuant to the reverse stock split an opportunity to tender one post-reverse-split-share in exchange for a purchase price equal to $6,000 per share, which reflects the product of (i) 1,500 times (ii) the $4.00 per share cash payment payable in connection with the reverse stock split.

     Alouette Capital, Inc., an independent financial advisor engaged by the Westwood Group in connection with the proposed reverse stock split, has rendered an opinion that the $4.00 cash payment to be made to stockholders who are being cashed out pursuant to the reverse stock split and to those stockholders who tender one share in connection with the subsequent tender offer is fair from a financial point of view. You are urged to read the opinion of Alouette Capital, which is attached to the accompanying proxy statement as Exhibit B. You are also urged to read carefully the accompanying proxy statement in its entirety, including the section entitled "Special Factors" for important information concerning the proposed reverse stock split.

     THE BOARD OF DIRECTORS HAS FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED REVERSE STOCK SPLIT AND HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED REVERSE STOCK SPLIT, TAKEN AS A WHOLE, IS FAIR TO, AND IN THE BEST INTERESTS OF, THE WESTWOOD GROUP AND ITS STOCKHOLDERS.

     Attendance in person or by proxy of holders of a majority of shares of capital stock of the Westwood Group issued and outstanding and entitled to vote will constitute a quorum. The approval of a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Common Stock and Class B Common Stock is necessary to approve the reverse stock split. Holders of Common Stock will be entitled to one vote for each share of Common Stock. Holders of Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock. The officers and directors of the Westwood Group own approximately 74% of the issued and outstanding shares entitled to vote. The officers and directors of the Westwood Group own approximately 35% of the outstanding shares of Common Stock and approximately 88% of the outstanding shares of Class B Common Stock entitled to vote at the special meeting. Each of the officers and directors has indicated that he will vote his shares in favor of the proposed reverse stock split. If these shares are voted as indicated, the reverse stock split will be approved.

     Provided that the reverse stock split is approved, a letter of transmittal will be mailed to all holders of Common Stock or Class B Common Stock of the Westwood Group for use in surrendering their stock certificates. Please do not send in your stock certificates until you receive your letter of transmittal.

                                          Sincerely,

                                          [Richard P. Dalton LOGO]
                                          Richard P. Dalton
                                          President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            THE WESTWOOD GROUP, INC.
                               190 V.F.W. PARKWAY
                          REVERE, MASSACHUSETTS 02151

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 6, 2003

     A special meeting of the stockholders of THE WESTWOOD GROUP, INC., will be held at 190 V.F.W. Parkway, Revere, Massachusetts 02151, on March 6, 2003, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to amend the Westwood Group's Certificate of Incorporation, pursuant to which each share of Common Stock, par value $.01 per share, issued immediately prior to the effectiveness of the proposed amendment will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Common Stock, par value $.01 per share, so that every 1,500 shares of Common Stock issued immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock, par value $.01. At the effective time of the proposed amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Class B Common Stock, par value $.01 per share, so that every 1,500 shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock, par value $.01. The Westwood Group will make a cash payment of $4.00 per share to record holders of fewer than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. Certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment to holders of greater than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

          2. To transact such other business pertaining or related to the foregoing as may properly come before the special meeting.

     The reverse stock split will become effective upon the filing of an amendment to the Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware subsequent to stockholder approval. Each share of Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Common Stock so that every 1,500 shares of Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be combined together to form one full share of Common Stock. Each share of Class B Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Class B Common Stock so that every 1,500 shares of Class B Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be combined together to form one full share of Class B Common Stock. The Westwood Group will make a cash payment of $4.00 per share to the record holders prior to the reverse stock split of fewer than 1,500 shares of either Common Stock or Class B Common Stock. Certificates for any resulting fractional shares of Common Stock or Class B Common Stock will be issued following the reverse stock split to holders of greater than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

     Information relating to the above matters is set forth in the attached proxy statement. You are entitled to vote at the special meeting, or any adjournments of the meeting if you owned shares of Common Stock or Class B Common Stock at the close of business on February 3, 2003. A list of the stockholders entitled to vote will be available for your review at the meeting and, for the ten days before the meeting during normal business hours, at The Westwood Group, Inc., 190 V.F.W. Parkway, Revere, Massachusetts 02151.

                                          By Order of the Board of Directors,

                                          [Richard P. Dalton LOGO]
                                          RICHARD P. DALTON
                                          President

Revere, Massachusetts
February   , 2003

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                               TABLE OF CONTENTS

Summary Term Sheet..........................................   ii
Information Regarding the Special Meeting of Stockholders...    3
  Voting; Record Date.......................................    3
  Amendment of Certificate of Incorporation to Effect the
     Reverse Stock Split....................................    3
  Quorum and Vote Required..................................    3
  Appraisal Rights..........................................    4
  Proxies...................................................    4
  Exchange of Certificates for Cash Payment or Shares.......    4
Special Factors.............................................    6
  Reasons for and Purpose of the Reverse Stock Split........    6
  Alternatives Considered...................................   10
  Background of the Proposed Reverse Stock Split............   11
  Fairness Opinion of Alouette Capital......................   16
  The Effects of the Reverse Stock Split....................   22
  Potential Detriments of the Reverse Stock Split to
     Stockholders; Accretion in Ownership and Control of
     Certain Stockholders...................................   23
  Effect of the Proposed Reverse Stock Split on Option
     Holders................................................   23
  Financial Effect of the Reverse Stock Split...............   23
  Pro Forma Financial Information...........................   23
  Recommendation of the Board of Directors; Fairness of the
     Reverse Stock Split....................................   28
  Conduct of the Westwood Group's Business after the Reverse
     Stock Split............................................   33
  Certain Federal Income Tax Consequences...................   34
  Financing of the Reverse Stock Split......................   35
  Costs of the Reverse Stock Split..........................   36
The Company.................................................   37
  Selected Historical Financial Data........................   38
  Price Range of Common Stock; Dividends; Trading Volume....   38
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   39
  Other Information Concerning the Company and Affiliates...   41
  Independent Certified Public Accountants..................   42
  Other Matters.............................................   42
  Proposals of Shareholders.................................   42
  Incorporation of Certain Documents by Reference...........   42
  Available Information.....................................   43

Exhibit A    Certificate of Amendment to the Certificate of Incorporation
             of the
             Westwood Group, Inc.........................................  A-1
Exhibit B    Opinion of Alouette Capital, Inc., dated September 17,
             2002........................................................  B-1
Exhibit C    Annual Report on Form 10-K for the Fiscal Year Ended
             December 31, 2001...........................................  C-1
Exhibit D    Quarterly Report on Form 10-Q/A for the Quarter Ended
             September 30, 2002..........................................  D-1

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the proposed amendment to the Certificate of Incorporation, the proposed reverse stock split and the other transactions contemplated in connection with the reverse stock split.

     The proxy statement contains a more detailed description of the terms of the proposed amendment to the Certificate of Incorporation and the reverse stock split. We encourage you to read the entire proxy statement and the documents we that have attached as exhibits carefully before voting.

     - Our Board of Directors has authorized a 1,500-for-1 reverse stock split of our Common Stock, par value $.01 per share and 1,500-for-1 reverse stock split of our Class B Common Stock, par value $.01 per share. The Board recommends that all stockholders approve the proposal by voting for an amendment to our Certificate of Incorporation. See also the information under the captions "Reasons for and Purpose of the Reverse Stock Split" and "Recommendation of the Board of Directors; Fairness of Reverse Stock Split Proposal" in this proxy statement. The approval of a majority of the votes entitled to be cast at the meeting by holders of the issued and outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, is necessary to approve the reverse stock split. See also the information under the caption "Quorum and Vote Required" in this proxy statement. The reverse stock split will not become effective until the amendment of the Certificate of Incorporation is filed with the Delaware Secretary of State's office following its approval at the special meeting of stockholders.

     - The Westwood Group, Charles F. Sarkis, Paul J. DiMare and Richard P. Dalton are the filing persons of a Rule 13e-3 Transaction Statement on
       Schedule 13E-3, in accordance with the Securities Exchange Act of 1934, as amended. Each of Messrs. Sarkis, DiMare and Dalton is a stockholder and a director of the Westwood Group. In addition, Mr. Sarkis is Chairman, and Mr. Dalton is President of the Westwood Group. Each filing person has determined that the proposed reverse stock split is substantively and procedurally fair to and in the best interest of the Westwood Group's unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and recommends that each stockholder vote in favor of the reverse stock split. See also the information under "Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal."

     - Our Board of Directors and executive officers currently own approximately 35% of our outstanding Common Stock and approximately 88% of our outstanding Class B Common Stock. Each share of Class B Common Stock entitles its owner to ten votes on each matter submitted to the stockholders. See also the information under the caption "Quorum and Vote Required" in this proxy statement.

     - Each member of the Board of Directors and each executive officer has indicated that he intends to vote in favor of the reverse stock split. The shares of stock held by the directors and executive officers represent approximately 86% of the voting power of the Westwood Group and if voted as indicated assure the approval of the reverse stock split. See also the information under the caption "Quorum and Vote Required" in this proxy statement.

     - Assuming the reverse stock split becomes effective, you will receive one new share of Common Stock for each 1,500 shares of Common Stock that you may own at that time and one new share of Class B Common Stock for each 1,500 shares of Class B Common Stock that you may own at that time. You may receive fractional shares as a result of the reverse stock split if you own greater than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the reverse stock split becoming effective. See also the information under the caption "Exchange of Certificates for Cash Payment or Shares" in this proxy statement.

     - For those of you who are record holders at the effective time of the reverse stock split and who hold less than either 1,500 shares of Common Stock or Class B Common Stock, you will receive a cash payment of $4.00 per share for those shares which would otherwise be converted into a fraction of a share of the new stock. See also the information under the caption statement "Exchange of Certificates for Cash Payment or Shares" in this proxy statement.

     - The reverse stock split is not expected to effect our current business plan or operations. See also the information under the caption "Conduct of the Westwood Group's Business after the Reverse Stock Split" in this proxy statement.

     - Our board of directors and officers will own approximately 46% of the Common Stock and 88% of the Class B Common Stock after the reverse stock split. After the reverse stock split, the directors and executive officers will hold approximately 87% of the voting power of the Westwood Group. See also the information under the caption "Conduct of the Westwood Group's Business After the Reverse Stock Split" and the caption "Security Ownership of Certain Beneficial Owners and Management" in this proxy statement.

     - If the reverse stock split is approved, we will be eligible to cease filing periodic reports with the Securities and Exchange Commission and we intend to cease public registration of our Common Stock. See also the information under the captions "Reasons for and Purpose of the Reverse Stock Split" and "Recommendation of the Board of Directors; Fairness of Reverse Stock Split Proposal" in this proxy statement.

     - If the proposed reverse stock split is consummated, the Westwood Group intends promptly to initiate a tender offer for shares of its Common Stock and shares of its Class B Common Stock in order to provide remaining stockholders (other than officers and directors of the Westwood Group) who do not receive a cash payment in connection with the reverse stock split an opportunity to tender one post-reverse stock split share in exchange for a cash payment equal to $6,000. See also the information under the caption "Conduct of the Westwood Group's Business After the Reverse Stock Split" in this proxy statement.

     - The Board of Directors retained the services of Alouette Capital, Inc. to provide an opinion as to the fairness from a financial point of view of the consideration to be paid to the stockholders of the Westwood Group's Common Stock or Class B Common Stock being cashed out pursuant to the reverse stock split and the stockholders who tender one share in connection with the subsequent tender offer. Alouette Capital's opinion does not address fairness with respect to the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split. See also the information under the caption "Fairness Opinion of Alouette Capital" in this proxy statement.

     - The highest trading price for a share of the Westwood Group's Common Stock in 2002 prior to the initial public filings made in connection with the proposed reverse stock split was $1.25 per share on September 12, 2002. See the information under the caption "Reasons for and Purpose of the Reverse Stock Split" in this proxy statement.

     - For those record holders that receive a cash payment in the reverse stock split and cease to hold, either directly or indirectly, any shares, you will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock or Class B Common Stock. For those record holders that receive Common Stock, Class B Common Stock or both incident to the reverse stock split, but no cash, you will not recognize any gain or loss for federal income tax purposes. See also the information under the caption "Certain Federal Income Tax Consequences" in this proxy statement. You are urged to consult with your own tax advisor regarding the tax consequences of the reverse stock split in light of your own particular circumstances.

     - There are no appraisal rights for any stockholder who dissents from approval of the reverse stock split under either the Westwood Group's governance documents or under Delaware General Corporation law. See also the information under the caption "Appraisal Rights" in this proxy statement.

     - Stockholders may either vote in person at the special meeting or by using the attached proxy card. If voting by proxy, a stockholder should specify his or her choice with regard to the proposed reverse stock split on the enclosed proxy card. All properly executed proxies delivered to the Westwood Group in time will be voted at the special meeting. A stockholder may revoke his or her proxy at any time before it is voted at the special meeting by giving written notice to the President of the Westwood Group, executing and delivering to the President of the Westwood Group a proxy card bearing a later date, or voting in person at the special meeting. Any executed, but unmarked, proxies will be voted for the reverse stock split. See also the information under the caption "Proxies" in this proxy statement.

     - The Westwood Group has the financial resources under its current credit facility with Boston Federal Savings Bank to complete the proposed reverse stock split and the subsequent tender offer. See the information under the caption "Financing the Reverse Stock Split" in this proxy statement.

                            THE WESTWOOD GROUP, INC.

                          PRELIMINARY PROXY STATEMENT

                               FEBRUARY   , 2003

     This proxy statement is furnished to the stockholders of THE WESTWOOD GROUP, INC., in connection with the solicitation of proxies by the Board of Directors of the Westwood Group to be voted at the special meeting of stockholders and at any adjournments of the meeting. The special meeting will be held at 190 V.F.W. Parkway, Revere, Massachusetts 02151 on March 6, 2003, at 10:00 a.m. local time.

     The approximate date on which this proxy statement and form of proxy card
are first being sent or given to stockholders is February   , 2003.

     At this meeting you will be asked to consider and vote upon a proposal to amend The Westwood Group's Certificate of Incorporation, pursuant to which each share of Common Stock, par value $.01 per share, issued immediately prior to the effectiveness of the proposed amendment will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Common Stock so that every fifteen hundred shares of Common Stock issued immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock. At the effective time of the proposed amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Class B Common Stock, so that every 1,500 shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock. The Westwood Group will make a cash payment of $4.00 per share to record holders of fewer than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. Certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment to holders of greater than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

     If effected, the reverse stock split will enable the Westwood Group to change from public company status, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, as administered by the Securities and Exchange Commission, to private company status. As a private company, the Westwood Group will not be subject to these reporting requirements.

     The net effect of the reverse stock split on the record holders of Common Stock and Class B Common Stock will be as follows:

RECORD HOLDER AS OF EFFECTIVE DATE          NET EFFECT AFTER REVERSE STOCK SPLIT
----------------------------------          ------------------------------------
Record holders holding 1,500 or more        Shares of Common Stock or Class B Common Stock will be
shares of Common Stock or Class B Common    converted on a 1 for 1,500 basis, including fractional
Stock immediately prior to the reverse      shares. With respect to stockholders of record of a
stock split                                 number of shares greater than 1,500 shares immediately
                                            prior to the reverse stock split, you will receive
                                            fractional shares.
Record holders holding fewer than 1,500     Shares of Common Stock or Class B Common Stock will be
shares of Common Stock or Class B Common    cashed out at a price of $4.00 per share. Holders of
Stock immediately prior to the reverse      these shares will not have any continuing equity
stock split                                 interest in the Westwood Group.

     IF YOU ARE A BENEFICIAL OWNER OF FEWER THAN 1,500 SHARES OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES, AND YOU WANT TO HAVE YOUR SHARES EXCHANGED FOR CASH IN THE REVERSE STOCK SPLIT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE DATE OF THE SPECIAL MEETING.

     The proposed amendment to the Certificate of Incorporation is attached as Exhibit A to this proxy statement. The reverse stock split will become effective, assuming stockholder approval, upon the filing of the proposed amendment to the Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware.

     Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to initiate a tender offer for up to an aggregate of 30,000 pre-reverse-split shares of its Common Stock and up to an aggregate of 10,500 pre-reverse-split shares of its Class B Common Stock in order to provide remaining record holders of Common Stock and Class B Common Stock (other than officers and directors of the Westwood Group) who do not receive a cash payment pursuant to the reverse stock split an opportunity to tender one post-reverse-split share in exchange for a per share purchase price equal to $6,000, which reflects the product of (i) 1,500 times (ii) the $4.00 per share cash payment payable in connection with the reverse stock split.

     Our Board of Directors and each of Charles F. Sarkis, Paul J. DiMare and Richard P. Dalton, individually as filing persons, have determined that the adoption of the proposed reverse stock split is fair to and in the best interest of the Westwood Group's unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and recommends that you approve the reverse stock split. In arriving at its recommendation with respect to the reverse stock split, the Board of Directors considered a number of factors described in the proxy statement, including, among other things, the fairness opinion of Alouette Capital, the Board of Directors' independent financial advisor. The full text of Alouette Capital's opinion, which describes, among other things, the opinion expressed, procedures followed, matters considered and limitations on review undertaken in connection with the opinion, is attached as Exhibit B to this proxy statement. Stockholders are urged to read Alouette Capital's opinion in its entirety.

RESERVATION OF RIGHTS

     Although the Board of Directors requests stockholder approval of the proposed reverse stock split, the Board reserves the right to decide, in its discretion, to withdraw the proposed reverse stock split from the agenda of the special stockholders' meeting prior to any stockholder vote thereon or to abandon the proposed reverse stock split even if the proposal is approved. Although the Board of Directors and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, presently believes that the proposed reverse stock split is in the best interests of the Westwood Group, its unaffiliated stockholders being redeemed pursuant to the reverse stock split and its unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and thus has recommended a vote for the proposed amendment to the Certificate of Incorporation, the Board nonetheless believes that it is prudent to recognize that, between the date of this proxy statement and the date of the special stockholders' meeting, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the reverse stock split at that time. If the Board decides to withdraw the proposed reverse stock split, the Board will notify the stockholders of such decision promptly by mail.

FORWARD-LOOKING STATEMENTS

     This proxy statement contains forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements, which speak only as of the date of this proxy statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially than those made in, contemplated by, or underlying the forward-looking statements. For these reasons, do not place undo reliance on any forward-looking statements included in this proxy statement.

           INFORMATION REGARDING THE SPECIAL MEETING OF STOCKHOLDERS

VOTING; RECORD DATE

     The securities that can be voted at the special meeting consist of shares of Common Stock of the Westwood Group, $.01 par value, and shares of Class B Common Stock of the Westwood Group, $.01 par value. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders. Each share of Class B Common Stock entitles its owner to ten votes on each matter submitted to the stockholders. The holders of the Common Stock and Class B Common Stock will vote together as a single class. The record date for determining the holders of Common Stock and Class B Common Stock who are entitled to receive notice of and to vote at the special meeting is February 3, 2003. On the record date, 351,210 shares of Common Stock and 912,015 shares of Class B Common Stock were outstanding and eligible to be voted at the special meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

     Our Board of Directors has unanimously determined that it is advisable to amend the Westwood Group's Certificate of Incorporation to effect a 1,500-for-1 reverse stock split of the Common Stock and a 1,500-for-1 reverse stock split of the Class B Common Stock, and to provide for the cash payment of $4.00 per share to the record holders of less than 1,500 shares of either Common Stock or Class B Common Stock. The Board has proposed the amendment and the reverse stock split to the stockholders for approval at the special meeting. The Certificate of Incorporation provides that if the Westwood Group combines its outstanding shares of Common Stock or Class B Common Stock, as it is doing in the reverse stock split, the outstanding shares of each of the Common Stock and Class B Common Stock will be proportionally combined in the same manner and on the same basis.

QUORUM AND VOTE REQUIRED

     A majority of the outstanding shares of capital stock of the Westwood Group will constitute a quorum for the special meeting. For the purposes of determining whether a quorum is present, the shares of Class B Common Stock are counted the same as the Common Stock despite the fact that the Class B Common Stock has ten votes per share. In counting the shares to determine whether a quorum exists at the special meeting, the number of all shares voting "for," "against," or "withheld" and abstentions (including instructions to withhold authority to vote) will be used. Proxies marked as abstentions or broker non-votes will be treated as shares present for purposes of determining whether a quorum is present.

     The affirmative approval of a majority of the votes entitled to be cast at the meeting by holders of the issued and outstanding shares of Common Stock and Class B Common Stock, voting together as a single class is required to approve the proposed reverse stock split. It is anticipated that approximately 122,900 voting shares of Common Stock owned or controlled on the record date by directors and executive officers of the Westwood Group, constituting approximately 35% of the outstanding Common Stock, will be voted in favor of the proposal. It is anticipated that approximately 804,616 voting shares of Class B Common Stock, owned or controlled on the record date by directors and executive officers of the Westwood Group, constituting approximately 88% of the outstanding Class B Common Stock will be voted in favor of the proposal. If the directors and executive officers of the Westwood Group vote all of their shares of Common Stock and Class B Common Stock over which they have voting authority, which represents approximately 86% of the voting power of the Westwood Group, to approve the proposed reverse stock split, the requisite vote for adoption of the reverse stock split will have been obtained regardless of the vote of any other stockholder.

     The reverse stock split does not require the approval of a majority of the unaffiliated stockholders. Our Board believes the reverse stock split should and will be favored by unaffiliated stockholders. Because the Westwood Group has not historically attained a high level of participation among its unaffiliated stockholders at meetings for which their proxies have been solicited, the Westwood Group does not expect to attain a high level of participation at the special meeting. The Board does not believe that it makes sense to require a majority vote of unaffiliated stockholders in order for the reverse stock split to be consummated because the likelihood of significant participation at the special meeting by unaffiliated stockholders is so low. Further, the Board anticipates, based on previous attendance by unaffiliated stockholders at annual meetings either in person or by proxy, that the vote of unaffiliated stockholders who do decide to participate may not be of sufficient size to be meaningful. The Board acknowledges, however, that unaffiliated stockholders may have less incentive to vote on matters in which a vote of the majority of the unaffiliated stockholders is not required to approve an action, and, therefore, that the Company's prior experience as to the likelihood of participation by unaffiliated stockholders may not be a reliable indicator of the extent to which unaffiliated stockholders would participate if such separate approval was required. Finally, a majority vote of the unaffiliated stockholders is not otherwise required by applicable law. Therefore, the Board has decided not to condition the approval of the reverse stock split on approval by unaffiliated stockholders.

APPRAISAL RIGHTS

     No appraisal rights are available under either the Delaware General Corporation Law or the Certificate of Incorporation of the Westwood Group to any stockholder who dissents from the proposal to approve the reverse stock split.

PROXIES

     Stockholders should specify their choice with regard to the proposal on the enclosed proxy card. All properly executed proxies delivered by stockholders to the Westwood Group in time to be voted at the special meeting and not revoked will be voted at the special meeting in accordance with directions given. IN THE ABSENCE OF INSTRUCTION, THE SHARES REPRESENTED BY A SIGNED AND DATED PROXY CARD WILL BE VOTED "FOR" THE PROPOSAL LISTED ON THE PROXY CARD AND DESCRIBED IN THIS PROXY STATEMENT. Proxies voted as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such abstentions and broker non-votes have no effect on the vote, but they have the practical effect of reducing the number of affirmative votes required to approve the proposed amendment to the Certificate of Incorporation by reducing the total number of shares entitled to vote thereon. For any other matters that properly come before the special meeting, the persons named as proxies will vote upon these matters according to their judgement. Those persons named as proxies will not use discretionary voting authority to postpone or adjourn the special meeting to solicit additional proxies.

     Any stockholder delivering a proxy has the power to revoke it any time before it is voted by giving written notice to the President of the Westwood Group at 190 V.F.W. Parkway, Revere, Massachusetts 02151, by executing and delivering to the President a proxy card bearing a later date or by voting in person at the special meeting. The presence of a stockholder at the special meeting will not automatically revoke that stockholder's proxy.

     In addition to soliciting proxies through the mail, the Westwood Group may solicit proxies through its directors, officers and employees in person and/or by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy material to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Westwood Group.

EXCHANGE OF CERTIFICATES FOR CASH PAYMENT OR SHARES

     Assuming the approval of the stockholders of the proposed reverse stock split, the Westwood Group will file an amendment to its Certificate of Incorporation, in the form of Exhibit A attached to this proxy statement, with the Office of the Secretary of State of the State of Delaware. The reverse stock split will become effective on the date of the filing of the amendment to its Certificate of Incorporation, which is anticipated to be the same date on which the special meeting is held. EquiServe Trust Company, N.A. has been appointed exchange agent to carry out the exchange of certificates for new Common Stock and new Class B Common Stock and/or cash.

     As soon as practicable after the effective date of the reverse stock split, the stockholders will be notified and asked to surrender their certificates representing shares of Common Stock or Class B Common Stock to the exchange agent. Those record holders beneficially owning 1,500 shares or more of Common Stock or Class B Common Stock will receive in exchange certificates representing shares of new Common Stock or Class B Common Stock on the basis of one share of new Common Stock for each 1,500 shares of Common Stock held prior to the reverse stock split and one share of new Class B Common Stock for each 1,500 shares of Class B Common Stock held prior to the reverse stock split, and in cases where a record holder does not beneficially own a number of shares evenly divisible by 1,500, the record holder will receive fractional shares of new Common Stock and/or new Class B Common Stock following the reverse stock split. Record holders owning fewer than 1,500 shares on the effective date of the reverse stock split will receive in exchange a cash payment in the amount of $4.00 per share.

     If the reverse stock split is effected, any stockholder beneficially owning fewer than 1,500 shares of the currently outstanding Common Stock or Class B Common Stock will cease to have any rights with respect to the Common Stock or Class B Common Stock of the Westwood Group, except to be paid in cash, as described in this proxy statement. No interest will be paid or accrued on the cash payable to record holders after the reverse stock split is effected.

     If and when the reverse stock split is effected, each certificate representing shares of Common Stock and Class B Common Stock that was outstanding prior to the reverse stock split and that was held by a stockholder of record of 1,500 or more shares immediately prior to the reverse stock split, until surrendered and exchanged for a new certificate, will be deemed for all corporate purposes to evidence ownership of such number of shares as is set forth on the face of the certificate divided by 1,500. Each fractional share of new Common Stock and new Class B Common Stock will be entitled to a corresponding vote on matters submitted to a vote of stockholders after the reverse stock split is effected.

     No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash, all expenses of which will be borne by the Westwood Group.

     Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his or her nominee to determine how the reverse stock split will affect them. If you are a beneficial owner of fewer than 1,500 shares of Common Stock, and you want to have your shares exchanged for cash, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the effective date of the reverse stock split, which is anticipated to be the same date on which the special meeting is held. A stockholder holding less than 1,500 shares of Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares redeemed in connection with the reverse stock split.

     If you are a beneficial owner of more than 1,500 shares of Common Stock, and you anticipate participating in the proposed post-reverse stock split tender offer, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record for purposes of the tender offer.

     In the event that any certificate representing shares of Common Stock or Class Common B Stock is not presented for cash upon request by the Company, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the payment has been properly presented for exchange.

                                SPECIAL FACTORS

REASONS FOR AND PURPOSE OF THE REVERSE STOCK SPLIT

     Our Board of Directors and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, holds the view that the Westwood Group and its stockholders currently derive no material benefit from continued registration under the 1934 Act. The Westwood Group has maintained its registered status in the past in order to provide a trading market for its stockholders. Unfortunately, the Westwood Group's stockholders have not made use of that trading market as evidenced by the fact that, to the Westwood Group's knowledge, twenty-four total public trades were made in its Common Stock between 1999 and 2001. To our knowledge, there were public trades of Common Stock on thirteen days made during the 2002 calendar year prior to the initial public filings made in connection with the proposed reverse stock split, with the highest per share trading price of $1.25 per share. During the period of 1999 to immediately prior to the initial public filings made in connection with the reverse stock split, the highest trade of Common Stock was at a price of $3.50, which occurred in February of that year. The Board and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, believes that it is highly speculative whether the Common Stock would ever achieve significant market value given the lack of a trading market. During this same period, the Westwood Group was involved in only one private transaction involving its Common Stock at a price of $3.00 per share. See, "Alternatives Considered."

     The Westwood Group is also not in a position to use its status as a public company to raise capital through sales of securities in a public offering in the future or to acquire other business entities using its stock as the consideration for any acquisition as a result of its limited trading market. Moreover, the Westwood Group is not in a position to offer options to purchase its capital stock as an incentive to prospective employees as a result of this limited trading market.

     The Westwood Group's status as a public company has not only failed to materially benefit its stockholders, but also, in the Board's view and the view of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, places a financial burden on the Westwood Group. As a public company, the Westwood Group incurs direct costs associated with compliance with the Commission's filing and reporting requirements imposed on public companies. To comply with the public company requirements, the Westwood Group incurs approximately $185,000 annually in related expenses as follows:

Independent Auditors........................................  $ 50,000
SEC Counsel.................................................    90,000
Financial Printing..........................................    25,000
Transfer Agent..............................................    15,000
Miscellaneous Costs.........................................     5,000
                                                              --------
  TOTAL.....................................................  $185,000
                                                              ========

     The Westwood Group also incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review these filings which the Westwood Group estimates to be approximately 250 hours per year. Since the Westwood Group has relatively few executive personnel, these indirect costs can be substantial and although there will be no direct monetary savings if the reverse stock split is effected, the time currently devoted to the public process could be devoted to other purposes such as sales, marketing and/or operational projects to further promote the Westwood Group's business.

     The estimates set forth above are only estimates. The actual savings that the Westwood Group may realize may be higher or lower than the estimates set forth above. In light of the current size and resources of the Westwood Group, the Board and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, does not believe that such costs are justified; and therefore, each believes that it is in the best interests of the Westwood Group and its unaffiliated stockholders to eliminate the administrative and financing burden associated with being a public company.

     In addition to such fees and expenses, the recent enactment of the Sarbanes-Oxley Act of 2002 will result in the Westwood Group incurring additional expenses in order to comply with the various requirements thereunder. This new legislation requires the Westwood Group to increase the number of members its board of directors to ensure that it has independent directors necessary to establish the independent audit committee. It would be difficult for the Westwood Group to attract independent directors without obtaining director and officer liability insurance, which would be a significant additional expense. The overall executive time expended on the preparation and review of its public filings will likely significantly increase in order for the chief executive and chief financial officers of the Westwood Group to certify the financial statements in each of its public filings as required under the new law.

     In certain respects, moreover, registration under the 1934 Act, has resulted in the Westwood Group being at a competitive disadvantage with respect to its privately-held competitors as well as possibly assist opponents of greyhound racing. In the Board's view and the view of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, the Westwood Group's competitors and opponents of greyhound racing generally have in the past used such information that the Westwood Group files under the 1934 Act to the detriment of the Westwood Group because such publicly available information can be readily analyzed by its competitors and opponents of greyhound racing rendering the Westwood Group at a competitive disadvantage in the marketplace and open to attack by its opponents at a level not experienced by privately held racetracks. Conversely, the Westwood Group does not have access to similar information with respect to rivals nor can it protect information about its business if it is mandated by federal securities laws to release such information on an annual or quarterly basis.

     The Westwood Group also has faced a number of obstacles over the course of the last several years which have adversely impacted overall stockholder value. Specifically, the Westwood Group continues to be negatively impacted by a strong Massachusetts state lottery, two Indian Casinos in Connecticut and slot machines at the Lincoln, Rhode Island greyhound track. The casinos and Rhode Island track are in close proximity to the Massachusetts border and therefore rely upon their ability to attract Massachusetts patrons. In addition, cruise ships offering casino gambling sailing from the cities of Lynn and Gloucester, Massachusetts also attract patrons away from the Wonderland racetrack. The Westwood Group is at a competitive disadvantage when compared with other New England greyhound racetracks in that it can offer only a very limited amount of simulcasting from thoroughbred racetracks.

     In August 2000, animal rights activists were able to obtain the necessary number of signatures in order to place a binding initiative petition to ban all wagering on greyhound racing within Massachusetts effective June 1, 2001 on the November 2000 Massachusetts ballot. If the initiative had passed, it would have prohibited both live and simulcast wagering at the Westwood Group's Wonderland racetrack facility, thus, in all likelihood, shutting down its principal business. The campaign to defeat the ballot initiative was conducted jointly with the dogtrack in Raynham, Massachusetts through a Ballot Question Committee established in accordance with the campaign finance laws of Massachusetts of substantial expense to the Company. Richard P. Dalton, the Westwood Group's President and Chief Executive Officer, served as the chairman of the committee. This initiative was narrowly defeated in the November 7, 2000 election. Despite the defeat of the initiative and the fact that under Massachusetts law, this ballot initiative cannot be placed on the state-wide ballot again until 2006, the animal rights activists remain active in their attempts to cause the Wonderland racetrack to be permanently closed which may result in additional expense and likely would negatively impact the financial results of the Company. Moreover, the advertising campaign directed at banning greyhound racing continues to negatively affect the image of greyhound racing.

     During 2001, the Westwood Group and the owners of other area racetracks worked to enact legislation which would permit the Westwood Group and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system. On November 17, 2001, the "Act Providing for

Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the acting Governor of Massachusetts. Under this new statute, the Westwood Group and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. This legislation also provides that the Westwood Group is to pay premiums for the right to simulcast interstate thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two commercial horse racetracks. In addition, to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool," which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse account of the individual racetracks responsible for such unclaimed wagers. The Westwood Group also received a one-time grant of $300,035 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment. Finally, the new statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission (although such commission has yet to be established) to study the feasibility of an off-track betting program in Massachusetts. Despite the enactment of this legislation, management does not believe that this new legislation has materially benefited the Westwood Group's overall racing operations since November 2001.

     Management has worked diligently over the past decade in attempting to convince the Governors and the Massachusetts state legislature of the need to allow the Commonwealth's commercial racetracks to offer their patrons expanded gaming opportunities. While various legislation has been introduced, including for the upcoming legislative session, the Massachusetts state legislature took no action on gaming in the years 2000, 2001 and 2002. On October 3, 2002, the Governor of Massachusetts issued an executive order establishing an exploratory commission to study and report on the potential impact, both positive and negative, of the potential expansion of legalized gaming in Massachusetts. This commission held public hearings in four locations throughout the Commonwealth and reported its findings to the Governor on December 31, 2002.

     This commission's report does not recommend that the Governor and/or the state legislature enact legislation that would expand gaming, but instead focuses on the various ways that the expansion of legalized gaming could possibly impact, both negatively and positively, the Commonwealth and its citizens.

     The work of this commission was divided among four subcommittees. Each subcommittee was assigned to focus exclusively on the potential regulatory, economic development, fiscal or social and cultural impact of the expansion of gaming, respectively. The report describes the findings of each subcommittee with respect to each area to which it was assigned. The following is a summary of the major findings of each subcommittee included in the report which are relevant to the Westwood Group's future business operations.

     The regulations subcommittee studied alternatives for regulations and statutes covering the expansion of gaming. This subcommittee did not propose specific legislation, but rather it identified the following as some of the essential components of any such future legislation: (i) establish one or more state agencies to implement and enforce the legislation; (ii) specify the forms of gambling to be permitted, and the number, nature and locations of gambling establishments to host such expanded gambling; (iii) ensure that crime and other harmful social consequences that may result from expanded gambling are minimized; (iv) determine how gambling revenues are to be accounted for, taxed and distributed; and (v) ensure the integrity of games and that legalized gambling is conducted honestly and free of criminal elements. Any such legislation would in addition need to provide that any approval of an application to license a gambling establishment in a particular city or town must be conditioned on approval by the city or town. Finally, the regulations subcommittee also studied the procedural and legal requirements for the legalization of casino gambling on Native American reservation land and made recommendations and suggestions with regard to negotiating a gambling compact with Native American tribes if the state legislature acted to expand gaming.

     The report then discussed how expanded gambling could potentially impact economic development in the Commonwealth. The economic development subcommittee found that existing research revealed that the type and location of a new gambling operation or operations would play a large role in determining its economic development impact. This subcommittee concluded that the expansion of gaming could have significant economic development potential for the Commonwealth and could lead to creation of a number of new jobs. Potential negative impacts for economic development, according to this subcommittee, included negative effects on existing gaming industries, added economic burdens on host and neighboring town and cities and the possible decline in spending at restaurants and other local entertainment venues.

     The fiscal impacts subcommittee focused on potential revenues to the Commonwealth from gambling expansion, as well as studying possible effects on the state lottery. This subcommittee estimated that total gambling revenue from a single casino could range from $540.9 million to over $1 billion annually. The evidence concerning the effects of expanded gambling on the Massachusetts state lottery was found to be inconclusive, but the report indicated that the introduction of casino gambling would likely have a negative effect on instant (scratch ticket) lottery games.

     The social and cultural impacts subcommittee studied a range of social issues associated with gambling, including impacts on crime, rates of pathological gambling, and the positive social effects of gainful employment. This subcommittee found that gambling expansion is likely to bring an attendant increase in crime volume, as is consistent with increases in visiting populations seen in other large developments across the country, but that there was no evidence conclusively pointing to an increase in crime rates from expanded gaming. This subcommittee further concluded that an increase in legalized gambling opportunities would prove a detriment to the existing population of problem or pathological gamblers and their families.

     Management is unable to predict what, if any, impact this report will have on the overall prospects for the enactment of legislation in Massachusetts to expand legalized gaming. There is no assurance that the release of this report will prompt or thwart the introduction or enactment of such legislation. This is not the first time a commission of this type has been formed. Over the past decade, when similar commissions have proposed the introduction of gaming legislation, numerous bills have been introduced, but legislation has never been enacted despite being supported of by the then Governor of The Commonwealth of Massachusetts and certain state legislators. Moreover, there is no assurance that newly elected Governor Mitt Romney or the state legislature will adopt the findings of this commission. According to published newspaper accounts, Governor Romney has directed his Chief of Commerce and Labor to conduct an independent analysis of the possible expansion of gaming, which is not anticipated to be completed until some time in the spring of 2003. If Governor Romney and/or the state legislature determines to introduce legislation in 2003 to expand gaming, the process to enact gaming legislation could take a number of months, and it is impossible to predict the nature of any such legislation and whether the Westwood Group would in fact benefit from such legislation if ultimately enacted. For example, while the State of New York enacted gaming legislation in 2001 which provided for slot machines at certain New York horse tracks, none of these tracks have elected to introduce slot machines because of the high New York State gaming tax.

     The Board and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, did not take into account the potential expansion of gaming in Massachusetts in determining the fairness to the unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split because the impact and potential benefits of gaming are speculative and unpredictable at this time. Based on the foregoing, each believes that it is prudent to proceed with the proposed reverse stock split at this time while funds are available to consummate the reverse stock split. See "Recommendation of the Board of Directors; Fairness of the Reverse Stock Split" for the discussion of the determination of fairness of the reverse stock split.

     In light of the previously described obstacles and legislative uncertainty surrounding gaming, the Board of Directors and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, determined that it would be in the best interest of unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split to authorize a reverse stock split. The purpose of the reverse stock split is to terminate the equity interests in the Westwood Group of approximately 400 record holders of Common Stock and two record holders of Class B Common Stock that own fewer than 1,500 shares of Common Stock or Class B Common Stock, at a price determined to be fair by the Board of Directors in order to relieve the Westwood Group of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws by deregistering its Common Stock, and to permit small stockholders to receive a fair price for their shares without having to pay brokerage commissions. Moreover, the Board and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, has determined that the proposed reverse stock split provides smaller, unaffiliated stockholders with an expeditious and beneficial mechanism for liquidating their equity interest, particularly in light of the lack of liquidity available to holders of Westwood Group Common Stock at any trading price.

     The Westwood Group presently has approximately 428 stockholders of record, of which approximately 316 own 100 shares or less. In the aggregate, the shares held by these small holders comprise less than 1% of the outstanding capital stock. The administrative burden and cost to the Westwood Group of maintaining records in respect of these numerous small accounts and the associated cost of printing and mailing information to them is, in the Board's view, excessive given the Westwood Group's size. These expenditures result in no material benefit to the Westwood Group. The reverse stock split will enable the Westwood Group to eliminate much of this cost.

     If the reverse stock split is consummated, stockholders owning fewer than 1,500 shares of Common Stock or Class B Common Stock will no longer have any equity interest in the Westwood Group and will not participate in any future earnings of the Westwood Group or any increases in the value of the Westwood Group's assets or operations. Thus, only management, directors and remaining stockholders of the Westwood Group will benefit from any future increase in the Westwood Group's earnings. The stockholders that will continue to have a common equity interest in the Westwood Group after the reverse stock split will own a security, the liquidity of which will be restricted. The share price offered by the Westwood Group to record holders of less than 1,500 shares of Common Stock or Class B Common Stock was not determined in arms length negotiations or on the basis of over the counter trading of the Common Stock and therefore does not necessarily reflect an actual market value of the Common Stock. See "Recommendation of the Board of Directors; Fairness of the Reverse Stock Split" and "Fairness Opinion."

     The reverse stock split will (i) cause the Westwood Group to redeem shares held by approximately 400 holders of record of Common Stock, (ii) not eliminate record holders who hold 1,500 or more shares of Common Stock and Class B Common Stock, (iii) reduce the number of shares, on a pro-rata basis, held by the holders of record who hold 1,500 or more shares of Common Stock and Class B Common Stock, and (iv) change the percent of Common Stock held by the remaining stockholders to 100%.

     Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to initiate a tender offer in order to provide holders of Common Stock and Class B Common Stock (other than officers and directors of the Westwood Group) who do not receive a cash payment pursuant to the reverse stock split an opportunity to tender one post-reverse-split share for a purchase price equal to $6,000 per share, which reflects the product of (i) 1,500 times (ii) the $4.00 per pre-reverse-split share cash payment payable in connection with the reverse stock split.

ALTERNATIVES CONSIDERED

     In making the determination to proceed with the reverse stock split, the Board and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, considered a number of other alternatives to take the company private. As discussed below, however, these other alternatives were ultimately rejected because the Board and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, believed that the reverse stock split would be the simplest and most cost effective approach in which to achieve the purposes described above.

     One alternative that was considered was an issuer tender offer to repurchase shares of outstanding Common Stock. This alternative was dismissed because its results would be too unpredictable. Due to its voluntary nature, it was not certain that a sufficient number of stockholders would participate in a tender offer to reduce the holders of Common Stock to fewer than 300.

     A merger and/or sale of the Company was also determined not to be a viable option due to the greater cost (as compared with a reverse stock split) of acquiring all of the Westwood Group's outstanding stock (other than stock held by officers and directors) which would be cost prohibitive in light of its current financial condition. In addition, the Westwood Group had not been approached by a suitable merger candidate nor did the Board and Messrs. Sarkis, DiMare and Dalton, individually as filing persons, believe that the value of the consideration that a potential acquirer would likely offer to the Westwood Group stockholders would reflect an appropriate return of their investment. Over the past three years, the Westwood Group had received some preliminary inquiries from third parties to purchase its real property, but these inquiries and discussions never resulted in substantive negotiations with a third party and/or entity into any type of purchase and sale agreement. In December 1999, an entity controlled by a stockholder then beneficially holding more than 5% of the Company's Common Stock made an unsolicited, non-binding offer to purchase the property located at 190 VFW Parkway, Revere, Massachusetts for an aggregate purchase price of $10,000,000, which was subsequently increased orally to $12,000,000. The offeror did not actively pursue the acquisition proposal with the Westwood Group beyond his initial inquiry. On August 16, 2000, the Westwood Group entered into a settlement agreement and mutual release with this offeror regarding his equity ownership. Pursuant to this arrangement, the offeror agreed to cancel certain stock options in the Company held by him, sell certain of his shares of common stock in the Company to a third party for $3.00 per share and release the Company and Charles Sarkis from certain alleged claims in consideration for $140,755 and the payment of his legal expenses.

BACKGROUND OF THE PROPOSED REVERSE STOCK SPLIT

     In November 2000, the Board of Directors directed Richard P. Dalton, in his capacity as President, to begin a preliminary examination of the full range of strategic alternatives available to the Westwood Group in an effort to maximize stockholder value, including the advantages and disadvantages of no longer being a public company, particularly in light of the lack of a meaningful trading market for its Common Stock. Mr. Dalton, with the assistance of company counsel, developed an outline of various strategic alternatives available to the Westwood Group as well as the steps necessary to be taken to implement each such alternative, which would be discussed with the entire Board of Directors.

     On January 11, 2001, the Board of Directors met to review strategic alternatives available to the Westwood Group in an effort to maximize stockholder value. All three directors were present at the meeting. The Westwood Group's outside corporate counsel and a representative of Alouette Capital were also present. Richard P. Dalton, in his capacity as President of the Westwood Group, presented the Board with preliminary financial results from the most recently completed fiscal year, which indicated that the Westwood Group continued to experience financial difficulties. The Board discussed at length how the financial burdens of maintaining the Westwood Group's public company status far outweighed any tangible benefits it received as a public company in light of the overall declining revenues and financial condition of the Westwood Group. See "Reasons for and Purposes of the Reverse Stock Split". The Board determined that this financial burden, coupled with the continued challenges that the Westwood Group faced in competing with its competitors and battling opponents of greyhound racing, negatively impacted the overall financial outlook of the Company. Accordingly, the Board decided to proceed to review and discuss possible strategic alternatives available to the Westwood Group. The Westwood Group's counsel discussed the fiduciary obligations that the Board members had to be mindful of in considering the number of strategic alternatives. The Board then discussed the need to engage an investment banker to advise the Board of Directors on pursuing and analyzing strategic alternatives as well as eventually providing a fairness opinion with respect to the price per share payable to its record stockholders. Mr. Dalton stated that he had had conversations with investment banking firms to determine, among other factors, how much experience each investment banking firm had with valuing businesses of comparable size and nature to the Westwood Group and the approximate cost and timetable to advise and, if necessary, deliver a fairness opinion to, the Board of Directors. Based upon these discussions, Mr. Dalton recommended that the Board retain Alouette Capital, Inc. Alouette Capital and its principals have worked closely in the past with the members of the Westwood Group's Board of Directors on matters relating to the Westwood Group as well as advising the Westwood Group's Chairman, Charles Sarkis, with respect to matters relating to his other companies. In addition, Alouette Capital is experienced in matters relating to the valuation of securities and has extensive knowledge of the operations of the Westwood Group. The Board of Directors authorized Mr. Dalton to engage Alouette Capital to serve as the Westwood Group's financial advisor to advise the Board of Directors of strategic alternatives and, if requested, to provide the Board of Directors with a fairness opinion. The terms of Alouette Capital's engagement were finalized in an engagement letter, dated as of January 11, 2001.

     In addition, at this meeting, the Board of Directors authorized Mr. Dalton, to engage an independent third party appraiser to conduct an appraisal of the Westwood Group's real estate as an initial step to assist the Board of Directors in determining the valuation of the Westwood Group.

     The Westwood Group engaged RM Bradley & Co., Inc., an independent third-party valuation and consulting services company located in Boston, Massachusetts, on January 24, 2001 in order to appraise the Westwood Group's real estate. RM Bradley is in the business of providing commercial and residential brokerage, property management, valuation and consulting services to a number of local and national clients. The Westwood Group had engaged RM Bradley in 1998 in connection with its prior credit facility, and, therefore, was familiar with RM Bradley's work, and believed that its familiarity with the real property made this a cost effective engagement. In consideration for its appraisal, the Westwood Group agreed to pay RM Bradley a fee of $7,675.

     At the Westwood Group's instruction, this appraisal valued the real property as vacant land, taking into account the costs of demolition for the racetrack, grandstand, facilities and buildings located on the site, in determining the market value of the property. No other limitations were imposed by the Westwood Group on the scope of RM Bradley's analysis in rendering its appraisal. The property was valued using a sales comparison methodology, in which the appraiser compared the site to similar properties that had been recently sold or were for sale in the proximate geographical area for the period of February 1999 to September 2000. The following commercial land sales were used as comparisons: (i) 101 American Legion Highway, Revere, MA, sold April 27, 1999 for $1,900,000 at $662,945 per acre; (ii) 80 Railway Avenue, Revere, MA, sold on April 29, 1999 for $2,300,000 at $573,280 per acre; (iii) 204 Maple Street, Chelsea, MA, sold on July 16, 1999 for $1,200,000 at $703,936 per acre;
(iv) Route 3A and Field Street, Quincy, MA, sold on August 19, 1999 for $3,500,000 at $554,324 per acre; (v) 1690-1710 Revere Beach Parkway, Everett and Chelsea, MA, sold on May 16, 2000 for $5,725,000 at $829,710 per acre; (vi) 153
Andover Street, Danvers, MA, sold on February 10, 2000 for $9,949,000 at $407,103 per acre; (vii) 465 Centre Street, Quincy, MA, sold on September 5, 2000 for $17,450,000 at $1,246,429 per acre; (viii) 90 Pleasant Valley Street, Methuen, MA, sold on February 12, 1999 for $6,000,000 at $392,362 per acre; (ix) 74 and 100 Foley Street, Somerville, MA, sold on September 8, 1999 for $19,500,000 at $1,176,826 per acre; (x) End of Griffin Way, Chelsea, MA, sold on March 24, 2000 for $5,584,000 at $382,204 per acre; and (xi) 222 Lee Burbank Highway, Revere, MA, sold on January 28, 2000 for $3,188,000 at $1,582,213 per acre.

     In connection with its appraisal, RM Bradley inspected both the buildings and the site with a representative of the Westwood Group. Furthermore, RM Bradley reviewed the general market conditions, local supply and demand characteristics, economic trends in the Boston area, zoning, property tax, and highest and best use of the land as vacant. RM Bradley conducted market data through discussions with municipal employees, interviews with commercial brokers, property managers and brokers, discussions with other appraisers and a review of real estate journals. RM Bradley also attempted to confirm all comparable transactions with a principal or broker involved in the transaction.

     Based on the comparable land sales method described above, RM Bradley appraised the real property at $11,500,000, which was based on approximately
27.3 acres of usable land valued at $420,000 per acre. This appraisal was prepared in accordance with the Uniform Standards of Professional Appraisal Practice, as adopted by the Appraisal Foundation, and the professional standards and ethical rules of the Appraisal Institute.

     On February 13, 2001, the Board of Directors convened again to explore various strategic alternatives. All three directors were present at this meeting. The Westwood Group's outside corporate counsel and representatives of Alouette Capital were also present at this meeting. Mr. Dalton orally reported that the Westwood Group's real property located at 190 V.F.W. Parkway, Revere, Massachusetts was appraised by RM Bradley at $11,500,000.

     In addition, at Mr. Sarkis' request, a representative of Alouette Capital then made a presentation as to the potential strategic alternatives available to the Westwood Group, namely a cash-out merger, a tender offer and a reverse stock split. In addition, the Alouette Capital representative reviewed with the Board various methodologies available to the Board in order to determine the valuation of the Company, including a comparable company analysis, free cash flow analysis and an asset based analysis.

     The Westwood Group's counsel then provided an overview of the fiduciary obligations of the Board and the controlling stockholders in any type of going private transaction.

     The Board of Directors discussed the fact that the Westwood Group was under a financial burden as a result of being a public corporation, and that the SEC required disclosure of financial and other matters placed the Westwood Group at a disadvantage with respect to its privately-owned competitors. Consequently, the Board determined that it was prudent to consider taking the company private.

     The Board then discussed the three potential methods to take the Westwood Group private, namely a cash-out merger, the commencement of a tender offer, or a reverse stock split. An issuer tender offer to repurchase shares of outstanding Common Stock was dismissed because its results would be too unpredictable. Due to its voluntary nature, the Board could not be certain a sufficient number of stockholders would participate in a tender offer to reduce the holders of Common Stock to fewer than 300. A merger and/or sale of the Company was also determined not to be a viable option due to the anticipated cost of acquiring all of the Westwood Group's outstanding stock (other than stock held by officers and directors) which would be cost prohibitive in light of the Company's current financial condition. In addition, the Westwood Group had not been approached by a suitable merger candidate nor did the Board believe that the value of the consideration that a potential acquirer would likely offer to the Westwood Group stockholders would reflect an appropriate return of their investment. In the Board's view, of the three approaches, the reverse stock split was the most appealing since it would be cost effective, the outcome was certain, and it would provide smaller, unaffiliated stockholders with an expeditious and beneficial mechanism for liquidating their equity interests. See "Reasons For and Purpose of the Reverse Stock Split" and "Alternatives Considered." In light of the foregoing, the Board, instructed Mr. Dalton, to explore, with the assistance of counsel, a reverse stock split and determine the detailed steps that would have to be taken in order to effect a reverse stock split.

     The Board of Directors convened again on May 2, 2001. All three directors were present at the meeting. The Westwood Group's outside corporate counsel was also present at the meeting and made a brief presentation to the Board reviewing the advantages and disadvantages discussed above of the reverse stock split and each of the other alternatives. Members of the Board asked a number of questions of counsel and Mr. Dalton, in his capacity as President, concerning the steps required to be taken to implement the reverse stock split, the cost of this type of transaction as compared to the other alternatives that were considered, and the anticipated reaction of shareholders (both those whose entire interest would be repurchased in the transaction and those who would remain shareholders following the transaction) to the transaction.

     A representative of Alouette Capital was also present at this meeting and briefly reviewed the previously discussed methods available to the Board to value the Westwood Group for purposes of a going private transaction.

     The Board of Directors further discussed implementing a reverse stock split combining shares of outstanding Common Stock and Class B Common Stock at a ratio of 1,500 to 1 as a means of going private, subject to receipt by the Westwood Group of a written opinion by Alouette Capital with respect to the fairness of the price to be paid per share to the record holders from a financial point of view. The Board determined based on the number of stockholders holding a nominal number of shares that the reverse stock split ratio of 1,500 for 1 was the appropriate ratio to ensure the reduction in the number of record holders to fewer than 300 persons. The Board determined that the Westwood Group did not have the financial resources to provide complete liquidity to the stockholders holding more than 1,500 shares immediately prior to the reverse stock split. However, in order to provide these remaining stockholders with some economic benefit, the Board proposed that upon the completion of the reverse stock split, the Westwood Group would conduct a tender offer to provide the remaining holders of Common Stock and Class B Common Stock (other than officers and directors) with an opportunity to receive a cash payment equal to that amount a stockholder holding 1,500 shares would receive in connection with the reverse stock split in exchange for one resulting share of either Common Stock or Class B Common Stock. The Board tentatively concluded that the Westwood Group should proceed with the 1,500 for 1 reverse stock split and subsequent tender offer.

     The Board directed Mr. Dalton, with the assistance of counsel, to begin preparing the necessary documentation in connection with the proposed reverse stock split, and requested that Alouette Capital prepare a written report discussing its financial analysis under each of the various valuation methodologies to be presented at the next board meeting.

     Subsequent to the May 2nd meeting, the Board of Directors postponed any further action relating to a potential going private transaction in order to allow Mr. Dalton to focus its time and energy to lobby and work with the Massachusetts state legislature to ensure the extension of the legislation permitting the simulcast broadcasting of thoroughbred races at the Company's Wonderland racetrack. The Board believed that it was prudent to wait to proceed with the going private transaction until final passage of this legislation because proceeding with a going private transaction concurrently with its efforts to lobby for the passage of the legislation might hamper the effectiveness of such lobbying efforts. The simulcast legislation was enacted on November 17, 2001. See "Reasons for Purpose of the Reverse Stock Split."

     Subsequent to the passage of the new simulcast legislation, the Board of Directors determined that it was in the stockholders' best interest to focus on its operations in light of this new legislation rather than proceeding with a going private transaction in the hope that this legislation would possibly enhance the overall value of the company. In addition, during the first half of 2002, Mr. Dalton spent considerable time on negotiating the refinancing of its credit facility. These negotiations resulted in the consummation of a new $6,500,000 credit facility with Boston Federal Savings Bank in September of 2002. One of the several objectives of the refinancing was to cause funds to be available to undertake a repurchase of Common Stock should the Board of Directors decide to do so. See "Financing of the Reverse Stock Split."

     In connection with the refinancing, at the request of Boston Federal Savings Bank, RM Bradley conducted an appraisal on the company's real property. The Westwood Group, at the direction of Boston Federal Savings Bank, paid RM Bradley a fee of $6,500 for its services in connection with this new appraisal.

     Boston Federal Savings Bank instructed RM Bradley to value the real estate as if the land was vacant, taking into account the costs of demolition for the racetrack, grandstand, facilities and buildings located on the site, in determining the market value of the property. No other limitations were imposed on the scope of RM Bradley's analysis in rendering its appraisal. For its appraisal, RM Bradley inspected both the buildings and the site with a representative of the Westwood Group. Furthermore, RM Bradley reviewed the general market conditions, local supply and demand characteristics, economic trends in the Boston area, zoning, property tax, and highest and best use of the land as vacant. RM Bradley conducted market data through discussions with municipal employees, interviews with commercial brokers, property managers and brokers, discussions with other appraisers and a review of real estate journals. RM Bradley also attempted to confirm all comparable transactions with a principal or broker involved in the transaction.

     The commercial land sales compared for this report (some of which were the same properties compared in the previous appraisal report) were as follows: (i) 101 American Legion Highway, Revere, MA, sold on April 27, 1999 for $1,900,000 at $662,945 per acre; (ii) Long Pond Road, Plymouth, MA, sold on February 1, 2001 for $7,200,000 at $485,502 per acre; (iii) Route 1, Saugus, MA, offered on June 1, 2001 for $10,000,000 at $1,000,000 per acre; (iv) Route 3A and Field Street, Quincy, MA, sold on August 19, 1999 for $3,500,000 at $554,324 per acre;
(v) 1690 Revere Beach Parkway, Everett and Chelsea, MA, sold on May 16, 2000, at $5,725,000 at $829,710 per acre; (vi) 153 Andover Street, Danvers, MA, sold on February 10, 2000 for $9,949,000 for $407,079 per acre; (vii) 465 Centre Street, Quincy, MA, sold on September 5, 2000 for $17,480,000 at $1,246,429 per acre;
(viii) Westgate Mall, Brockton, MA, sold on April 1, 2000 for $11,000,000 at $687,071 per acre; (ix) 74 and 100 Foley Street, Somerville, MA, sold on September 8, 1999 for $19,500,000 at $1,176,826 per acre; (x) End of Griffin Way, Chelsea, MA, sold on March 24, 2000 for $5,584,000 at $382,204 per acre; and (xi) 222 Lee Burbank Highway, Revere, MA, sold on January 28, 2000 for $3,188,000 at $1,582,213 per acre.

     This appraisal appraised the real property at $13,650,000, which was based on approximately 26.8 acres of usable land valued at $510,000 per acre. The increase in the per acre price from the 2001 appraisal report is due to the increase in the per acre price of the comparable sales analyzed a year and a half later. This appraisal resulted in an increased valuation of the site of $2,150,000 from the appraisal performed in 2001 using the sales comparison methodology it had used in connection with the prior appraisal. This appraisal was prepared in accordance with the Uniform Standards of Professional Appraisal Practices, as adopted by the Appraisal Foundation and the Professional Standard and ethical rules of the Appraisal Institution.

     In the course of the first ten months after the passage of the new simulcast legislation, the Westwood Group did not observe a significant financial impact on its overall racing operation and, consequently, in the Board's opinion, this statute had little to no positive impact on shareholder value. Accordingly, in September of 2002, the Board of Directors determined that it continued to be in the best interest of its stockholders to proceed with the going private transaction. In addition, the Westwood Group was in a better financial position to move forward with a going private transaction at this time because under the terms of its new credit facility funds were specifically available to repurchase shares of its capital stock in such a transaction.

     On September 17, 2002, the Board of Directors again met to discuss proceeding with the proposed reverse stock split. All three directors were present at the meeting. The Westwood Group's outside corporate counsel and representatives of Alouette Capital attended this meeting as well. The Board again discussed how the burdens and expenses of being a public company greatly outweighed any positive aspects in light of the overall declining revenues and financial condition of the Westwood Group, and that the Westwood Group should not continue to be a public company. The members of the Board also agreed that there was no indication from the Massachusetts state legislature that gaming legislation would be passed anytime in the near future. Consequently, it was determined that it was in the best interest of all stockholders to proceed with the reverse stock split in the manner tentatively agreed upon at the May 2nd board meeting. At this meeting, Alouette Capital presented its written valuation report describing the three types of methodologies it employed to evaluate the fair market per share value of outstanding shares of the

Westwood Group's capital stock, namely (i) the capitalization of free cash flow of the Westwood Group, (ii) the earnings and multiple comparisons to a group of selected publicly traded companies having certain similar financial characteristics to those of the Westwood Group, and (iii) an evaluation of the assets and liabilities of the Westwood Group on a liquidated basis. Based upon these three analyses, Alouette Capital advised the Board that the per share implied valuation range for the shares of the Westwood Group's capital stock was between $1.77 and $3.99. A more detailed discussion of Alouette Capital's valuation report is set forth below under the section entitled "Fairness Opinion of Alouette Capital".

     The Board was also presented with the appraisal described above conducted by RM Bradley for the company's real property that was performed in connection with refinancing of its mortgage debt, which appraised the real property at $13,650,000.

     Following the Board's discussion of Alouette Capital's valuation analysis, its review of most recent real estate appraisal, and in consideration of the fact that the burdens and expenses of being a public company greatly outweigh an positive aspects in light of the overall declining revenues and financial condition of the Westwood Group, the Board unanimously determined the 1,500-for-1 reverse stock split with a per share purchase price equal to $4.00. The $4.00 per share amount exceeds the highest per share price in Alouette Capital's implied per share valuation range by $.01 per share. Based on the factors described below in the section entitled "Fairness of the Reverse Stock Split to Unaffiliated Stockholders Being Redeemed in Connection with the Reverse Stock Split," the Board determined that the $4.00 per share price was fair to unaffiliated stockholders whose stock would be redeemed pursuant to the reverse stock split from a financial point of view and the unaffiliated stockholders who tender one share in connection with the subsequent tender offer. In addition, based upon the factors described in the section below entitled "Fairness of the Reverse Stock Split to Unaffiliated Stockholders Retaining their Interest in the Westwood Group," the Board determined that the reverse stock split would be fair to unaffiliated stockholders who would retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split.

     The Board also unanimously approved that once a reverse stock split was completed, it would then conduct a tender offer in order to provide the remaining holders of Common Stock and Class B Common Stock (other than officers and directors) with an opportunity to receive a cash payment equal to $6,000 for one share post-reverse stock split of either Common Stock or Class B Common Stock. The Board directed Mr. Dalton to proceed to seek stockholder approval of the reverse stock split.

FAIRNESS OPINION OF ALOUETTE CAPITAL

     Pursuant to an engagement letter, dated as of January 11, 2001, the Board engaged Alouette Capital to act as its independent financial advisor in connection with the consideration by the Westwood Group of various strategic and financial alternatives available to it to maximize stockholder value. Alouette Capital is a Boston-based investment bank whose corporate finance activities are focused on small to middle-market companies and it regularly engages in the valuation of businesses and their securities. Alouette Capital provides a broad range of financial advisory services to its clients, ranging from merger and acquisition services, private placements, restructuring engagements, and other advisory services. After interviewing other investment banking firms, the Board selected Alouette Capital as its independent financial advisor on the basis of its experience and expertise in transactions of this nature, its reputation and experience in the investment community, and its historical investment banking relationship with the Westwood Group and Charles F. Sarkis. The Board gave considerable thought to the issue of conflicts of interest in making its decision to engage Alouette Capital as its financial advisor. In making its determination to engage Alouette Capital as its financial advisor in connection with the proposed reverse stock split, the Board considered the potential conflict of interest in selecting a financial advisor which had received substantial fees in the past in connection with providing services to Mr. Sarkis and his companies. However, the Board concluded that despite the potential conflict, based upon Alouette Capital's extensive knowledge of the Westwood Group and its operations, the increased costs that would likely be required in engaging another financial advisor without such knowledge and the Board's judgment that Alouette

Capital's independence had not been compromised, it was nonetheless appropriate to engage Alouette Capital.

     Alouette Capital has previously provided services to the Westwood Group. In September of 1999, Alouette Capital provided a fairness opinion to the Westwood Group in connection with the sale by the Westwood Group of common stock of the Back Bay Restaurant Group, Inc. to Charles F. Sarkis and a repurchase of common stock by the Back Bay Restaurant Group, Inc. In connection with those services, Alouette Capital received $100,000. Alouette Capital also provided advisory services to the Westwood Group in connection with the recent refinancing of its credit facility for which it received a fee from the Company in the amount of $133,750. In addition, Alouette Capital advises Charles F. Sarkis with respect to matters relating to Back Bay Restaurant Group, Inc., a privately held company of which Mr. Sarkis is majority owner, from time to time. In June 2002, Alouette Capital provided advisory services to Back Bay Restaurant Group, Inc. in connection with a recent refinancing of its credit facility for which it received fees in the amount of $330,000. In addition, in October 2002, Alouette Capital provided valuation services of certain securities of Back Bay Restaurant Group, Inc. held by Mr. Sarkis for a fee of $10,000.

     In connection with the consideration by the Board of the merits of the reverse stock split, Alouette Capital was asked under the terms of its engagement letter to perform various financial analyses and deliver to the Board its fairness opinion of the $4.00 per share price based on such analyses. At the September 17, 2002 meeting of the Board, Alouette Capital delivered its oral opinion that the $4.00 per share price determined by the Board to be paid in connection with the reverse stock split is fair from a financial point of view to the stockholders whose stock is being redeemed pursuant to the reverse stock split and the stockholders who tender one share in connection with the subsequent tender offer. On the day following the September 17(th) board meeting, Alouette Capital delivered to the Board its written opinion, dated as of September 17, 2002, that the reverse stock split is fair from a financial point of view to stockholders whose stock is being redeemed pursuant to the reverse stock split. On January 21, 2003, Alouette Capital delivered to the Board an amended opinion, dated as of September 17, 2002, to revise its written opinion to fully reflect its oral opinion delivered at the September 17, 2002 board meeting that the $4.00 per share price to be paid in connection with the reverse stock split is fair from a financial point of view to the stockholders whose stock is being redeemed pursuant to the reverse stock split and the stockholders who tender one share in connection with the subsequent tender offer. Alouette Capital's opinion does not address fairness with respect to the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split.

     THE FULL TEXT OF THE ALOUETTE CAPITAL OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF REVIEW BY ALOUETTE CAPITAL, IS ATTACHED HERETO AS EXHIBIT B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT. THE ALOUETTE CAPITAL OPINION IS ADDRESSED TO THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE WESTWOOD GROUP AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

     Under the terms of its engagement letter, the Westwood Group paid Alouette Capital an advisory fee of $100,000 upon the delivery by Alouette Capital of its opinion to the Board of Directors. In addition, the engagement letter between the Westwood Group and Alouette Capital provides that the Westwood Group will reimburse Alouette Capital for certain of its out-of-pocket expenses and will indemnify Alouette Capital, and its officers, directors and employees against liabilities arising out of its engagement, absent bad faith or gross negligence on the part of Alouette Capital.

     In arriving at its opinion, Alouette Capital among other things: (1) reviewed publicly available historical financial and operating data concerning the Westwood Group including the Annual Reports to Stockholders and Annual Reports on Form 10-K for the previous five years ended December 31, 2001 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002; (2) interviewed certain members of senior management of the Westwood Group to discuss the prospects for the Westwood Group's business; (3) reviewed certain information of the Westwood Group, including financial projections relating to the business, earnings, cash flow, assets and prospects of the Westwood Group prepared by the management of the Westwood Group; (4) reviewed publicly available financial operating and stock market data of selected companies having certain financial characteristics similar to those of Westwood, including growth of revenues, consistency of operating income, operating margins and levels of debt; (5) reviewed the historical market prices and trading volumes of the Westwood Group's Common Stock; (6) reviewed the relationship between the shares' historical market prices and its reported earnings per share data; (7) reviewed an appraisal commissioned by the Westwood Group from RM Bradley & Co., Inc., valuing the real property located at 190 V.F.W. Parkway in Revere, Massachusetts; (8) reviewed an appraisal commissioned by Boston Federal Savings Bank from RM Bradley, valuing this same real property in connection with the September 2002 refinancing of the Westwood Group credit facility; (9) evaluated the Westwood Group's assets and liabilities on a liquidated basis; and (10) reviewed and conducted other financial studies, analyses and investigations as Alouette Capital deemed appropriate.


     No limitations were imposed by the Westwood Group or the Board of Directors on the scope of the Alouette Capital investigation or the procedures to be followed by Alouette Capital in rendering the Alouette Capital opinion, except that Alouette Capital was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of the Westwood Group's business or of its Common Stock and/or Class B Common Stock. In arriving at its opinion, Alouette Capital assumed and relied upon the accuracy and completeness of the financial information provided by the Westwood Group and other information used by Alouette Capital without assuming any responsibility for independent verification of this information and further relied upon the assurances of management of the Westwood Group that they were not aware of any facts that would make the information provided by the Westwood Group inaccurate or misleading. Mark Noonan and John Turner of Alouette Capital met with and had telephonic conversations with the Westwood Group's President, Richard Dalton, and its controller, Larry Krieg, on approximately forty to fifty occasions during the period beginning in January 2001 through September 17, 2002, with the telephone conversations and meetings occurring during the period of January through August 2002 focused primarily on the arrangements to refinance the Company's then existing credit facility and not specifically on the proposed going private transaction. At a number of the in-person meetings regarding the refinancing, representatives of prospective lenders to the Company, such as Boston Federal Savings Bank, Century Bank and Trust Company and First Union Bank were also in attendance. The telephone conversations and meetings after August 2002 were primarily related to the going private transaction. The substance of all of these meetings and telephonic conversations consisted of discussions related to the operating and financial performance of the business, including discussions regarding the company's quarterly and annual financial results, financial outlook, forecasts, liquidity and capital resources. Detailed records of all of these meetings and telephone conversations were not kept.


     The Company provided Alouette Capital with a forecasted statement of income which included forecasted revenues of $16,185,000, forecasted operating expenses of $14,767,000, forecasted depreciation and amortization of $579,000, forecasted income from operations of $839,000, forecasted net interest expense of $412,000, forecasted other expense of $60,000, forecasted income before tax of $367,000, forecasted net income of $367,000, forecasted EBIT of $839,000 and forecasted EBITDA of $1,418,000, respectively. With respect to the financial projections of the Westwood Group, Alouette Capital assumed that these projections were prepared in good faith on a basis reflecting the then best currently available estimates and judgements of the management of the Westwood Group as to the future financial performance of the Westwood Group. In arriving at its opinion, Alouette Capital conducted a limited physical inspection of the properties and facilities of the Westwood Group. The Alouette Capital opinion was necessarily based upon economic, financial, market and other conditions as they existed on, and could be evaluated as of the date of its opinion. In rendering its opinion, Alouette Capital did not give any material weight to the book value of Westwood's Common Stock. Based upon the Westwood Group's balance sheet as of June 30, 2002, the net worth of the Westwood Group was negative and the book value per share would not represent a positive value. Alouette Capital disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date of its opinion.

     In rendering its opinion, Alouette considered among other things, the historical market prices and trading volumes for the Common Stock of the Westwood Group for the preceding five years as reported on the Pink Sheets. Over the approximate five year period from September 1, 1997 through August 31, 2002, the Common Stock of the Westwood Group traded on only thirty-three trading days during the period at prices ranging from a low of $0.50 per share to a high of $3.50 per share.

     Set forth below is a discussion of each of the selected financial analyses that Alouette Capital presented to the Board at the September 17, 2002 meeting. Alouette Capital considered three methods to evaluate the fair market value of the shares. These methods were (i) the capitalization of free cash flow of the Westwood Group, (ii) the earnings and multiple comparisons to a group of selected publicly traded companies having certain similar financial characteristics to those of the Westwood Group, and (iii) an evaluation of the assets and liabilities of the Westwood Group on a liquidated basis. This discussion summarizes all of the procedures involving financial analysis selected and followed by Alouette Capital in rendering this opinion.

     Capitalization of Free Cash Flow Analysis. A capitalization of free cash flow analysis was employed by Alouette Capital to establish an implied per share valuation for the shares. This analysis separates and ascribes value only to the cash flow available to service financing activities, including the possible distribution of dividends to stockholders. Cash that is generated but used to sustain the business (such as increases in working capital expenditures) creates no incremental value to the stockholders. The Westwood Group's free cash flow is then capitalized at the firm's weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm's growth. It is this free cash flow that, when capitalized at an appropriate weighted average cost of capital, and after subtracting claims by debt holders and others, represents the economic value of a firm to its stockholders. In determining the Company's free cash flow, taxes were estimated at 43.5% and subtracted from forecasted December 31, 2002 EBITDA of $1.418 million. Consideration was given to deducting both capital expenditure requirements and changes in working capital but no deductions were taken as it was assumed that all capital expenditures would be funded out of the reserve fund and there would be no changes in working capital based on an assumption of no growth in revenues and the cash operating requirements of the Company. The weighted average cost of capital used in the calculation was 14.45%. This approach resulted in an implied per share valuation of $3.30.

     Publicly Traded Comparable Group of Companies Analysis. In Alouette Capital's opinion, there are no public companies which, as a meaningful part of their business, are in the greyhound racing and/or simulcasting business utilizing a pari-mutual wagering system. However, due to the lack of trading history in the Westwood Group's Common Stock, a comparison with a publicly traded comparable group was desirable. A comparable company analysis was undertaken by Alouette Capital to establish implied ranges for the per share valuation for the shares. Alouette Capital analyzed publicly available historical financial results, including multiples of enterprise value to (i) revenues, (ii) earnings before interest and taxes ("EBIT"), (iii) earnings before interest and taxes and depreciation and amortization ("EBITDA") and multiples of the public market value of equity to net earnings. Alouette Capital examined the financial results and weighted average market multiplies of a group of sixteen (16) publicly traded companies, which consisted of selected companies having certain financial operating characteristics similar to those of the Westwood Group including (a) gross revenues of less than $100,000,000 for the last twelve months; (b) a growth rate in revenues of not more than 5.0% or less than -5.0% for (i) the past 12 months or (ii) on a compounded basis for the last five years; (c) positive EBIT margins (as a percentage of revenues) not in excess of 10.0% over the past 12 months; and (d) levels of debt not in excess of
5.0 times trailing twelve months EBITDA as of the date of each company's most recently publicly filed financial statements. The trailing twelve-month revenue for the Company at June 30, 2002 was $16.562 million versus $17.371 million for the trailing twelve-months ended June 30, 2001 for an annual growth rate of -4.7%. The trailing twelve-month revenue figure at June 30, 1997 was $20.730 million equating to a 5-year compound annual growth rate of -4.4% through the five-year period ending June 30, 2002. The EBIT margin as a percentage of revenues for the trailing twelve months was 5.0%. Finally, the total debt at June 30, 2002 was $5.566 million or 3.97 times trailing twelve-month EBITDA of $1.401 million.

     The sixteen companies comprising the comparable group, which shared certain similar historical financial operating characteristics as those of the Westwood Group, were: (1) Arrow Magnolia International, Inc., manufacturer and distributor of specialty chemical products for sanitation and maintaining equipment; (2) Badger Paper Mills, Inc., producer of paper, paper products and packaging materials; (3) Blonder Tongue Labs, Inc., designer, manufacturer and supplier of a comprehensive line of electronics systems and equipment for the cable television industry; (4) Chicago Rivet & Machine, manufacturer of automatic rivet setting machines and cold formed rivets, fasteners and screw machine parts; (5) CPAC, Inc., manufacturer and distributor of prepackaged chemical formulations, supplies and equipment to the imaging industry, and cleaning and personal products for industrial and consumer use; (6) Document Sciences Corp., developer and marketer of a family of document automation software products and services used in high volume electronic publishing applications; (7) DSI Toys, Inc., designer and distributor of toys and children's electronics; (8) Ecology and Environment, broad-based environmental consulting and testing firm; (9) Hastings Manufacturing, manufacturer of piston rings for automotive and light truck applications for the replacement market;
(10) Outlook Group Corp., printer, packager and marketing company offering client services including contract packaging, collateral information management and distribution, direct marketing components and services, packaging and label materials and specialty print and related services; (11) Pizza Inn, Inc., franchiser and food and supply distributor to a franchise of restaurants operating under the name of "Pizza Inn"; (12) Rocky Shoes & Boots, Inc., manufacturer of men's and women's footwear; (13) Servotronics, Inc., manufacturer of advanced technology products consisting of control components and consumer products, knives and various types of cutlery; (14) SigmaTron International, independent provider of electronic manufacturing services, which include circuit board assemblies; (15) Tufco Technologics, Inc., diversified contract manufacturer and provider of specialty printing services; and (16) Wellco Enterprises, Inc., manufacturer of military combat boots.

     All of the trading multiples of the companies in the comparable group were based on closing stock prices on September 13, 2002. Because no one company within the comparable group was in a similar business or industry as that of Westwood Group, the weighted average multiples of the group as a whole were considered a more relevant factor of the financial analysis of the comparable group. Each of the weighted average multiples were calculated using the sum total of the sixteen company comparable group. As such, each multiple was weighted only by the values of each the sixteen companies as they contributed to the sum total of the numerator and denominator established to calculate each multiple. While individual multiples were calculated for each comparable company, the range of these individual values was not viewed to be as significant because no single company within the group was in a business or industry similar to the Westwood Group. However, the weighted average multiple of Enterprise Value to revenues, EBIT, EBITDA and of market value of equity to net earnings for the group of sixteen companies having similar financial operating characteristics to those of the Westwood Group, taken as a whole, were considered by Alouette Capital to represent a proxy for a reasonable range of the implied public trading value for the Westwood Group Common Stock for the purpose of this analysis.

     Enterprise Value was calculated to equal the sum of (i) the market capitalization of the common equity plus (ii) the face value of any preferred stock or debt obligations as of the most recent balance sheet date available as filed with the Securities and Exchange Commission, less (iii) cash. The comparable group was found to have weighted average multiples of .37x Enterprise Value to trailing twelve months revenues, 8.84x Enterprise Value to trailing twelve months EBIT, 4.79x Enterprise Value to trailing twelve months EBITDA and 12.40x market price to trailing twelve month net earnings ratios. Applying these multiples to the Westwood Group's projected operating results resulted in an implied valuation range for the shares of $1.77 to $3.46 per share before any discount for the lack of liquidity in the Common Stock of the Westwood Group.

     As stated above, while individual multiples were calculated for each comparable company, the range of these multiples was not viewed to be as significant as the weighted mean as no single company was in a business similar to the Westwood Group. The comparable group was found to have multiples of enterprise value to revenues ranging from .08x to .76x, enterprise value to trailing twelve month EBIT ranging from 5.33x to 22.51x, enterprise value to EBITDA ranging from 2.10x to 7.43x, and market price to the trailing twelve month net earnings ranging from (23.60)x to 51.93x. As a multiple of December 31, 2002 forecasted revenues, the comparable range of values for the Westwood Group Common Stock ranged from a low of -$1.87 to a high of $6.10 per share. As a multiple of December 31, 2002 forecasted EBIT, the comparable range of values for the Westwood Group Common Stock ranged from a low of $0.63 to a high of $10.27 per share. As a multiple of December 31, 2002 forecasted EBITDA, the comparable range of values for the Westwood Group Common Stock ranged from a low of -$0.55 to a high of $4.96 per share. As a multiple of December 31, 2002 forecasted earnings, the comparable range of values for the Westwood Group Common Stock ranged from a low of -$6.86 to a high of $12.63 per share.

     None of the public companies utilized in the above analysis for comparative purposes is, of course, identical or directly comparable to the Westwood Group since none are in the greyhound racing business utilizing a pari-mutual wagering system. Accordingly, a complete analysis of the results of the above calculations cannot be limited to a quantitative review of these results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies in the comparable group and other factors that could affect the public trading value of the companies in the comparable group as well as that of the Westwood Group.

     Asset Based Analysis. The asset-based approach to valuation derives a firm's value through an estimate of value to equity stockholders following a hypothetical orderly liquidation of the Westwood Group's assets and the satisfaction of the Westwood Group's obligations to its debtors. This analysis took into account both the $13,650,000 appraisal of the real property done in connection with the Company's refinancing in June 2002 as well as the appraisal conducted in 2001 that appraised the real property at $11,500,000. The values in the two appraisals did not ascribe any value to the existing improvements on the land as the highest and best use of the property did not include the utilization of any of the existing improvements. The asset-based approach utilized the June 30, 2002 balance sheet as its base line. It then adjusted various assets and liabilities to reflect their fair market value.

     In order to determine the value of the equity, based upon the $11,500,000 appraisal of the real property, the fair market value of the liabilities ($7,925,000) was subtracted from the fair market value of the assets ($13,743,000) resulting in an equity value of net assets equal to $5,818,000. Additionally, the value from the exercise of options and warrants ($923,000) was added and sales commissions and demolition costs ($1,075,000) and taxes ($801,000) were subtracted from the $5,818,000 amount to determine the net proceeds of a liquidation of the Company. This analysis would result in $4,865,000 of net proceeds for the stockholders of the Westwood Group in the event of a liquidation and, based upon 1,570,725 outstanding shares (on a fully diluted basis), an implied per share valuation of $3.10 per share.

     In order to determine the value of the equity, based upon the $13,650,000 appraisal of the real property, the fair market value of the liabilities ($7,925,000) was subtracted from the fair market value of the assets ($15,893,000) resulting in an equity value of net assets equal to $7,968,000. Additionally, the value from the exercise of options and warrants ($923,000) was added and sales commissions and demolition costs ($1,183,000) and taxes ($1,435,000) were subtracted from the $7,968,000 amount to determine the net proceeds of a liquidation of the Company. This analysis resulted in $6,273,000 of net proceeds for the stockholders of the Westwood Group in the event of a liquidation and, based upon 1,570,725 outstanding shares (on a fully diluted basis), an implied per share valuation of $3.99 per share.

     The preparation of an opinion as to the fairness of the consideration, from a financial point of view, involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Alouette Capital did not attribute any particular weight to the analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Alouette Capital believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Alouette Capital opinion. In its analyses, Alouette Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Westwood Group's control. The principle assumptions which prevailed at the time the analysis was made were that (i) over the next several years the economy would not improve in a way that would be positive to the Company's principle business activities, and
(ii) that the greyhound racing and simulcast businesses currently conducted at the Wonderland Racetrack would not enjoy meaningful growth in revenues or profitability. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Additionally, analyses relating to the value of business do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     Based on the evidence presented above and the analysis it conducted, Alouette Capital determined that the proposed $4.00 per share price would be fair, from a financial point of view, to the holders of the Westwood Group's Common Stock or Class B Common Stock whose stock is being redeemed pursuant to the reverse stock split and the stockholders who tender one share in connection with the subsequent tender offer.

THE EFFECTS OF THE REVERSE STOCK SPLIT

     The reverse stock split will reduce the number of record stockholders from approximately 428 to approximately 28. Termination of registration of the Common Stock under the 1934 Act would substantially reduce the information required to be furnished by the Westwood Group to its stockholders and to the Commission and would make provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b) of the 1934 Act in connection with stockholders meetings and the related requirement of an annual report to stockholders, no longer applicable. Accordingly, for a total expenditure by the Westwood Group of up to approximately $611,000, the Westwood Group will eliminate the estimated cost and expense of being a public company of approximately $185,000 on an annual basis at annual expense levels, which are anticipated to increase in the future. The Westwood Group intends to apply for termination as soon as practicable following completion of the reverse stock split.

     The effect of the reverse stock split on a Company's stockholder will depend on the number of shares that such stockholder owns. For a stockholder holding 1,500 or more shares of either Common Stock or Class B Common Stock, all shares of their stock will be converted into one or more shares of Common Stock or Class B Common Stock, as the case may be, on a 1,500 for one basis with fractional shares resulting for any number of shares that are not divisible by 1,500. Such remaining stockholders will be able to participate in the proposed tender offer to take place provided the proposed reverse stock split is consummated. For stockholders holding less than 1,500 shares of either Common Stock or Class B Common Stock, all shares of either Common Stock or Class B Common Stock, as the case may be, will be exchanged for a cash payment. No affiliated stockholders of the Westwood Group holds less than 1,500 shares of Common Stock or Class B Common Stock. Stockholders holding stock in their "street name" through a nominee, such as a bank or broker, should contact their nominee to determine how the reverse stock split will affect them because nominees may have certain required procedures that a stockholder must follow.

     The reverse stock split will slightly increase the percentage ownership of each of Messrs. Sarkis, Dalton and DiMare. Mr. Sarkis' percentage of ownership of Common Stock will increase approximately 4.6%, and his percentage ownership of Class B Common Stock will increase approximately 0.2%. Mr. Dalton's percentage of ownership of Common Stock will increase approximately 3.0%. Mr. DiMare's percentage of ownership of Common Stock will increase approximately 7.5%. See "Security Ownership of Beneficial Owners and Management". Because each of Messrs. Sarkis, Dalton and DiMare will not be redeeming shares of Common Stock and/or Class B Common Stock in connection with the reverse stock split, each will not recognize any gain or loss for federal income tax purposes. See "Certain Federal Income Tax Consequences." The effects of the reverse stock split as of and for the period ending September 30, 2002 on each of Messrs. Sarkis, Dalton and DiMare's interest in the net book value of the Westwood Group is ($29,017) or (7.3%), ($767) or (12.7%), and ($3,929) or
(7.8%), respectively. The effects of the reverse stock split for the same period on each of Messrs. Sarkis, Dalton and DiMare's interest in the net earnings of the Westwood Group is ($9,950) or (7.2%), $0, or 0%, and ($1,201) or (6.8%),
respectively.


POTENTIAL DETRIMENTS OF THE REVERSE STOCK SPLIT TO STOCKHOLDERS; ACCRETION IN OWNERSHIP AND CONTROL OF CERTAIN STOCKHOLDERS

     The stockholders owning fewer than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the effective time of the reverse stock split will, after the reverse stock split takes place, no longer have any equity interest in the Westwood Group and therefore will not participate in its future potential earnings or growth. It is expected that all but 28 stockholders will be cashed out in the reverse stock split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Westwood Group unless they purchase an interest from the remaining stockholders.

     The reverse stock split will require stockholders who own less than 1,500 shares of either Common Stock or Class B Common Stock to involuntarily surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares until they determine to sell their shares at a price of their choosing. The ownership interest of the smaller stockholders will be terminated as a result of the reverse stock split, but the Board concluded that the completion of the reverse stock split will be an overall benefit to these stockholders because of the illiquidity issues discussed above.

     Potential detriments to the Westwood Group stockholders who remain as stockholders if the reverse stock split is effected includes decreased access to information and decreased liquidity. If the reverse stock split is effected, the Westwood Group intends to terminate the registration of its Common Stock under the 1934 Act. As a result of the termination, the Westwood Group will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to initiate a tender offer as previously described. The Westwood Group does not foresee any reason that it will not promptly initiate the proposed tender offer subsequent to the consummation of the reverse stock split.

EFFECT OF THE PROPOSED REVERSE STOCK SPLIT ON OPTION HOLDERS

     The number of shares underlying each outstanding stock option will be decreased by a factor of 1,500, and the exercise price of each outstanding stock option will be increased by a factor of 1,500 as a result of the reverse stock split. As of the record date, there are options granted to purchase an aggregate of 92,500 shares of Common Stock which are held by three option holders, Charles Sarkis, Richard Dalton and A. Paul Sarkis.

FINANCIAL EFFECT OF THE REVERSE STOCK SPLIT

     The reverse stock split and the use of up to approximately $611,000 of cash to complete the reverse stock split, which includes legal costs and other expenses related to the transaction, are not expected to have any material effect on the Westwood Group's capitalization, liquidity, results of operations or cash flow. The payments to record holders of fewer than 1,500 shares of Common Stock or Class B Common Stock will be made from funds designated under the Westwood Group's credit facility with Boston Federal Savings Bank for this purpose, with any remaining portion to be paid out of working capital.

PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial information presents the effect on the Westwood Group's historical financial position of the reverse stock split and the cash payment of $336,100 to record holders of less than 1,500 shares attributable to the reverse stock split. The unaudited condensed pro forma consolidated balance sheet as of September 30, 2002 reflects the transaction as if it occurred on the balance sheet date. The unaudited condensed pro forma consolidated statements of income/operations for the year ended December 31, 2001 and the nine months ended September 30, 2002 reflect the transaction as if it occurred at the beginning of each of the periods presented.

     The unaudited condensed pro forma consolidated balance sheet is not necessarily indicative of what the Westwood Group's financial position would have been if the reverse stock split had been effected on the date indicated, or will be in the future. The information shown on the unaudited condensed pro forma consolidated statements of income/operations is not necessarily indicative of the results of operations.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                         UNAUDITED CONDENSED PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2002

                                                                      PRO FORMA
                                                       HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                       -----------   -----------     -----------
                                             ASSETS
CURRENT:                                                              $(336,100)(a)
Cash and cash equivalents............................  $   183,182      500,000(c)   $    72,182
                                                                       (274,900)(f)
Restricted cash......................................      568,264                       568,264
Escrowed Cash........................................      347,654                       347,654
Prepaid expenses and other current assets............      230,650                       230,650
Notes receivable from officers -- current............      550,440                       550,440
                                                       -----------    ---------      -----------
     Total current assets............................    1,880,190     (111,000)       1,769,190
PROPERTY AND EQUIPMENT, NET..........................    4,879,169                     4,879,169
NOTES RECEIVABLE FROM OFFICERS -- LONG-TERM..........      628,846                       628,846
OTHER ASSETS, net of amortization of $8,303..........      320,025        8,303(d)       328,328
                                                       -----------    ---------      -----------
     Total assets....................................  $ 7,708,230    $(102,697)     $ 7,605,533
                                                       ===========    =========      ===========
                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Note payable.........................................  $    82,896                   $    82,896
Accounts payable and accrued liabilities.............    1,218,517     (274,900)(f)    1,145,617
                                                                        202,000(g)
Other liabilities....................................      318,525                       318,525
Outstanding pari-mutuel tickets......................      585,567                       585,567
Current maturities of long-term debt.................       89,159        8,000(c)        97,159
                                                       -----------    ---------      -----------
     Total current liabilities.......................    2,294,664      (64,900)       2,229,764
LONG-TERM DEBT, less current maturities..............    5,310,841      492,000(c)     5,802,841
OTHER LONG-TERM LIABILITIES..........................      722,574                       722,574
                                                       -----------    ---------      -----------
     Total liabilities...............................    8,328,079      427,100        8,755,179
                                                       -----------    ---------      -----------
STOCKHOLDERS' DEFICIENCY:
  Common stock, $.01 par value; authorized 3,000,000
     shares; 1,944,409 and 1,296 shares issued.......       19,444      (19,431)(a)           13
  Class B common stock, $.01 par value, authorized
     1,000,000 shares; 912,615 and 608 shares
     issued..........................................        9,126       (9,120)(a)            6
Additional paid-in capital...........................   13,379,275       28,551(a)    13,407,826
Accumulated deficit..................................   (5,808,061)       8,303       (6,001,758)
                                                                       (202,000)(g)
Other comprehensive loss.............................     (254,851)                     (254,851)
Treasury stock, at cost 1,593,799 and 1,118..........   (7,964,782)    (336,100)(a)   (8,300,882)
                                                       -----------    ---------      -----------
     Total stockholders' deficiency..................     (619,849)    (529,797)      (1,149,646)
                                                       -----------    ---------      -----------
     Total liabilities and stockholders'
       deficiency....................................  $ 7,708,230    $(102,697)     $ 7,605,533
                                                       ===========    =========      ===========

    See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                         UNAUDITED CONDENSED PRO FORMA
                        CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2001

                                                                     PRO FORMA
                                                      HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                      -----------   -----------     -----------
OPERATING REVENUES:
Pari-mutuel commissions.............................  $13,496,411   $               $13,496,411
Admissions..........................................    1,490,150                     1,490,150
Other...............................................    1,996,224                     1,996,224
                                                      -----------   -----------     -----------
Total operating revenues............................   16,982,785                    16,982,785
                                                      -----------   -----------     -----------
OPERATING EXPENSES:
  Wages, taxes and benefits.........................    6,394,118                     6,394,118
  Purses............................................    3,807,916                     3,807,916
  Cost of food and beverage.........................      437,421                       437,421
  Administrative and operating......................    5,208,220      (185,000)(b)   5,023,220
  Depreciation and amortization.....................      535,633                       535,633
                                                      -----------   -----------     -----------
Total operating expenses............................   16,383,308      (185,000)     16,198,308
                                                      -----------   -----------     -----------
INCOME FROM CONTINUING OPERATIONS...................      599,477       185,000         784,477
                                                      -----------   -----------     -----------
OTHER INCOME (EXPENSE):
  Interest expense, net.............................     (514,632)      (40,000)(e)    (554,632)
  Other expense, net................................      (20,459)                      (20,459)
  Change in accounting estimates....................    1,058,007                     1,058,007
                                                      -----------   -----------     -----------
  Total other income, net...........................      522,916       (40,000)        482,916
                                                      -----------   -----------     -----------
  Income from continuing operations before income
     taxes..........................................    1,122,393       145,000       1,267,393
PROVISION FOR INCOME TAXES..........................       46,386                        46,386
                                                      -----------   -----------     -----------
INCOME FROM CONTINUING OPERATIONS...................  $ 1,076,007   $   145,000     $ 1,221,007
                                                      ===========   ===========     ===========
BASIC AND DILUTED PER SHARE DATA:
  Income from continuing operations.................  $      0.85                   $  1,553.44
  Shares used in computing income per share.........    1,263,225    (1,262,439)            786
                                                      ===========   ===========     ===========
RATIO OF EARNINGS TO FIXED CHARGES..................         2.69                          2.91
                                                      ===========                   ===========

    See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                         UNAUDITED CONDENSED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2002

                                                                     PRO FORMA
                                                      HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                      -----------   -----------     -----------
OPERATING REVENUES:
Pari-mutuel commissions.............................  $ 9,783,166   $               $ 9,783,166
Admissions..........................................      137,219                       137,219
Other...............................................    2,134,513                     2,134,513
                                                      -----------   -----------     -----------
Total operating revenues............................   12,054,898                    12,054,898
                                                      -----------   -----------     -----------
OPERATING EXPENSES:
  Wages, taxes and benefits.........................    4,638,296                     4,638,296
  Purses............................................    2,648,312                     2,648,312
  Cost of food and beverage.........................      390,786                       390,786
  Administrative and operating......................    3,747,601      (131,000)(b)   3,616,601
  Depreciation and amortization.....................      467,038                       467,038
                                                      -----------   -----------     -----------
Total operating expenses............................   11,892,033      (131,000)     11,761,033
                                                      -----------   -----------     -----------
INCOME FROM OPERATIONS..............................      162,865       131,000         293,865
                                                      -----------   -----------     -----------
OTHER EXPENSE:
  Interest expense, net.............................     (304,438)      (30,000)(e)    (334,438)
  Other expense, net................................      (44,363)                      (44,363)
                                                      -----------   -----------     -----------
     Total other expense, net.......................     (348,801)      (30,000)       (378,801)
                                                      -----------   -----------     -----------
Loss before provision for income taxes..............     (185,936)      101,000         (84,936)
PROVISION FOR INCOME TAXES..........................       28,480                        28,480
                                                      -----------   -----------     -----------
NET LOSS............................................  $  (214,416)  $   101,000     $  (113,416)
                                                      ===========   ===========     ===========
BASIC AND DILUTED PER SHARE DATA:
  Net loss..........................................  $     (0.17)                  $   (144.30)
  Shares used in computing loss per share...........    1,263,225    (1,262,439)            786
                                                      ===========   ===========     ===========
RATIO OF EARNINGS TO FIXED CHARGES..................         0.53                          0.79
                                                      ===========                   ===========

    See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

            NOTES TO THE UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed pro forma consolidated financial statements (the "pro forma financial statements") and related notes are unaudited. In the opinion of management, the pro forma financial statements include all adjustments necessary for a fair presentation of the Westwood Group's financial position and results of operations for the periods presented. These financial statements should be read in conjunction with the audited financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the Securities and Exchange Commission and attached as Exhibit C to this proxy statement.

     In accordance with the rules and regulations of the Securities and Exchange Commission, unaudited financial statements may omit or condense certain information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles. However, the Westwood Group believes that the notes to the financial statements contain disclosures adequate to make the information presented not misleading.

     The pro forma financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

     The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the Westwood Group.

2.  PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the historical financial statements of the Westwood Group based upon assumptions made by management for the purpose of preparing the unaudited Pro Forma Statements of Income/Operations and the Pro Forma Balance Sheet.

          a) To record the effects of the reverse stock split and payment for the purchase of 84,025 shares at $4.00 per share. The 84,000 shares being acquired does not include up to an aggregate of 30,000 shares of Common Stock and 10,500 shares of Class B Common Stock which may be purchased in a tender offer. In addition, subsequent to the reverse stock split, earnings per share will be retroactively restated for all periods presented to reflect the stock split as if it occurred at the beginning of the earliest period presented.

          b) To record the cost savings resulting from not being a public company. These savings include the following items:

                                                                           NINE MONTHS
                                                            YEAR ENDED        ENDED
                                                           DECEMBER 31,   SEPTEMBER 30,
                                                               2001           2002
                                                           ------------   -------------
Audit costs associated with Form 10-K procedures and
  reporting;                                                 $ 20,000       $     --
Costs associated with review of Forms 10-Q;                    30,000         27,000
Legal costs associated with being an SEC Reporting
  Company;                                                     90,000         68,000
Printing costs associated with filing of Forms 10-K and
  10-Q;                                                        25,000         20,000
Transfer Agent costs; and                                      15,000         12,000
Miscellaneous                                                   5,000          4,000
                                                             --------       --------
Total                                                        $185,000       $131,000
                                                             ========       ========

     These costs as listed above are directly related to the cost of being a public company. Recurring costs consist of the cost of an audit of approximately $50,000 and legal fees of approximately $50,000 per year which are considered to be normal costs for services to a non-public company. These costs are included in the historical statement of operations for the periods presented.

          c) To record borrowings under the Westwood Group's credit facility to finance the transaction. The credit facility provides for borrowings up to $6.5 million, which includes $500,000 to be used for the going private transaction. The borrowings bear interest at 6.5% and are payable in 34 monthly installments of $36,461 with a final payment of $5,131,586 on September 1, 2005.

          d) To reverse amortization of deferred debt expense.

          e) To record interest on borrowings used to finance the transaction and amortize deferred debt expense. Deferred debt expenses will be amortized on a straight line basis over the thirty-four month life of the loan.

          f) To record payment of the costs of the going private transaction.

          g) To accrue the unrecorded costs of the going private transaction.

3.  DISCONTINUED OPERATIONS

     The historical results of operations for the year ended December 31, 2001 present income from continuing operations, and accordingly do not reflect a gain of $351,000 from the discontinued harness racing subsidiary.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of the Westwood Group, which are incorporated by reference into this proxy statement. See "Incorporation of Certain Documents by Reference." The pro forma changes indicated above are in accordance with paragraph 12 of Accounting Principles Board Opinion No. 6.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REVERSE STOCK SPLIT

     The Westwood Group and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, believes that the reverse stock split is fair to the Westwood Group unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split. The discussion below analyzes all of the material factors, both positive and negative, considered by each of the filing persons in reaching its fairness determination. All references to considerations and conclusions by the Board as to the substantive fairness and to factors considered by the Board apply to Messrs. Sarkis, DiMare and Dalton individually as well. Each of Messrs. Sarkis, DiMare and Dalton adopts the Board's analysis set forth below as his own. The Board and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, also believes that the process by which the transaction is to be approved is fair to unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and each adopts the Board's analysis of the procedural fairness set forth below as his own. The Board recommends that the stockholders vote for approval and adoption of the amendment and the payment of cash to record holders of fewer than 1,500 shares of Common Stock or Class B Common Stock as described above. Each member of the Board and each officer of the Westwood Group who owns shares of Common Stock or Class B Common Stock has advised the Westwood Group that he intends to vote his shares in favor of the reverse stock split.

  FAIRNESS OF THE REVERSE STOCK SPLIT TO UNAFFILIATED STOCKHOLDERS BEING REDEEMED IN CONNECTION WITH THE REVERSE STOCK SPLIT

     The Board of Directors unanimously approved the reverse stock split and recommends the reverse stock split to the Westwood Group's stockholders for approval. In determining the cash consideration to be paid to record holders of fewer than 1,500 shares of Common Stock or Class B Common Stock, the Board of Directors reviewed and considered: (1) the lack of a trading market for the Westwood Group's shares; (2) the valuation advice and fairness opinion of Alouette Capital; (3) the current market price of the Common Stock and the lack of liquidity thereof; (4) historical market prices of the Common Stock over the last two years; (5) the purchase prices paid in the most recent public transactions in the Common Stock; (6) the lack of dividends declared or paid on the Common Stock and the restriction on payment of dividends in light of the Class B Common Stock; (7) the opportunity presented by the reverse stock split for the record holders owning fewer than 1,500 shares of Common Stock and/or Class B Common Stock to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market of the Common Stock;
(8) the future cost savings that will inure to the benefit of the Westwood Group and its continuing stockholders as a result of the Westwood Group deregistering its Common Stock under the 1934 Act; (9) the competitive disadvantage the Westwood Group suffers from being required to disclose information that its competitors do not disclose in that, to its knowledge, most of the Westwood Group's competitors are privately held; and (10) appraisal reports prepared by RM Bradley & Co., Inc., dated as of January 21, 2001 and July 25, 2002, respectively. The Board of Directors did not assign any specific weight to these factors, however in their considerations individual members of the Board of Directors may have given differing weights to different factors. Each member of the Board of Directors considered each of the positive and negative factors listed above and discussed in more detail below in reaching the determination that the proposed reverse stock split is fair to unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split.

  Fairness Opinion.

     Once the Board determined that taking the Westwood Group private was in the best interests of the Westwood Group unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split and those holders who tender one share in connection with the subsequent tender offer, the Board engaged Alouette Capital to perform various financial analyses as discussed is greater detail below under the caption, "Fairness Opinion of Alouette Capital." Alouette Capital used three methods to evaluate the per share price of the Westwood Group's equity: (i) capitalization of free cash flow of the Westwood Group, which resulted in an implied per share valuation of $3.30 per share; (ii) the earnings and multiple comparisons to a group of selected publicly traded companies which resulted in a range of $1.77 to $3.46 per share; and (iii) evaluation of the assets and liabilities of the Westwood Group on a liquidated basis, which resulted in a per share valuation of $3.10 to $3.99. The Board adopted these analyses as its own and came to the conclusion that $4.00 per share is fair to the stockholders, including unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split and those holders who tender one share in connection with the subsequent tender offer.

  Lack of liquidity and current and historical trading prices.

     The Board of Directors reviewed the Company's historical market price of the shares of stock as traded on the Pink Sheets. Based on this information, the Board took into consideration that during the five year period between September 1997 and August 2002, the Westwood Group's Common Stock traded on only thirty-three days, with the highest trading price taking place in February 1999 at a price of $3.50 per share. During 2002, the Westwood Group's Common Stock traded on only thirteen days prior to the initial public filings made in connection with the proposed reverse stock split, with the highest trading price at $1.25 per share. Therefore, unaffiliated stockholders who hold less than 1,500 shares of Common Stock or Class B Common Stock immediately prior to the reverse stock split are receiving a significant premium for the shares pursuant to the reverse stock split as well as providing liquidity to these stockholders without incurring brokerage costs.

     Moreover, unaffiliated stockholders may elect to remain stockholders of the Westwood Group by acquiring sufficient shares so that they hold at least 1,500 shares of either Common Stock or Class B Common Stock in their account immediately prior to the reverse stock split, which allows them to control the decision as to whether to remain stockholders after the reverse stock split is effected or to receive cash consideration offered in connection with the reverse stock split.

     The Westwood Group and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, took note of the recent purchases of the Company's Common Stock ranging from $4.50 to $8.00 per share after the initial public filings were made with respect to the contemplated reverse stock split. The filing persons, however, determined that the increase in the recent share prices of the Company's Common Stock was insignificant and does not alter the analysis or their conclusion that the proposed reverse stock split is fair to the unaffiliated stockholders of the Company. The Westwood Group and each of Messrs. Sarkis, DiMare and Dalton, individually as filing persons, do not believe that the recent share prices are representative of the Common Stock's fair market value because of the lack of liquidity of the Company. In addition, the Company's Common Stock is lightly traded, and therefore, a few trades have a disproportionate impact on trading price. Furthermore, each of the filing persons presume that the increase in the recent share prices of the Company's Common Stock is in response to the public filings made with respect to the contemplated reverse stock split and believe that purchases of shares of Common Stock based on the size of the trades were most likely made by stockholders who hold less than 1,500 shares of Common Stock who do not wish to be cashed out in the proposed reverse stock split.

     In addition, the Board considered factors that went against determining that the proposed reverse stock split is fair to unaffiliated stockholders who are being redeemed in connection with reverse stock split. First, of all, after the reverse stock split is completed, it is anticipated that there will be no public market for the Company's Common Stock, and therefore, stockholders will not be able to liquidate their shares on the public market. However, because there were only thirteen days with trades during 2002 prior to the initial public filings made in connection with the reverse stock split, the current public market is already illiquid. Therefore, the increased illiquidity of Westwood Group stock will have little impact on the stockholders who will retain their shares upon the completion of the proposed reverse stock split.

  Net Book Value.

     The net book value of the Company is negative, and therefore, the Board did not believe it to be a meaningful indicator as to the value of the Westwood Group.

  Going Concern Value.

     The Board concluded that the going concern value of the Westwood Group was equivalent to the valuations obtained by Alouette Capital in applying the capitalization of free cash flow analysis and publicly traded comparable group of companies, and that such analyses were appropriately factored into Alouette Capital's analyses.

  Liquidation Value.

     The Board concluded that the liquidation value of the Westwood Group's assets was appropriately factored into Alouette Capital's analysis on an asset basis.

  Purchase prices paid in previous purchases of Common Stock.

     During the past two years, none of Messrs. Sarkis, DiMare or Dalton nor the Westwood Group purchased shares of the Westwood Group's Common Stock. Therefore, this factor was not relevant in the Board's fairness determination.

  Firm offers to acquire control of the Westwood Group.

     During the past two years, the Westwood Group has not received any offers for the merger, consolidation of the Westwood Group with or into another company, or the sale or transfer of all or substantially all of the Westwood Group's assets, or a purchase of the Westwood Group's securities by another person that would enable such other person to exercise control of the Company. Therefore, this factor was not relevant in the Board's fairness determination.

  Lack of Dividends.

     The Westwood Group has not declared or paid dividends on the Common Stock during 2002, 2001, 2000, 1999, or 1998, and the Board of Directors does not anticipate declaring a dividend in the near future. In addition, the Westwood Group has not paid a cash dividend on its Class B Common Stock to date, and the Board does not anticipate declaring such a dividend in the near future. Therefore, the Board determined that there has been no benefit to unaffiliated stockholders from a dividend standpoint, and any unaffiliated stockholder being redeemed in connection with the reverse stock split will not likely be relinquishing future dividends.

  FAIRNESS OF THE REVERSE STOCK SPLIT TO UNAFFILIATED STOCKHOLDERS RETAINING THEIR INTEREST IN THE WESTWOOD GROUP

    Fairness Opinion.

     The Board adopted Alouette Capital's analyses described in the previous section under "Fairness Opinion" as its own and came to the conclusion that $4.00 per share is fair from a financial point of view to those unaffiliated stockholders retaining an interest in the Westwood Group with respect to their tendering of one share in connection with the proposed subsequent tender offer. Alouette's fairness opinion is not relevant to and does not address fairness with respect to those unaffiliated stockholders who will retain an interest in the Westwood Group, except with respect to their tendering of one share in the proposed tender offer.

  Lack of liquidity and current and historical trading prices.

     As a part of its consideration, the Board also examined the negative consequences to these unaffiliated stockholders following the reverse stock split by holding shares of Common Stock, which will no longer be publicly traded. The Board, however, considered this to be a minor consequence due to the fact that the Westwood Group's Common Stock is currently only traded on the Pink Sheets infrequently and at minimal volume, and is thus already relatively illiquid due to the lack of a meaningful trading market as described under this heading in the previous section. The Board determined that the likely increase in illiquidity was insignificant compared to the previously discussed benefits that these unaffiliated stockholders and the Westwood Group would gain by going private.

  Net Book Value.

     The net book value of the Company is negative, and therefore, the Board did not believe it to be a meaningful indicator as to the value of the Westwood Group.

  Going Concern Value.

     The Board's analysis with respect to those unaffiliated stockholders retaining an interest in the Westwood Group with respect to their tendering of one share in connection with the proposed subsequent tender offer is described in the previous section under "Going Concern Value." The Board did not believe that this factor is relevant to fairness with respect to those unaffiliated stockholders who will retain an interest in the Company, except with respect to their tendering of one share in the subsequent proposed tender offer.

  Liquidation Value.

     The Board concluded that the liquidation value of the Westwood Group's assets was appropriately factored into Alouette Capital's analysis on an asset basis with respect to the unaffiliated stockholders who will retain an interest in the Westwood Group with respect to their tendering of one share in connection with the subsequent proposed tender offer. The Board did not believe that this factor is relevant to fairness with respect to those unaffiliated stockholders who will retain an interest in the Company and except with respect to their tendering of one share in the subsequent proposed tender offer.

  Purchase prices paid in previous purchases of Common Stock.

     During the past two years, none of Messrs. Sarkis, DiMare or Dalton nor the Westwood Group purchased shares of the Westwood Group's Common Stock. Therefore, this factor was not relevant in the Board's fairness determination.

  Firm offers to acquire control of the Westwood Group.

     During the past two years, the Westwood Group has not received any offers for the merger, consolidation of the Westwood Group with or into another company, or the sale or transfer of all or substantially all of the Westwood Group's assets, or a purchase of the Westwood Group's securities by another person that would enable such other person to exercise control of the Company. Therefore, this factor was not relevant in the Board's fairness determination.

  Stockholder Rights.

     The Board examined the fact that the proposed reverse stock split will not materially change the rights, preferences or limitations of those unaffiliated stockholders who will retain an interest in the Westwood Group subsequent to the consummation of the reverse stock split. Unaffiliated stockholders who are retaining an equity interest in the Westwood Group will have a slight increase in their percentage of ownership. In addition, these unaffiliated stockholders have some control as to whether they will retain an interest in the Westwood Group after the completion of the reverse stock split. Just as unaffiliated stockholders who hold less than 1,500 shares of Common Stock may purchase additional shares to bring their holdings to greater than 1,500 shares, these unaffiliated stockholders may sell shares of Common Stock to bring their equity interest to below 1,500 shares, and, therefore, be in a position to be cashed out pursuant to the reverse stock split.

  Termination of Publicly Available Information.

     Upon completing the reverse stock split and termination of the Westwood Group's status as a public company, it will no longer be required to file periodic reports. Consequently, the unaffiliated stockholders who will be retaining an equity interest in the Westwood Group will not have available to them the information regarding the Westwood Group's operations and results that are currently available to them without formally requesting the same from the Company. The Board did not find that this consequence of the reverse stock split affected the transaction's fairness because these unaffiliated stockholders still retain the right to obtain certain information from the Westwood Group under Delaware law. Under Delaware law, a stockholder has the right to request in writing to inspect a company's books and records and receive copies thereof for any purpose reasonably related to such person's interest as a stockholder. At this time, the Westwood Group has yet to determine subsequent to the reverse stock split becoming effective what if any information it will provide to unaffiliated stockholders beyond such requirements of Delaware law.

  Post-Reverse Stock Split Tender Offer.

     Unlike the unaffiliated stockholders being cashed out pursuant to the proposed reverse stock-split, the unaffiliated stockholders remaining stockholders after the reverse stock split will not have the opportunity to be cashed out in full. The Board, however, considered the reverse stock split to be fair to these unaffiliated stockholders because these stockholders will be able to tender one share in exchange for a cash payment as a part of the proposed tender offer. The Westwood Group does not have the funds necessary to complete a tender offer of all of the outstanding shares of Common Stock and Class B Common Stock, and therefore, this was one of the factors in determining to effect a reverse stock split as a means of going private. By allowing these unaffiliated stockholders to tender one share of either Common Stock or Class B Common Stock, the tender offer allows these unaffiliated stockholders, if they choose, to receive a cash payment in exchange for tendering one share equal to the amount that will be received by an unaffiliated stockholder holding 1,500 or less shares in connection with the reverse stock split. Despite the fact that these unaffiliated stockholders will not be able to receive cash for all of their shares on equal terms as those unaffiliated stockholders being redeemed in connection with the reverse stock split, the Board has determined that the reverse stock split is fair to these unaffiliated stockholders because the tender offer provides them with some liquidity.


  Future Cost Savings.

     The Westwood Group currently spends approximately $185,000 annually to comply with public company requirements, as well as other substantial indirect costs, such as the executive time expended to prepare and review filings. There are 316 stockholders who hold 100 shares or less of stock of the Westwood Group, which comprises less than 1% of the outstanding capital stock. The administrative burden and cost to the Westwood Group to remain a public company, which is described in greater detail under the caption, "Reasons for the Reverse Stock Split," provides no material benefit to the Company. The future cost savings of being a private company will benefit the remaining unaffiliated stockholders.

  PROCEDURAL FAIRNESS TO ALL UNAFFILIATED STOCKHOLDERS

     Each of the members of the Board of Directors also determined that the reverse stock split is procedurally fair to all unaffiliated stockholders. The Board determined that it was not prudent to obtain approval of a majority of the unaffiliated stockholders for the reasons discussed under the caption, "Quorum and Vote Required," and the Board did not retain an unaffiliated representative to act on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative would be an added expense of the reverse stock split transaction and would not be necessary because a majority vote of the unaffiliated stockholders is not being required. In addition, the Board of Directors did not appoint a special committee of the Board given the current composition of the Board. While none of the directors is independent, all three directors unanimously agreed that the reverse stock split is in the best interests of the Westwood Group and its stockholders. Despite the fact that certain procedural safeguards were not employed by the Board, the Board determined that the reverse stock split is procedurally fair to the unaffiliated stockholders because of the safeguards that it did put into place, namely, requiring unanimous board approval, the use of an independent financial advisor, Alouette Capital, to provide an opinion as to the fairness of the $4.00 per share price to be paid to unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split or who participate in the subsequent tender offer, and by utilizing an independent real estate appraiser, RM Bradley, to conduct two separate appraisals of its real property. See "Fairness Opinion of Alouette Capital" and "Background of the Proposed Reverse Stock Split." In addition, unaffiliated stockholders are in a position to control whether or not they remain stockholders after the reverse stock split by acquiring sufficient shares so that they hold at least 1,500 shares immediately prior to the reverse stock split or selling sufficient shares so that they hold less than 1,500 shares immediately prior to the reverse stock split.

CONDUCT OF THE WESTWOOD GROUP'S BUSINESS AFTER THE REVERSE STOCK SPLIT

     The Westwood Group expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the reverse stock split is not anticipated to have any effect upon the conduct of the business. If the reverse stock split is consummated, all persons beneficially owning fewer than 1,500 shares of Common Stock or Class B Common Stock at the effective time of the reverse stock split will no longer have any equity interest in, and will not be stockholders of, the Westwood Group and therefore will not participate in its future potential or earnings and growth.

     If the reverse stock split is effected, the Westwood Group believes that, based on the Westwood Group's stockholder records, approximately 21 stockholders will remain as holders of Common Stock, beneficially owning 100% of the outstanding Common Stock, and fewer than nine will remain as holders of Class B Common Stock, beneficially owning 100% of the outstanding Class B Common Stock. These individuals, who now own approximately 95% of the fully diluted Common Stock, will own approximately 100% of the fully-diluted Common Stock after the reverse stock split. See "Security Ownership of certain Beneficial Owners and Management." If the reverse stock split is effected, members of the Board and executive officers of the Westwood Group will own approximately 46% of the Common Stock and 88% of the Class B Common Stock.

     The Westwood Group plans, as a result of the reverse stock split, to become a privately held company. The registration of the Common Stock under the 1934 Act will be terminated. In addition, because the Common Stock will no longer be publicly held, the Westwood Group will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and stockholders owning more than 10% of the Common Stock will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the 1934 Act. Further, the Westwood Group will no longer be subject to the periodic reporting requirements of the 1934 Act and will cease filing information with the Commission. Among other things, the effect of this change will be a savings to the Westwood Group in not having to comply with the requirements of the 1934 Act.

     As stated throughout this proxy statement, the Westwood Group believes that there are significant advantages in effecting the reverse stock split and "going private" and the Westwood Group plans to avail itself of any opportunities it has as a private company, including, but not limited to, making itself a more viable candidate with respect to a merger or acquisition transaction with any one of its competitors or entering into some type of joint venture or other arrangement. Although management does not presently have an interest in any transaction nor is management currently in negotiations with respect to any transaction, there is always a possibility that the Westwood Group may enter into an arrangement in the future and the remaining stockholders of the Westwood Group may receive payment for their shares in any transaction in excess of $4.00.

     If the reverse stock split is completed and the Westwood Group terminates its public company status, the Westwood Group will promptly initiate a tender offer for shares of the Westwood Group's Common Stock and Class B Common Stock. The tender offer price per share will be at the same $4.00 price per share received by the stockholders of the Westwood Group in the reverse stock split. Due to the Westwood Group's limited liquidity, the amount of Common Stock or Class B Common Stock that any one stockholder would be permitted to tender will be limited to one share in return for a cash payment equal to the product of (i) 1,500 times (ii) the $4.00 per share cash payment to be made in connection with the reverse stock split. This ceiling would be the highest payment received by any one stockholder as a result of the consummation of the reverse stock split. The purpose of the tender offer is to provide some cash consideration to stockholders of Common Stock and Class B Common Stock who will not receive a cash payment in connection with the reverse stock split.

     Other than as described in this proxy statement, neither the Westwood Group nor its management has any current plans or proposals to effect any extraordinary corporate transaction; such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material anticipated U.S. federal income tax consequences of the reverse stock split. This information is not intended as tax advice to any person, and is not a comprehensive description of all of the tax consequences that may be relevant to holders of the Westwood Group's Common Stock and Class B Common Stock. For example, it does not address special rules applicable to certain persons such as stockholders who are subject to the alternative minimum tax under the provisions of the Internal Revenue Code; nor does the discussion address any consequences arising under the laws of any state, locality or foreign jurisdiction.

     The following discussion is based upon the Internal Revenue Code of 1986, as amended, and the final and temporary Treasury Regulations promulgated under it, published administrative positions of the Internal Revenue Service, and reported judicial decisions, all as now existing and currently applicable, and any or all of which could be changed, possibly on a retroactive basis, at any time.

     Each stockholder of the Westwood Group holding of record prior to the reverse stock split only shares of Common Stock or of Class B Common Stock and who ceases to hold, either directly or indirectly, any such shares of the Westwood Group after the reverse stock split will recognize gain or loss for federal income tax purposes measured by the difference, if any, between the cash received by the stockholder in the reverse stock split and the stockholder's basis in the shares surrendered in the reverse stock split. This gain or loss will be capital gain or loss for U.S. federal income tax purposes if the shares were held as a capital asset and will be long-term if the stockholder's holding period in the shares is more than one year at the time of the reverse stock split.

     The Board believes that the reverse stock split would be a tax-free recapitalization to the Westwood Group and to the stockholders who remain stockholders of the Westwood Group pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

     Accordingly, each stockholder who receives Common Stock, Class B Common Stock or both incident to the reverse stock split, but no cash, will not recognize any gain or loss for federal income tax purposes.

     The holding period of the Common or Class B Common shares of the Westwood Group received by a stockholder incident to the reverse stock split will include the holding period of the Common or Class B Common, as the case may be, shares surrendered therefor. In general, the aggregate tax basis of the Common or Class B Common shares of the Westwood Group received by a stockholder incident to the reverse stock split will equal the aggregate tax basis of the Common or Class B Common, as the case may be, shares surrendered therefor.

     Each stockholder who is to receive cash in the reverse stock split will be required to furnish the stockholder's social security number or taxpayer identification number. Failure to provide this information may result in backup withholding.

     EACH STOCKHOLDER IS URGED TO CONSULT WITH THE STOCKHOLDER'S OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THE STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES.

FINANCING OF THE REVERSE STOCK SPLIT

     The Board estimates that the total cost to the Westwood Group of the reverse stock split for payment of the fractional share interests and the estimated transactional fees and expenses will be approximately $611,000. The Westwood Group intends to finance the reverse stock split with $500,000 available under its credit facility with Boston Federal Savings Bank, with any remaining portion to be paid out of working capital.

     The credit facility was entered into on September 3, 2002 by and among Boston Federal Savings Bank, a financial institution with offices in Burlington, Massachusetts, Wonderland Greyhound Park, Realty, LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of the Westwood Group as borrower and the Westwood Group as guarantor of the loan. The credit facility is in the amount of $6,500,000, which bears interest at a rate of 6.5% per annum and is secured by a mortgage on the land at 190 V.F.W. Parkway, Revere, Massachusetts. The credit facility's maturity date is September 1, 2005. An initial advance was made at closing for $5,400,000 and all or a portion of the remaining $1,100,000 of the loan proceeds will be disbursed upon satisfaction of certain conditions. $500,000 (of the remaining $1,100,000) may be drawn down only in the event the Westwood Group undertakes to purchase stock from stockholders pursuant to the reverse stock split and that the remaining $600,000 shall be used for working capital. Under the credit facility, the borrower agrees to maintain certain debt to equity ratios and to deliver certain financial information to the lender during the term of the loan. In addition, the borrower agrees not to further encumber, sell or transfer the property and to not incur additional indebtedness. Pursuant to the credit facility, borrower agrees to pay lender an annual fee in the amount of one percent (1%) per annum of amount of money loaned and a one-time payment of $65,000 as a non-refundable commitment fee. There are no plans or arrangements to re-finance or repay the loan at the current time. An aggregate of $162,000 would be required to complete the intended tender offer (30,000 shares of Common Stock at $4.00 per share and 10,500 shares of Class B Common Stock at $4.00 per share). The Westwood Group will finance the payment of shares pursuant to the tender offer with general working capital available under the credit facility with Boston Federal Savings Bank. The available amount under the Westwood Group's credit facility is currently $850,000, which reflects disbursements of $250,000 from the working capital portion of the remaining $1,100,000.

COSTS OF THE REVERSE STOCK SPLIT

     The following is an estimate of the costs incurred or expected to be incurred by the Westwood Group in connection with the reverse stock split. Final costs of the transaction may be more or less than the estimates shown below. The Westwood Group will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of redeeming shares of those stockholders holding less than 1,500 shares pursuant to the reverse stock split.

Legal Fees..................................................  $100,000
Transfer and exchange agent fees............................    15,000
Fees for fairness opinion...................................   100,000
Printing and mailing costs..................................    25,000
Commission filing fees......................................        30
Accounting fees.............................................    27,000
Miscellaneous...............................................     7,870
                                                              --------
Total.......................................................  $274,900
                                                              ========

                                  THE COMPANY

     The Westwood Group, Inc. was incorporated in Delaware in 1984 as the successor to racing and restaurant operations which commenced in 1935 and 1968, respectively. The Westwood Group operates Wonderland Greyhound Park, Inc., a pari-mutuel greyhound racing facility located in Revere, Massachusetts. Until July, 1997, the Westwood Group also operated a pari-mutuel harness racing facility located in Foxboro, Massachusetts. The Westwood Group's wholly-owned subsidiary, Wonderland, owns and operates a greyhound racetrack, located in the City of Revere, Massachusetts. Revere adjoins the City of Boston. Wonderland Park is approximately five miles north of downtown Boston and is served directly by major transportation routes and the Massachusetts Bay Transportation Authority rail line. The racetrack is approximately two miles from Boston's Logan International Airport. In addition to the racetrack, the Westwood Group maintains and operates two full service restaurants, a sports bar and other concession facilities at the racetrack to serve patrons of Wonderland Park. The racetrack facility can accommodate 10,000 patrons. The average attendance per day in 2001 was approximately 871 persons. The total attendance for the 2001 year was approximately 290,000 persons. The complex encompasses a total of approximately 35 acres, including paved and lighted parking which has capacity for approximately 2,300 cars.

     Wonderland was originally opened in 1935 and has operated continuously from the same location since that time. Wonderland is authorized to conduct up to 520 live matinee and evening performances during any calendar year. In addition to conducting 333 live racing performances during 2001, Wonderland provided its patrons with simulcast wagering from 50 various greyhound, thoroughbred and harness tracks throughout the country. In addition, Wonderland broadcasts its simulcast signal to 79 locations throughout the country. Wonderland conducted 324 live racing performances in 2002.

     The Westwood Group is continuing its efforts to penetrate new markets into which it can broadcast its signal and to develop new ways to provide quality racing entertainment to its on-track patrons. The Westwood Group's annual revenues are mainly derived from the commissions that it receives from wagers made by patrons during its racing performances and from admission and concession charges at these performances. Wagers at Wonderland are placed under the pari-mutuel wagering system, under which the winning bettors in each race divide the total amount bet on the race in proportion to the sums they wagered individually, after deducting certain percentages governed by state law including amounts which are reserved for The Commonwealth of Massachusetts, the owners of the winning greyhounds, and the racetrack. The pari-mutuel commission is regulated by the state regulatory commission in the jurisdiction of the individual racetrack. In addition, the net pari-mutuel commission varies based upon the type of wager. Finally, the Westwood Group generates commission revenue from other tracks for all amounts wagered on its product at their facility. These commissions vary based upon contractual arrangements. The average gross pari-mutuel commission at Wonderland was approximately 24%, 24%, 24%, and 23% of each $1.00 wagered on track during 2001, 2000, 1999 and 1998, respectively. Out of this amount approximately 6% is distributed to kennel operators as purses paid, 5% is paid to The Commonwealth of Massachusetts in the form of pari-mutuel tax and 0.5% each is deposited into the Capital Improvements Trust Fund and Promotional Trust Fund.

     The Commonwealth of Massachusetts State Racing Commissioners, as individuals, are the trustees and Wonderland is the beneficiary of the Greyhound Capital Improvements and Promotional Trust Funds which have been established in accordance with Massachusetts law and are dedicated to reimbursement of capital improvements and promotional expenses.

     The Westwood Group's principal executive offices are located at 190 V.F.W. Parkway Revere, Massachusetts 02151, and its telephone number is (781) 284-2600.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected consolidated financial data is presented in addition to the selected consolidated financial data incorporated by reference to page 7 of the Westwood Group's Annual Report on Form 10-K for the year ended December 31, 2001 and the information included in the Westwood Group's Form 10-Q for the nine months ended September 30, 2002.

                                                                                         NINE MONTHS
                                                                                            ENDED
                                                  YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                        --------------------------------------------   ---------------
                                         1997     1998     1999      2000      2001     2001     2002
                                        ------   ------   -------   -------   ------   ------   ------
                                           (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)
OPERATING DATA
Ratio of earnings to fixed
  charges(1)..........................   5.77     1.71     (1.79)    (0.27)    2.69     3.00     0.53
Amount of deficiency..................  $  --    $  --    $1,862    $  756    $  --    $  --    $  --

                                        AS OF DECEMBER 31,                  AS OF SEPTEMBER 30,
                          -----------------------------------------------   --------------------
                           1997      1998      1999      2000      2001      2001        2002
                          -------   -------   -------   -------   -------   -------   ----------
                                 (IN THOUSANDS EXCEPT BOOK VALUE (DEFICIENCY) PER SHARE)
BALANCE SHEET DATA
Working capital
  (deficiency)..........  $(9,309)  $(3,381)  $(1,543)  $(2,186)  $(1,201)  $(2,348)  $     (414)
Total assets............  $13,581   $13,369   $ 9,413   $ 7,780   $ 6,913   $ 7,076   $    7,708
Long-term debt..........  $   997   $ 5,551   $ 4,392   $ 4,096   $ 3,772   $ 3,856   $    5,311
Stockholders' Equity
  (deficiency)..........  $(1,551)  $   466   $(1,259)  $(1,772)  $  (405)  $  (859)  $     (620)
Book value (deficiency)
  per share(2)..........  $ (1.22)  $  0.37   $ (1.00)  $ (1.40)  $ (0.32)  $ (0.68)  $    (0.49)
Pro forma book value
  (deficiency) per
  share(3)..............                                                              $(1,462.65)

---------------

(1) For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of earnings before income taxes plus fixed charges and (b) fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rental expense, which is the portion we consider representative of the interest factor.

(2) Computation is based on shares outstanding.

(3) Reflects the pro forma adjustments shown on pages 28 and 29.

PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME

     Except for limited or sporadic transactions, there is no established public trading market for the Common Stock or Class B Common Stock of the Westwood Group. The Common Stock is traded on the pink sheets. The following table sets forth for the periods indicated the high and low bid prices both for the period prior to the initial public filings related to the proposed reverse stock split on October 25, 2002, and the period after such public filings and prior to the mailing of this proxy statement to the Westwood Group stockholders.

                                   FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                   -------------   --------------   -------------   --------------
Fiscal year ended December 31,
  2003 (through February 3, 2003)
  High...........................      $8.00
  Low............................      $4.50
Fiscal year ended December 31,
  2002
  High...........................      $0.80             $1.10           $1.25          $ 7.00
  Low............................      $0.80             $0.80           $0.80          $ 0.51
Fiscal year ended December 31,
  2001
  High...........................      $0.75             $1.00        No Sales          $ 0.85
  Low............................      $0.75             $0.75        No Sales          $ 0.85
Fiscal year ended December 31,
  2000
  High...........................      $1.00             $1.01           $1.20          $ 1.50
  Low............................      $1.00             $1.00           $0.50          $ 0.50
Fiscal year ended December 31,
  1999
  High...........................      $3.50          No Sales           $3.00          $1.125
  Low............................      $3.50          No Sales           $3.00          $1.125

     The Westwood Group is not aware of any purchases or sales involving its Common Stock since January 24, 2003.

     As of February 3, 2003, the Westwood Group had approximately 428 holders of record of its Common Stock and 11 holders of record of its Class B Common Stock.

     No dividends have been declared by the Westwood Group on its Common Stock during 2002, 2001, 2000, 1999, or 1998. The Westwood Group has not paid a cash dividend on its Class B Common Stock to date. The Westwood Group does not intend to pay cash dividends on either Common Stock or Class B Common Stock in the immediate future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  (A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

     The following tables sets forth information, as of February 3, 2003, with respect to the beneficial ownership of the Westwood Group's Common Stock by each director, by all directors and officers of the Westwood Group as a group and by persons known by the Westwood Group to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise noted, these stockholders have full voting and investment power with respect to the shares listed as beneficially owned by them.

                                                                      PERCENT OF     PERCENT OF
                                                                      OUTSTANDING   OUTSTANDING
                                             AMOUNT AND NATURE OF     PRE-REVERSE   POST-REVERSE
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP(1)   STOCK SPLIT   STOCK SPLIT
------------------------------------        -----------------------   -----------   ------------
DIRECTORS AND OFFICERS:
  Richard P. Dalton.......................           52,350(2)           13.38%        16.37%
     The Westwood Group, Inc.
     190 VFW Parkway
     Revere, MA 02151
  Paul J. DiMare..........................          103,300(3)           29.41%        36.93%
     P.O. Box 900460
     Homestead, FL 33090

                                                                      PERCENT OF     PERCENT OF
                                                                      OUTSTANDING   OUTSTANDING
                                             AMOUNT AND NATURE OF     PRE-REVERSE   POST-REVERSE
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP(1)   STOCK SPLIT   STOCK SPLIT
------------------------------------        -----------------------   -----------   ------------
  Charles F. Sarkis.......................          831,866(4)           70.75%        75.33%
     Back Bay Restaurant Group, Inc.
     284 Newbury St Boston, MA 02116
  All Directors and Officers as a group
     (three (3) persons)..................          987,516(5)           81.22%        86.30%
                                                    =======              =====         =====
  Holders of more than 5%, not included
     above
  Pauline F. Evans........................           26,122(6)            7.44%         9.34%
  Joseph J. O'Donnell.....................           22,669(7)            6.45%         8.10%
  A. Paul Sarkis..........................           49,139(8)           12.29%        14.97%

---------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). For purposes of this table a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days, including by conversion of the stockholder's shares of Class B Common Stock into shares of Common Stock or by exercise of options. For purposes of this table, any shares of Common Stock not outstanding which are subject to such a right, or conversion privileges, are deemed to be outstanding for the purposes of computing the percentage of outstanding shares owned by the person or group, but are not deemed to be outstanding for the purposes of computing the percentage owned by any other person or group.

(2) Includes presently exercisable options to purchase 40,000 shares.

(3) Includes 92,500 shares held of record by DiMare Homestead, Inc. over which Mr. DiMare has voting and investment power.

(4) Consists of 804,616 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis, 7,250 shares of Common Stock, as well as presently exercisable options to purchase 20,000 shares. (See footnote (2) to the table below showing beneficial ownership of Class B Common Stock.)

(5) Includes presently exercisable options to purchase 60,000 shares and 804,616 shares issuable upon conversion of shares of Class B Common Stock, held by all directors and officers as a group.

(6) Ms. Evans' address is 3600 Galt Ocean Drive, Fort Lauderdale, Florida 33308.

(7) Mr. O'Donnell's address is c/o Boston Concessions Group, Inc., 111 6th Street, Cambridge, Massachusetts 02141.

(8) Includes 530 shares held of record, presently exercisable options to purchase 32,500 shares and 16,109 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis. Mr. Sarkis' address is 599 East Sixth St., Apt. 1, South Boston, MA 02127. Mr. Sarkis is a former Director and officer of the Westwood Group.

  (B) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF CLASS B COMMON STOCK

     The following table sets forth certain information, as of February 3, 2003, with respect to the beneficial ownership of the Westwood Group's Class B Common Stock by each Director, and named Executive Officer and by all Directors and officers of the Westwood Group as a group and by persons known by the Westwood Group to own beneficially more than 5% of the outstanding Class B Common

Stock. Unless otherwise noted, the stockholders have full voting power and investment power with respect to the shares listed as beneficially owned by the.

                                        SHARES OF CLASS B         PERCENT OF           PERCENT OF
                                          COMMON STOCK        CLASS PRE-REVERSE    CLASS POST-REVERSE
NAME AND ADDRESS OF BENEFICIAL OWNER  BENEFICIALLY OWNED(1)      STOCK SPLIT           STOCK SPLIT
------------------------------------  ---------------------   ------------------   -------------------
Richard P. Dalton.................                 0                 0.00%                 0.00%
  The Westwood Group, Inc.
  190 VFW Parkway Revere, MA 02151
Paul J. DiMare....................                 0                 0.00%                 0.00%
  P.O. Box 900460
  Homestead, FL 33090
Charles F. Sarkis.................           804,616(2)             88.00%                88.23%
  Back Bay Restaurant Group, Inc.
  284 Newbury St Boston, MA 02116
All Directors and Officers as a
  Group (Three Persons)...........           804,616(2)             88.00%                88.23%
                                             =======                =====                 =====

---------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days.

(2) Includes shares held by Sarkis Management Corporation, which is wholly-owned by Mr. Sarkis. Mr. Sarkis disclaims beneficial ownership of these shares.

OTHER INFORMATION CONCERNING THE COMPANY AND AFFILIATES

     In May 1994, the Westwood Group purchased all restaurant and concession operations at Wonderland from Back Bay Restaurant Group, Inc. for a sales price of $770,000. Included in the term note of $970,000 were additional amounts owed to Back Bay Restaurant Group for costs incurred under a Cross Indemnification Agreement amounting to $200,000, and interest expense of approximately $58,000 for the years ended December 31, 1999 and 1998. On September 24, 1999, the Westwood Group entered into a stock repurchase agreement with Back Bay Restaurant Group, Inc., pursuant to which Back Bay Restaurant Group repurchased 222,933 shares of its common stock from the Westwood Group in exchange for the cancellation of this promissory note.

     Concurrently with entering into the stock purchase agreement with Back Bay Restaurant Group, the Westwood Group entered into a stock purchase agreement with Charles F. Sarkis, pursuant to which Mr. Sarkis purchased 450,518 shares of common stock of Back Bay Restaurant Group, Inc. in return for a promissory note in the amount of $2,703,108. This note bears interest of 9.5%. $500,927 was paid on November 4, 1999, $500,000 was paid on December 16, 1999, $351,554 was paid on January 31, 2000, $338,000 was paid on December 1, 2000, and $350,000 was paid on August 17, 2001. In consideration of Mr. Sarkis' prepayment of $62,000 due under this promissory note on March 22, 2002 and his $300,000 working capital loan to the Westwood Group made in March 2002 (which was repaid in connection with the Westwood Group's refinancing in September 2002), the Westwood Group agreed to defer payment in the amount of $466,164 due from Mr. Sarkis on December 31, 2002 until June 30, 2003. The aggregate balance due under this promissory note as of February 6, 2003 was $941,306.

     As of February 6, 2003, there are additional loans outstanding to officers/stockholders in the aggregate amount of $209,933. Notes receivable and related interest, in the amount of $90,336 is due from Charles Sarkis and $119,597 is due from Richard P. Dalton. These loans are payable over five years and bear interest at 8.0% per annum.

     In October 1999, the Westwood Group received a letter of credit for working capital purposes from the Anglo Irish Bank securitized by Mr. Charles Sarkis' property located on Boylston Street in Boston, Massachusetts. Subsequently, Mr. Sarkis refinanced the Boylston Street property and loaned the Westwood Group $500,000, which amount was designated to be used for the 1998 and 1999 outstanding pari-mutual tickets due to The Commonwealth of Massachusetts. In addition, under the terms of the loan agreement between the Westwood Group and Mr. Sarkis, the Westwood Group offset the first payment due from Mr. Sarkis under the promissory note issued on September 24, 1999 against this $500,000 loan.

     Prior to 1995, the Westwood Group engaged a firm to assist management in the planning and execution of a financial and operational reorganization of the Westwood Group. As compensation for its services, the Westwood Group agreed to a success fee, in addition to the basic fee, to grant options to acquire common stock totaling 6% of the total of the Westwood Group's capital stock at $3 per share. The success fee also stipulated that Michael S. Fawcett, a principal of that firm, who was a director of the Westwood Group at the time would be required to return options to purchase 25,000 shares of the Westwood Group's common stock if the success fee option is exercised. The Westwood Group has not granted the success fee option to date.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Representatives of the Westwood Group's independent certified public accountants, BDO Seidman, LLP, are expected to be present at the special meeting.

OTHER MATTERS

     The Board does not know of other matters which are likely to be brought before the special meeting. However, in the event that any other matters properly come before the special meeting, the persons named in the enclosed proxy are expected to vote the shares represented by the proxy on those matters in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

     In the event that the reverse stock split is not affected, the Westwood Group intends to hold its 2003 Annual Meeting of Shareholders in May 2003. In order to be eligible for inclusion in the Westwood Group's proxy materials for the 2003 Annual Meeting of Shareholders, any shareholder proposal to take action at that meeting must be received at the Westwood Group's principal executive offices, 190 V.F.W. Parkway, Revere, Massachusetts, 02151, by March 31, 2003. Proposals submitted by a shareholder of the Westwood Group for consideration at the 2003 Annual Meeting of shareholders outside the processes of SEC Rule 14a-8 will not be considered at such meeting unless the Secretary of the Westwood Group has received written notice of the matter proposed to be presented from the shareholder on or prior to February 21, 2003. The proxies for the 2003 Annual Meeting may confer discretionary authority on the proxy holders with respect to any proposal submitted after the dates set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Westwood Group, File No. 000-01590, are incorporated by reference in this proxy statement, except for any discussion therein of the "safe harbor" protections for forward-looking statements provided under The Private Securities Litigation Reform Act of 1995: (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and (ii) the Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2002.

     The Westwood Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the Westwood Group's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2002 are attached to this proxy statement as Exhibits C and D, respectively.

     All documents and reports filed by the Westwood Group with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and be a part hereof from the respective dates of the filing of those documents or reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

AVAILABLE INFORMATION

     The Westwood Group is subject to the informational requirements of the 1934 Act and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the Edgar filings obtained through the Commission Internet Website (http://www.sec.gov).

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                        CERTIFICATE OF INCORPORATION OF
                            THE WESTWOOD GROUP, INC.

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      THE CERTIFICATE OF INCORPORATION OF
                            THE WESTWOOD GROUP, INC.
                             ---------------------

PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                             ---------------------

     The Westwood Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

          FIRST: The following language is added to the end of Section A of Article FOURTH of the Certificate of Incorporation of the Westwood Group,
     Inc.:

        "At the effective time of this Amendment, each share of Common Stock, par value $.01 per share, issued immediately prior to the effectiveness of this amendment will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Common Stock, par value $.01 per share, so that every fifteen hundred shares of Common Stock issued immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock, par value $.01. At the effective time of this amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Class B Common Stock, par value $.01 per share, so that every 1,500 shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock, par value $.01. The Corporation will make a cash payment of $4.00 per share to record holders of fewer than 1,500 shares of the Common Stock and Class B Common Stock immediately prior to the effectiveness of this Amendment. To the extent necessary, certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this Amendment."

          SECOND: The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of
     Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on           , 2003.

                                          THE WESTWOOD GROUP, INC.

                                          By:
                                            ------------------------------------
                                             Name: Richard P. Dalton
                                             Title: President

                                                                       EXHIBIT B

                       OPINION OF ALOUETTE CAPITAL, INC.
                            DATED SEPTEMBER 17, 2002

                                ALOUETTE CAPITAL

-----------------------------------------------------------------------------------------------
21 School Street                                             Telephone:           (617)523-8666
Boston, MA 02108                                             Facsimile:           (617)523-8699
                                                             e-mail:        mark.noonan@gte.net
                                                             e-mail:     johnturner@gtemail.net

September 17, 2002

The Westwood Group, Inc.
190 V.F.W. Parkway
Revere, Massachusetts 02151

Members of the Board of Directors:

     We understand that The Westwood Group, Inc. ("Westwood" or the "Company") is contemplating a transaction pursuant to which Westwood's Certificate of Incorporation will be amended to effect a one for 1,500 reverse stock split of the Company's Common Stock and Class B Common Stock coupled with a cash payment of $4.00 per share in lieu of the issuance of any resulting fractional shares (the "Reverse Stock Split" or the "Transaction").

     You have requested that Alouette Capital, Inc. ("Alouette") render an opinion (the "Opinion"), as investment bankers, as to the fairness from a financial point of view of the $4.00 per share cash payment to be paid to the holders of the Company's Common Stock or Class B Common Stock being cashed out pursuant to the reverse stock split (the "Transaction Consideration").

     Alouette, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, negotiated transactions and valuations for corporate and other purposes. Alouette has, in the past, provided investment banking services to the Company and to Back Bay Restaurant Group, Inc. ("BBRG"). Mr. Charles F. Sarkis owns a controlling interest in the common equity of both of the aforementioned companies.

     In connection with the Opinion set forth herein, we have, among other things:

     - reviewed Westwood's Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the five fiscal years ended December 31, 2001, including the audited consolidated financial statements of Westwood included therein;

     - reviewed Westwood's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the quarters ended March 31, 2002 and June 30, 2002, including the unaudited consolidated financial statements of the Company included therein;

     - reviewed two appraisals from an independent third party valuing the real property located at 190 V.F.W. Parkway in Revere, Massachusetts;

     - reviewed certain information of Westwood, including financial projections relating to the business, earnings and prospects of Westwood prepared by the management of Westwood;

     - held discussions with members of senior management of Westwood regarding the business, operations, financial results and business prospects of Westwood;

     - Reviewed publicly available financial operating and stock market data concerning certain companies having similar financial characteristics to those of Westwood including growth trends in revenues and earnings, earnings margins and levels of debt as a percent of total market capitalizations;

     - performed various valuation analyses, as we deemed appropriate, of Westwood using generally accepted analytical methodologies, including the application to the financial results of Westwood of the public trading multiples of companies having certain similar financial characteristics which we deemed comparable to the Company;

     - evaluated and assessed the fair market value of Westwood's assets and liabilities on a liquidated basis;

     - reviewed the historical trading prices and volumes of Westwood's Common Stock; and

     - performed such other financial studies and analyses, and made such other inquiries and investigations as we deemed appropriate.

     In rendering the Opinion, at your direction we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or obtained by us from other sources, and upon the assurance of the Company's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, or undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of Westwood.

     The Opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion, which may come or be brought to our attention after the date of the Opinion.

     The Opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Transaction or any aspect thereof. The Opinion relates solely to the fairness from a financial point of view as of the date hereof of the Transaction Consideration. We express no opinion herein as to the structure, terms, merits or effect of any other aspect of the Transaction.

     This letter is for the information of the Board of Directors of the Company for its use in evaluating the fairness from a financial point of view of the Transaction Consideration. It may not be used for any other purpose or referred to without our prior written consent except for necessary filings with the Securities and Exchange Commission by the Company.

     Based upon and subject to all of the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to the holders of the Company's Common Stock or Class B Common Stock being cashed out pursuant to the reverse stock split and those holders who tender one share in connection with the proposed subsequent tender offer.

                                          Sincerely

                                          ALOUETTE CAPITAL, INC.

                                          /s/ E. MARK NOONAN
                                          --------------------------------------
                                          E. Mark Noonan
                                          Managing Director

EMN:cc

                                                                       EXHIBIT C

                           ANNUAL REPORT ON FORM 10-K
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

                         COMMISSION FILE NUMBER 0-1590

                            THE WESTWOOD GROUP, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                    190 V.F.W. PARKWAY                   04-1983910
(State or Other Jurisdiction of          REVERE, MA 02151             (IRS Employer Identifier
 Incorporation or Organization)  (Address of Principal Executive         Verification No.)
                                   Offices Including Zip Code)

                                  781-284-2600
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      None

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                 Title of Class

                         COMMON STOCK -- $.01 PAR VALUE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and 2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment of this Form 10-K. [X]

     The aggregate market value of the voting stock held by non-affiliates of the registrant, computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing, was:

               TOTAL NO. OF SHARES
 PRICING OF    COMMON STOCK HELD BY    AGGREGATE
VOTING STOCK      NON-AFFILIATES      MARKET VALUE
------------   --------------------   ------------
   $0.85(1)          239,110(2)         $179,333

---------------

(1) Reflects the price of shares of Common Stock, par value $0.01 per share, traded on November 26, 2001 and December 28, 2001. The registrant's Common Stock was removed from quotation through the NASDAQ system on July 29, 1988. There is no established trading market for either the Company's Common Stock or Class B Common Stock.

(2) Excludes shares held by Executive Officers and Directors of the registrant, without admitting that any such Executive Officer or Director is an affiliate of the registrant.

     The number of shares outstanding of each of the registrant's classes of common stock, as of March 29, 2002 was as follows:

                     Common Stock, $.01 par value: 351,210
                 Class B Common stock, $.01 par value: 912,015

                      DOCUMENTS INCORPORATED BY REFERENCE
                                      None
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            THE WESTWOOD GROUP, INC.

                     CALENDAR YEAR 2001 10-K ANNUAL REPORT

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Part I
Item 1.     Business....................................................   C-3
Item 2.     Description of Property.....................................   C-6
Item 3.     Legal Proceedings...........................................   C-6
Item 4.     Submission of Matters to a Vote of Securities Holders.......   C-6

Part II
Item 5.     Market for Registrant's Common Equity and Related
            Stockholder Matters.........................................   C-7
Item 6.     Selected Consolidated Financial Data........................   C-8
Item 7.     Management's Discussion and Analysis of Financial Condition
            and Results of Operations...................................   C-9
Item 7A.    Quantitative and Qualitative Disclosures About Market
            Risk........................................................  C-14
Item 8.     Financial Statements and Supplementary Data.................  C-15
Item 9.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure....................................  C-33

Part III
Item 10.    Directors and Executive Officers of the Registrant..........  C-33
Item 11.    Executive Compensation......................................  C-33
Item 12.    Security Ownership of Certain Beneficial Owners and
            Management..................................................  C-34
Item 13.    Certain Relationships and Related Transactions..............  C-37

Part IV
Item 14.    Exhibits, Financial Statements Schedules, and Reports on
            Form 8-K....................................................  C-38
Signatures  ............................................................  C-40

                                     PART I

ITEM 1. BUSINESS

(A) GENERAL

     The Westwood Group, Inc. (the "Company" or "Westwood", which term as used herein includes its wholly-owned subsidiaries) was incorporated in Delaware in 1984 as the successor to racing and restaurant operations which commenced in 1935 and 1968, respectively. The Company operates Wonderland Greyhound Park, Inc. ("Wonderland" or "Wonderland Park"), a pari-mutuel greyhound racing facility located in Revere, Massachusetts. Until July, 1997, the Company also operated a pari-mutuel harness racing facility located in Foxboro, Massachusetts. (See Item 3, "Legal Proceedings").

(B) BUSINESS SEGMENTS

     For the three (3) years ended December 31, 2001, the Company's business was principally conducted in the pari-mutuel greyhound racing industry.

(C) DESCRIPTION OF BUSINESS

     The Company's wholly-owned subsidiary, Wonderland, owns and operates a greyhound racetrack, located in the City of Revere, Massachusetts. Revere adjoins the City of Boston. Wonderland Park is approximately five (5) miles north of downtown Boston and is served directly by major transportation routes and the Massachusetts Bay Transportation Authority rail line. The racetrack is approximately two (2) miles from Boston's Logan International Airport.

     In addition to the racetrack, the Company maintains and operates two (2) full service restaurants, a sports bar and other concession facilities at the racetrack to serve patrons of Wonderland Park. The racetrack facility can accommodate 10,000 patrons. The average attendance per day in 2001 was approximately 871 persons. The total attendance for the year was approximately 290,000 persons. The complex encompasses a total of approximately thirty-five
(35) acres, including paved and lighted parking which has capacity for approximately 2,300 cars.

     Wonderland was originally opened in 1935 and has operated continuously from the same location since that time. Wonderland is authorized to conduct up to 520 live matinee and evening performances. In addition to conducting 333 live racing performances during 2001, Wonderland provided its patrons with simulcast wagering from fifty (50) various greyhound, thoroughbred and harness tracks throughout the country. Wonderland also broadcasts its simulcast signal to seventy-nine (79) locations throughout the country. The Company is continuing its efforts to penetrate new markets into which it can broadcast its signal and to develop new ways to provide quality racing entertainment to its on-track patrons. See "Government Regulation" below for a discussion of simulcast legislation.

     The Company's annual revenues are mainly derived from the commissions that it receives from wagers made by patrons during its racing performances and from admission and concession charges at such performances. Wagers at Wonderland are placed under the pari-mutuel wagering system, pursuant to which the winning bettors in each race divide the total amount bet on the race in proportion to the sums they wagered individually, after deducting certain percentages governed by state law including amounts which are reserved for The Commonwealth of Massachusetts, the owners of the winning greyhounds, and the racetrack.

     The pari-mutuel commission is regulated by the state regulatory commission in the jurisdiction of the individual race track. In addition, the net pari-mutuel commission varies based upon the type of wager. Finally, the Company generates commission revenue from other tracks for all amounts wagered on its product at their facilities. These commissions vary based upon contractual arrangements.

     The average gross pari-mutuel commission on live racing at Wonderland was approximately 24% of each $1.00 wagered on track during 2001, 2000 and 1999. Out of this amount approximately 6% is distributed to kennel operators as purses paid, 5% is paid to The Commonwealth of Massachusetts in the form of pari-mutuel tax and 0.5% each is deposited into the Capital Improvements Trust Fund and Promotional Trust Fund.

     The Commissioners of the Commonwealth of Massachusetts State Racing Commission, as individuals, are the trustees and Wonderland is the beneficiary of the Greyhound Capital Improvements and Promotional Trust Funds which have been established in accordance with Massachusetts law and are dedicated to reimbursement of capital improvements and promotional expenses.

     During July 1997, the Company's harness racing subsidiary, Foxboro Park, Inc., was evicted from the Foxboro Raceway. (See Item 3, "Legal Proceedings"; and Notes 3 and 5 of Notes to Consolidated Financial Statements). As such, its operating results are reflected as discontinued operations.

     In February 1998, the Company executed an Assignment for the Benefit of Creditors for Foxboro Park, Inc., Foxboro Harness, Inc. and Foxboro Thoroughbred, Inc. The assignment was executed to provide a mechanism for the liquidation of its assets and the distribution of proceeds to its creditors.

(D) COMPETITION AND MARKETING

     The Company is trying to adapt and survive in a dramatically changing environment, one in which the Company and the racing industry nationally have experienced significant declines in on-site attendance and dollars wagered.

     The Company continues to be negatively impacted by a strong Massachusetts state lottery, two (2) Indian Casinos in Connecticut and slot machines at the Lincoln, Rhode Island, greyhound track. The casinos and track are in close proximity to the Massachusetts border and therefore rely upon their ability to attract Massachusetts patrons. Furthermore, Wonderland is at a competitive disadvantage when compared with other New England greyhound racetracks in that the simulcast legislation only permits it to offer a very limited amount of simulcasting from thoroughbred racetracks due to its proximity to the Suffolk Downs thoroughbred racetrack.

     Management has worked diligently over the last several years in attempting to convince the Governor and the state Legislature of The Commonwealth of Massachusetts of the need to allow the Commonwealth's commercial racetracks to offer their patrons expanded gaming opportunities. The Massachusetts state legislature took no action on gaming in the year 2001 and no gaming legislation is currently anticipated in 2002. The Company cannot predict whether such legislation will ever be enacted or enacted on favorable terms.

     In August 2000, animal rights activists were able to obtain the necessary number of signatures in order to place a binding initiative petition to ban all wagering on greyhound racing within Massachusetts effective June 1, 2001 on the November 2000 Massachusetts ballot. If the initiative had passed, it would have prohibited both live and simulcast wagering at The Westwood Group's Wonderland racetrack facility, thus, in all likelihood, shutting down its principal business. The campaign to defeat the ballot initiative was conducted jointly with the dogtrack in Raynham, Massachusetts through a Ballot Question Committee established in accordance with the campaign finance laws of Massachusetts. Richard P. Dalton, The Westwood Group's President and Chief Executive Officer, served as the chairman of the committee. This initiative was narrowly defeated in the November 7, 2000 election. Despite the defeat of the initiative, the animal rights activists remain active in their attempts to cause the Wonderland racetrack to be permanently closed. Moreover, the advertising campaign directed at banning greyhound racing has negatively affected the image of greyhound racing.

(E) GOVERNMENT REGULATION

     Wonderland operates under an annual license granted after application to, and public hearings by, the Massachusetts State Racing Commission. Wonderland received its first license in 1935 and has had its license renewed annually since that date. The Racing Commission has certain regulatory powers with respect to the dates and the number of performances granted to its licensees and various other aspects of racetrack operations. In addition, the Massachusetts State Racing Commission licenses certain key officials employed by Wonderland. The failure to receive or retain the annual racing license would have a material adverse effect on our business.

     Alcoholic beverage control regulations require Wonderland to apply to a state and local authority for a license or permit to sell alcoholic beverages on the premises. The licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants and bars, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The failure to receive or retain, or a delay in obtaining, a liquor license could adversely affect the Company's ability to operate the restaurant facilities. The Company has not encountered any material problems relating to alcoholic beverage licenses to date.

     Various federal and state labor laws govern the Company's relationship with its employees, including such matters as minimum wage requirements, overtime and other working conditions. Significant additional government-imposed increases in minimum wages, paid leaves of absence, mandated health benefits or increased tax payment requirements in respect to employees who receive gratuities could have a material adverse effect on the Company's results of operations.

     During 2001, the Company and the owners of other area racetracks worked to enact legislation which would permit the Company and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a much more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system.

     On November 17, 2001, the "Act Providing for Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the acting governor of Massachusetts. Under this new statute, the Company and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. The new legislation also provides that the Company is required to pay premiums for the right to simulcast out-of-state thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two (2) commercial horse racetracks. In addition to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool", which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse accounts of the individual racetracks responsible for such unclaimed wagers. During 2001, the Company received a one-time grant of $300,035 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment. Finally, the new statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission to study the feasibility of an off-track betting program in Massachusetts.

     Despite the enactment of this legislation and the potential for increase in cash flow from such legislation, management does not believe that this new legislation in its current state will materially benefit the Company's overall racing operations.

(F) EMPLOYEES

     At March 1, 2002, the Company employed approximately 350 persons.

ITEM 2. DESCRIPTION OF PROPERTY

     The racetrack facilities, which are located in Revere, Massachusetts, include a one-quarter mile oval sand track, a physical plant consisting of a climate controlled grandstand and clubhouse and a two-story administrative center. The Company's Wonderland Park racing facility is mortgaged to secure the indebtedness owed under a term loan to the Century Bank and Trust Company. (See
Item 1(C), "Description of Business", Item 7, "Liquidity and Capital Resources" and Note 2 of Notes to Consolidated Financial Statements).

     The executive offices are owned by the Company and are located at Wonderland Greyhound Park in Revere, Massachusetts.

ITEM 3. LEGAL PROCEEDINGS

     The Company is subject to various legal proceedings that arise in the ordinary course of its business.

     In 1996, litigation ensued between Foxboro Realty Associates, LLC, et al. and the Company, its subsidiary Foxboro Park, Inc., et al. in Norfolk Superior Court in Massachusetts, over Foxboro Park's right to occupy Foxboro Raceway. The Court issued an execution pursuant to which Foxboro Park was evicted from the racetrack on July 31, 1997. The parties appealed to the Massachusetts Appeals Court on January 27, 1998.

     On July 8, 1998, Foxboro Route 1 Limited Partnership, et al., filed a civil action in Suffolk Superior Court in Massachusetts against The Westwood Group, Inc., Wonderland Greyhound Park, Inc., et al., seeking payment for use and occupancy of Foxboro Raceway, and other damages, from 1992 through July 1997.

     On January 30, 2001, the above-mentioned cases were settled without monetary damages to either party.

     In January 2001, the Company lost at arbitration a claim brought against it by a former totalisator vendor. The judgement amount was $468,000. This amount has been recorded in "Other income (expense), net" as of the fourth quarter of 2000 and fully accrued in current liabilities. As of December 31, 2001, the judgement amount, plus accrued interest thereon, totalled $538,000. The arbitrator's decision was appealed to the United States Federal District Court in Massachusetts and overturned. The former vendor appealed the District Court decision to the United States Federal Circuit Court of Appeals, which upheld the arbitrator's original decision. The case was returned to the United States Federal District Court where a judgement was entered. The parties have negotiated a settlement agreement which provides for an aggregate payment in the amount of $603,534 to be paid by the Company in weekly installments ranging from $1,374 to $2,000, with the remaining balance due and payable on April 1, 2003.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5.MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(A) MARKET PRICE

     There is no established trading market for the Company's Common Stock or the Company's Class B Common Stock.

     The Company's Common Stock is traded on the pink sheets. The following table sets forth for the periods indicated the high and low sales prices.

     Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                           -------------   --------------   -------------   --------------
Fiscal year ended December 31, 2001:
  sales price of Common Stock
  High...................................      $0.75           $1.00          No Sales          $0.85
  Low....................................      $0.75           $0.75          No Sales          $0.85
Fiscal year ended December 31, 2000:
  sales price of Common Stock
  High...................................      $1.00           $1.01             $1.20          $1.50
  Low....................................      $1.00           $1.00             $0.50          $0.50

(B) APPROXIMATE NUMBER OF RECORD HOLDERS OF COMMON STOCK AND CLASS B COMMON
    STOCK

                                                                 NUMBER OF
                                                               RECORD HOLDERS
                                                                   AS OF
TITLE OR CLASS                                                 MARCH 15, 2002
--------------                                                 --------------
Common Stock -- par value $.01..............................        433
Class B Common Stock -- par value $.01......................         11

(C) DIVIDEND HISTORY

     No dividends were declared by the Company on its Common Stock during 2001, 2000, or 1999. The Company has not paid a cash dividend on its Class B Common Stock to date. The Company does not intend to pay cash dividends on either Common Stock or Class B Common Stock in the immediate future.

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain financial information derived from the Consolidated Financial Statements of the Company. The Selected Consolidated Financial Data as of and for the fiscal years ended December 31 2001, 2000, 1999, 1998 and 1997 is derived from the Consolidated Financial Statements, as audited by BDO Seidman, LLP, the Company's independent accountants. This information should be read in conjunction with and is qualified by reference to the Consolidated Financial Statements of the Company and the notes thereto included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Company's prior years' Form 10-Ks.

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                            --------------------------------------------------------------
                                               2001         2000         1999         1998         1997
                                            ----------   ----------   ----------   ----------   ----------
                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Operating revenue.........................  $   16,983   $   17,671   $   17,545   $   18,971   $   21,046
                                            ----------   ----------   ----------   ----------   ----------
Expenses:
  Operating expenses......................      15,848       16,750       16,361       17,506       18,509
  Depreciation and amortization...........         536          523          584          700          529
                                            ----------   ----------   ----------   ----------   ----------
  Total expenses..........................      16,384       17,273       16,945       18,206       19,038
                                            ----------   ----------   ----------   ----------   ----------
Income from operations....................         599          398          600          765        2,008
Interest expense, net.....................        (515)        (461)        (499)        (398)        (387)
Loss on sale of investment................          --           --       (1,809)          --           --
Change in accounting estimate.............       1,058           --           --           --           --
Other income (expense), net(1)............         (20)        (693)           3          525        1,169
                                            ----------   ----------   ----------   ----------   ----------
Income (loss) before income taxes.........       1,122         (756)      (1,705)         892        2,790
Provision for income taxes................          46           94           91           83           --
                                            ----------   ----------   ----------   ----------   ----------
Income (loss) from operations before
  operations of discontinued harness
  racing subsidiary.......................       1,076         (850)      (1,796)         809        2,790
Loss from discontinued harness racing
  subsidiary..............................          --           --           --           --       (2,412)
Gain from operations of discontinued
  harness racing subsidiary (net of income
  taxes of $20,400 in 1998)...............         351          353           --        1,001        2,581
                                            ----------   ----------   ----------   ----------   ----------
Net income (loss).........................  $    1,427   $     (497)  $   (1,796)  $    1,810   $    2,959
                                            ==========   ==========   ==========   ==========   ==========
Basic per share data:
  Income (loss) from continuing
    operations............................  $     0.85   $    (0.67)  $    (1.42)  $     0.63   $     2.22
  Income from discontinued operations.....        0.28         0.28           --         0.81         0.14
                                            ----------   ----------   ----------   ----------   ----------
  Net income (loss).......................  $     1.13   $    (0.39)  $    (1.42)  $     1.44   $     2.36
                                            ==========   ==========   ==========   ==========   ==========
Basic weighted average common shares
  outstanding.............................   1,263,225    1,263,225    1,263,225    1,261,252    1,255,225
                                            ==========   ==========   ==========   ==========   ==========
Diluted per share data:
  Income (loss) from continuing
    operations............................  $     0.85   $    (0.67)  $    (1.42)  $     0.63   $     2.19
  Income from discontinued operations.....        0.28         0.28           --         0.78         0.13
                                            ----------   ----------   ----------   ----------   ----------
  Net income (loss).......................  $     1.13   $    (0.39)  $    (1.42)  $     1.41   $     2.32
                                            ==========   ==========   ==========   ==========   ==========
Diluted weighted average common shares
  outstanding.............................   1,263,225    1,263,225    1,263,225    1,281,243    1,275,225
                                            ==========   ==========   ==========   ==========   ==========

                                                                      AS OF DECEMBER 31,
                                                        -----------------------------------------------
                                                         2001      2000      1999      1998      1997
                                                        -------   -------   -------   -------   -------
CONSOLIDATED BALANCE SHEET DATA
Working Capital deficiency............................  $(1,201)  $(2,186)  $(1,543)  $(3,381)  $(9,309)
Total Assets..........................................    6,913     7,780     9,413    13,369    13,581
Long-term debt(2).....................................    3,772     4,096     4,392     5,551       997
Stockholders' equity (deficiency).....................     (405)   (1,772)   (1,259)      466    (1,551)

---------------

(1) The table above reflects the Company's accounting for its former investment in Back Bay Restaurant Group, Inc. ("BBRG") under the equity method. Other income (expense), net contains income of approximately $157, $525, and $337 from the Company's investment in BBRG for 1999, 1998 and 1997, respectively.

(2) Long term debt at December 31, 2001, 2000 ,1999, 1998 and 1997 excludes $324, $295, $273, $351, and $4,373 respectively, of long term debt reclassified as current obligations. (See Note 2 of Consolidated Financial Statements).

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Wonderland currently conducts live racing seven (7) nights per week, April through September, and six (6) nights per week throughout the rest of the year. Wonderland also offers simulcast wagering afternoons and evenings throughout the year. The table below illustrates certain key statistics for Wonderland for each of the past three (3) years:

                                                              2001   2000   1999
                                                              ----   ----   ----
Performances................................................   333    350    360
Simulcast days..............................................   361    363    363
Pari-mutuel handle (millions)
Live-on track...............................................  $ 20   $ 23   $ 25
  Live-simulcast............................................    34     40     42
  Guest-simulcast...........................................    49     50     48
                                                              ----   ----   ----
                                                              $103   $113   $115
                                                              ----   ----   ----
Total attendance (thousands)................................   290    313    348
                                                              ====   ====   ====
Average per capita on site wagering.........................  $238   $233   $210
                                                              ====   ====   ====

     Wonderland has been granted a license to conduct up to 520 racing performances during 2002.

OPERATING REVENUE

     The Company is still experiencing a decline in total attendance and live-on track handle caused by a variety of factors including a general decline in the pari-mutuel racing industry, the negative effect of the ballot initiative on greyhound racing's image, and strong competition for the wagered dollar from the Massachusetts State Lottery and from the introduction of casino gambling and slot machines in neighboring states. (See Item 1D, "Competition and Marketing").

2001 VERSUS 2000

     Total operating revenue including parimutuel commissions declined by 4% or approximately $ 700,000 as compared to 2000. Total handle in 2001 was $103 million as compared to $113 million in 2000. Live-on track handle decreased by $3 million or 13% in 2001 as compared to 2000, while live-simulcast handle decreased by $6 million or 15%. Guest-simulcast handle decreased by approximately $1.0 million or 2% in 2001 as compared to 2000.

     Wonderland had seventeen (17) fewer live racing performances in 2001 as compared to 2000, with a 7% decrease in attendance between 2001 and 2000.

     Concessions revenue decreased slightly to $1.5 million in 2001 from $1.6 million in 2000. Concessions revenue consists of food, beverage, program sales, and advertising income.

     Other operating revenue remained essentially unchanged compared to 2000. Revenue for 2001 includes $224,000 deposited into each of the Greyhound Promotional Trust Fund and the Greyhound Capital Improvements Trust Fund. These funds are dedicated to reimbursement of promotional expenses and capital improvements, respectively, incurred by Wonderland. These funds are maintained through remittance by Wonderland of a percentage of the handle that is retained by Wonderland after payment to bettors. Reimbursement is periodically approved by The Commonwealth of Massachusetts to the extent that the trust fund balance equals or exceeds the reimbursements for which the Company applied.

2000 VERSUS 1999

     Total operating revenue and parimutuel commissions remained unchanged as compared to 1999. Total handle in 2000 was $113 million as compared to $115 million in 1999. Live-on track handle decreased by $2 million or 9% in 2000 as compared to 1999, while live-simulcast handle decreased by $2 million or 4%. Guest-simulcast handle increased by approximately $2 million or 3% in 2000 as compared to 1999.

     Commission revenue was negatively impacted by a decline in live-on track and guest-simulcast handle. Wonderland had ten (10) fewer live racing performances in 2000 as compared to 1999, with a 10% decrease in attendance between 2000 and 1999.

     Concessions revenue increased slightly to $1.6 million from $1.5 million in 2000. Concessions revenue consists of food, beverage, program sales, and advertising income.

     Other operating revenue remained essentially unchanged compared to 1999.

     Revenue for 2000 includes $246,000 deposited into the Greyhound Promotional Trust Fund and $244,000 deposited into the Greyhound Capital Improvements Trust Fund. These funds are dedicated to reimbursement of promotional expenses and capital improvements, respectively, incurred by Wonderland. These funds are maintained through remittance by Wonderland of a percentage of the handle that is retained by Wonderland after payment to bettors. Reimbursement is periodically approved by the Commonwealth to the extent that the trust fund balance equals or exceeds the reimbursements applied for.

OPERATING EXPENSES 2001 VERSUS 2000

     Total operating expenses were $16.4 million and $17.3 million in 2001 and 2000, respectively. Purse expense declined by 7% because of the decline in on-track handle. Purse expense is determined by contractual agreement with the dog owners and statutory requirements of The Commonwealth of Massachusetts based upon on-track handle.

     During 2001, administrative and operating expenses decreased by approximately $668,000 compared to the same period in 2000. When deduction is made for $881,000 of expenditures on the ballot initiative during 2000, baseline administrative and operating expenses show an increase of $213,000. This increase is primarily attributable to insurance and utility costs. (See Item 1E, "Government Regulation").

OPERATING EXPENSES 2000 VERSUS 1999

     Total operating expenses were $17.3 million and $16.9 million in 2000 and 1999, respectively. Purse expense declined by 4% because of the decline in on-track handle. Purse expense is determined by contractual agreement with the dog owners and statutory requirements of The Commonwealth of Massachusetts based upon on-track handle.

     During 2000, administrative and operating expenses increased by approximately $626,000 compared to the same period in 1999. When deduction is made for $881,000 of spending on the ballot initiative, baseline administrative and operating expenses show a decrease of $255,000.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased in 2001 as compared to 2000 by approximately $12,000 and decreased by approximately $61,000 in 2000 from 1999. The Company continues to replace capital items as they become obsolete.

INTEREST EXPENSE

     During 2001, interest expense increased by approximately $54,000 as compared to 2000. The increase was the result of interest accrued on a litigation settlement with a totalisator vendor whose amount became known at the end of 2000. During 2000, interest expenses decreased by approximately $38,000 as compared to 1999.

OTHER INCOME (EXPENSE)

     During 2001, the Company realized $1,058,007 in income from a change in accounting estimate related to a long-term liability. In the event that the Company had not realized this $1,058,007, its income from continuing operations would have been $18,000 in 2001.

PROVISION FOR INCOME TAXES

     The Company's provision for income taxes is less than the statutory federal tax rate of 34% during 2001, 2000, and 1999 primarily due to the utilization of available net operating loss carryforwards for which the related deferred tax asset has been fully reserved. The provision for taxes of $46,000 in 2001, $94,000 in 2000, and $91,000 in 1999 consists of the Federal alternative minimum tax and state income taxes.

DISCONTINUED OPERATIONS

     Foxboro Park, Inc. ("Foxboro", which term as used herein includes its wholly-owned subsidiaries) conducted seasonal live harness racing generally two
(2) evenings and two (2) matinees per week, while simulcasting afternoons and evenings through July 1997. (See Item 3, "Legal Proceedings"; and Notes 3 and 5 of Notes to Consolidated Financial Statements). In 2001 and 2000, the Company recognized gains of $351,000 and $353,000 resulting from the reduction of liabilities related to discontinued operations.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company's primary sources of capital to finance its businesses have been its cash flow from operations and credit facilities. The Company's capital needs are primarily for maintenance and enhancement of the racing facility at Wonderland, and for debt service requirements. The Company's unrestricted cash and cash equivalents totaled approximately $12,000 at December 31, 2001, compared with approximately $141,000 at December 31, 2000. The Company generated a cash deficit from operations of approximately $144,000 in 2001 as compared to a deficit of $593,000 in 2000. Non-cash items included in the Company's net income in 2001 consists of depreciation and amortization expense of approximately $536,000, income of $1,058,000 recognized as a result of a change in accounting estimate stemming from a long-term liability and gain of $351,000 from the reduction of a liability related to discontinued operations.

     Changes in working capital accounts including restricted cash, accounts payable and other accrued liabilities used approximately $578,000 of cash in 2001. Net cash used in investing activities in 2001 is comprised of additions to property, plant and equipment of approximately $121,000. Financing activities in 2001 include principal payments of debt of $295,000, and proceeds of notes receivable from officers of $430,000.

     In 2001, management implemented a number of revenue enhancing and cost reduction programs in order to bring the Company's expense structure in line with the reduced revenue levels it had been achieving. As a result of the implementation of these programs, together with revenue which the Company believes that it will generate from the recently adopted simulcast broadcasting legislation (see Item 1, "Outlook") and new ancilliary entertainment operations, the Company expects to fund any capital expenditures in 2002 from internally generated cash and believes that cash flow from operations in 2002 will be sufficient to cover its operating obligations. In addition, the Company is currently attempting to refinance its current credit facility in part to increase its overall working capital.

RACING SUBSIDIARY

     In order to meet the requirements for renewal of racing licenses in 2003, the Company's racing subsidiary must demonstrate that among other criteria, it is a financially stable entity, capable of disposing of its obligations on an annual basis. Although management is optimistic that it will be able to demonstrate sufficient financial stability in the application for a 2003 racing license, the Company cannot assure you that the Racing Commission will continue to grant a license to conduct racing on the schedule presently maintained at Wonderland.

     In the event that the Company is not successful in obtaining a year 2003 racing license, the adverse impact on the Company's financial results and position would be material.

OUTLOOK

     During 2001, the Company and the owners of other area racetracks worked to enact legislation which would permit the Company and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a much more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system.

     On November 17, 2001, the "Act Providing for Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the acting governor of Massachusetts. Under this new statute, the Company and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. The new legislation also provides that the Company is required to pay premiums for the right to simulcast out-of-state thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two (2) commercial horse racetracks. In addition to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool", which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse accounts of the individual racetracks responsible for such unclaimed wagers. During 2001, the Company received a one-time grant of $300,035 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment. Finally, the new statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission to study the feasibility of an off-track betting program in Massachusetts.

     Despite the enactment of this legislation and the potential for increases in cash flow from such legislation, management does not believe that this new legislation in its current state will materially benefit the Company's overall racing operations.

     Management has worked diligently over the last several years in attempting to convince the Governor and the Legislature of The Commonwealth of Massachusetts of the need to allow the Commonwealth's commercial racetracks to offer their patrons expanded gaming opportunities. The Massachusetts state legislature took no action on gaming in the year 2001 and no gaming legislation is currently anticipated in 2002. The Company cannot predict whether such legislation will ever be enacted or enacted on favorable terms.

     Management continues to examine the full range of strategic alternatives available in an effort to maximize shareholder value, including the benefits and disadvantages of remaining a public company, particularly in light of the lack of a meaningful trading market for its common stock.

IMPACT OF INFLATION AND CHANGING PRICES

     Certain of the Company's operating expenses, such as wages and benefits, equipment repair and replacement, and inventory and marketing costs, increase with general inflation. In order for the Company to cope with inflation, it must, to the extent permitted by competition and patron acceptance, pass increased cost on by periodically increasing prices. The Company is limited in its ability to offset the effects of inflation by increasing its percentage of handle because this percentage is governed by statute.

CRITICAL ACCOUNTING POLICIES

     In accordance with the U.S. Securities and Exchange Commission Release Nos. 33-8040, 34-45149 and FR-60, the Company's Critical Accounting Policies are as follows:

  ESCROWED CASH

     Escrowed cash is related to the operations of Wonderland and includes amounts held by The Commonwealth of Massachusetts in trust funds (for capital improvements and advertising/promotion). Wonderland funds these costs and requests reimbursements from the trust funds. Wonderland is reimbursed upon approval by the Commonwealth.

  REVENUE RECOGNITION

     The Company's annual revenues are mainly derived from the net commission that it receives from wagers made by patrons during its live-on track racing performances, live and guest-simulcast racing performances and from admission and concession charges at such performances. Inter-track receivables and payables are dependent on the accuracy of an independent totalistar vendor. This vendor's system has been independently reviewed and deemed reliable.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates that could impact on the Company's results of operations include those relating to settlement of liabilities related to discontinued operations, contractual obligations and other accrued expenses. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board ("FASB") finalized FASB Statements No. 141, "Business Combinations" ("SFAS No. 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that the Company recognize acquired intangible assets apart from goodwill if they meet certain criteria. SFAS No. 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS No. 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141.

     SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that companies identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized.

     The Company does not have any goodwill nor has it acquired other intangible assets. Accordingly, the Company does not expect adoption of these new standards to affect its financial statements as they relate to previous transactions.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business." SFAS No. 144 became effective for fiscal years beginning after December 15, 2001. The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair values less costs or fair values less costs to sell. The Company expects to adopt SFAS 144 in the first quarter of fiscal year 2002 and is currently reviewing the effects of adopting SFAS 144 on its financial position and results of operations.

FORWARD-LOOKING STATEMENTS

     Certain statements contained throughout this annual report constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated or projected, forecasted, estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; industry trends, changes in business strategy or development plans; availability and quality of management; and availability, terms and deployment of capital. SPECIAL ATTENTION SHOULD BE PAID TO SUCH FORWARD-LOOKING STATEMENTS INCLUDING, BUT NOT LIMITED TO, STATEMENTS RELATING TO (I) THE COMPANY'S ABILITY TO EXECUTE ITS BUSINESS STRATEGY, (II) THE COMPANY'S ABILITY TO OBTAIN SUFFICIENT RESOURCES TO FINANCE ITS WORKING CAPITAL AND CAPITAL EXPENDITURE NEEDS AND PROVIDE FOR ITS OBLIGATIONS, AND (III) THE STATEMENTS CONTAINED IN THIS ITEM.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company has no material exposure to market risk that could affect its future results of operations and financial condition. Risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may impair our business. The Company does not use derivative products and does not have any material unhedged monetary assets. (See Item 7, "Liquidity and Capital Resources").

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Accountants.................  C-16
Consolidated Balance Sheets.................................  C-17
Consolidated Statements of Operations.......................  C-18
Consolidated Statements of Changes in Stockholders'
  Deficiency and Comprehensive Income (Loss)................  C-19
Consolidated Statements of Cash Flows.......................  C-20
Notes to Consolidated Financial Statements..................  C-21

                  REPORT OF INDEPENDENT CERTIFIED ACCOUNTANTS

To the Board of Directors and Stockholders of The Westwood Group, Inc. and Subsidiaries
Revere, Massachusetts

     We have audited the accompanying consolidated balance sheets of The Westwood Group, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' deficiency and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects the consolidated financial position of The Westwood Group, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          BDO SEIDMAN, LLP

Boston, Massachusetts
February 9, 2002

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $     12,355   $    141,310
  Restricted cash...........................................       345,294        355,615
  Escrowed cash.............................................       180,608         80,041
  Accounts receivable.......................................        42,825         88,206
  Notes receivable from officers, short-term portion (Note
     11)....................................................       468,939        431,136
  Prepaid expenses and other current assets.................       136,730        108,370
                                                              ------------   ------------
Total current assets........................................     1,186,751      1,204,678
                                                              ------------   ------------
Property, plant and equipment (Note 2):
  Land......................................................       348,066        348,066
  Building and building improvements........................    18,663,406     18,593,939
  Machinery and equipment...................................     4,697,751      4,615,432
                                                              ------------   ------------
                                                                23,709,223     23,557,437
  Less accumulated depreciation and amortization............   (18,942,335)   (18,443,132)
                                                              ------------   ------------
  Net property, plant and equipment.........................     4,766,888      5,114,305
                                                              ------------   ------------
Other assets:
  Deferred financing costs, less accumulated amortization of
     $121,432 and $85,002 at December 31, 2001 and 2000,
     respectively...........................................        60,716         97,146
  Notes receivable from officers, long-term portion (Note
     11)....................................................       847,593      1,315,208
  Other assets, net.........................................        51,171         48,871
                                                              ------------   ------------
  Total other assets........................................       959,480      1,461,225
                                                              ------------   ------------
  Total assets..............................................  $  6,913,119   $  7,780,208
                                                              ============   ============
                        LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Accounts payable and other accrued liabilities (Notes 5
     and 10)................................................  $  1,452,237   $  2,108,881
  Discontinued Operations (Note 3)..........................            --        351,000
  Outstanding parimutuel tickets............................       611,107        635,355
  Current maturities of long-term debt (Note 2).............       324,525        295,225
                                                              ------------   ------------
  Total current liabilities.................................     2,387,869      3,390,461
Long-term debt, less current maturities (Note 2)............     3,772,186      4,096,172
Accrued executive bonus, long-term portion..................        54,352        147,880
Other long-term liabilities (Notes 4 and 8).................     1,104,145      1,917,521
                                                              ------------   ------------
  Total liabilities.........................................     7,318,552      9,552,034
                                                              ------------   ------------
Commitments and contingencies (Notes 5 and 8)
Stockholders' deficiency (Note 6):
  Common stock, $.01 par value; authorized 3,000,000 shares;
     1,944,409 shares issued................................        19,444         19,444
  Class B Common stock, $.01 par value; authorized 1,000,000
     shares; 912,615 shares issued..........................         9,126          9,126
  Additional paid-in capital................................    13,379,275     13,379,275
  Accumulated deficit.......................................    (5,593,645)    (7,020,652)
  Other comprehensive loss..................................      (254,851)      (194,237)
  Cost of 1,593,199 common and 600 Class B common shares in
     treasury...............................................    (7,964,782)    (7,964,782)
                                                              ------------   ------------
  Total stockholders' deficiency............................      (405,433)    (1,771,826)
                                                              ------------   ------------
  Total liabilities and stockholders' deficiency............  $  6,913,119   $  7,780,208
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           2001          2000          1999
                                                        -----------   -----------   -----------
OPERATING REVENUE:
  Pari-mutuel commissions.............................  $13,496,411   $14,215,269   $14,202,476
  Concessions and other...............................    1,490,150     1,565,250     1,511,922
  Other...............................................    1,996,224     1,890,289     1,830,984
                                                        -----------   -----------   -----------
Total operating revenue...............................   16,982,785    17,670,808    17,545,382
                                                        -----------   -----------   -----------
Operating expenses:
  Wages, taxes and benefits...........................    6,394,118     6,302,820     6,344,951
  Purses..............................................    3,807,916     4,108,685     4,301,987
  Cost of food and beverage...........................      437,421       461,648       464,267
  Administrative and operating........................    5,208,220     5,876,152     5,250,234
  Depreciation and amortization.......................      535,633       523,545       584,273
                                                        -----------   -----------   -----------
Total operating expenses..............................   16,383,308    17,272,850    16,945,712
                                                        -----------   -----------   -----------
Income from operations................................      599,477       397,958       599,670
                                                        -----------   -----------   -----------
Other income (expense):
  Interest expense, net...............................     (514,632)     (461,078)     (499,264)
  Loss on sale of investment (Note 9).................           --            --    (1,809,108)
  Other income (expense), net (Note 11)...............      (20,459)     (692,740)        2,900
  Change in accounting estimate (Note 12).............    1,058,007            --            --
                                                        -----------   -----------   -----------
     Total other income (expense).....................      522,916    (1,153,818)   (2,305,472)
                                                        -----------   -----------   -----------
Income (loss) from operations before provision for
  income taxes........................................    1,122,393      (755,860)   (1,705,802)
Provision for income taxes (Note 7)...................       46,386        93,605        90,600
                                                        -----------   -----------   -----------
Income (loss) from continuing operations..............    1,076,007      (849,465)   (1,796,402)
Gain from discontinued harness racing subsidiary (Note
  3)..................................................      351,000       353,420            --
                                                        -----------   -----------   -----------
  Net income (loss)...................................  $ 1,427,007   $  (496,045)  $(1,796,402)
                                                        ===========   ===========   ===========
Basic and diluted per share data:
  Income (loss) from continuing operations............  $      0.85   $     (0.67)  $     (1.42)
  Income from discontinued operations.................         0.28          0.28            --
                                                        -----------   -----------   -----------
     Net income (loss)................................  $      1.13   $     (0.39)  $     (1.42)
                                                        ===========   ===========   ===========
Basic and diluted weighted average common shares
  outstanding.........................................    1,263,225     1,263,225     1,263,225
                                                        ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                        AND COMPREHENSIVE INCOME (LOSS)

                                               FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
                            -------------------------------------------------------------------------------------------
                                                                                                              TOTAL
                                      CLASS B   ADDITIONAL                      OTHER                     STOCKHOLDERS'
                            COMMON    COMMON      PAID-IN     ACCUMULATED   COMPREHENSIVE    TREASURY        EQUITY
                             STOCK     STOCK      CAPITAL       DEFICIT         LOSS           STOCK      (DEFICIENCY)
                            -------   -------   -----------   -----------   -------------   -----------   -------------
Balance December 31,
  1998....................  $19,444   $9,126    $13,379,275   $(4,728,205)    $(249,404)    $(7,964,782)   $   465,454
Comprehensive income
  (loss):
  Net loss................      --        --             --   (1,796,402)            --              --             --
  Pension liability
    adjustment............      --        --             --           --         71,514              --             --
Total comprehensive income
  (loss)..................      --        --             --           --             --              --     (1,724,888)
                            -------   ------    -----------   -----------     ---------     -----------    -----------
Balance December 31,
  1999....................  19,444     9,126     13,379,275   (6,524,607)      (177,890)     (7,964,782)    (1,259,434)
Comprehensive income
  (loss):
  Net loss................      --        --             --     (496,045)            --              --             --
  Pension liability
    adjustment............      --        --             --           --        (16,347)             --             --
Total comprehensive income
  (loss)..................      --        --             --           --             --              --       (512,392)
                            -------   ------    -----------   -----------     ---------     -----------    -----------
Balance December 31,
  2000....................  19,444     9,126     13,379,275   (7,020,652)      (194,237)     (7,964,782)    (1,771,826)
Comprehensive income
  (loss):
  Net income..............      --        --             --    1,427,007             --              --             --
  Pension liability
    adjustment............      --        --             --           --        (60,614)             --             --
Total comprehensive income
  (loss)..................      --        --             --           --             --              --      1,366,393
                            -------   ------    -----------   -----------     ---------     -----------    -----------
Balance December 31,
  2001....................  $19,444   $9,126    $13,379,275   $(5,593,645)    $(254,851)    $(7,964,782)   $  (405,433)
                            =======   ======    ===========   ===========     =========     ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            2001         2000         1999
                                                         -----------   ---------   -----------
Cash Flows from Operating Activities
Net income (loss)......................................  $ 1,427,007   $(496,045)  $(1,796,402)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Gain from discontinued harness racing subsidiary.....     (351,000)   (353,420)           --
  Depreciation and amortization........................      535,633     523,545       584,273
  Change in accounting estimate........................   (1,058,007)         --            --
  Loss on sale of investment in subsidiary.............           --          --     1,809,108
  Minimum pension liability adjustment.................      (60,614)    (16,347)       71,514
  Changes in operating assets and liabilities:
     Decrease (increase) in restricted cash............       10,321     286,178      (556,035)
     Decrease (increase) in escrowed cash..............     (100,567)     20,469       (16,216)
     Decrease (increase) in accounts receivable........       45,381     (47,334)      (76,217)
     Decrease (increase) in prepaid expenses and other
       current assets..................................      (28,360)      1,620        58,974
     Decrease (increase) in other assets, net..........       (2,300)      9,970            --
     Increase (decrease) in accounts payable and other
       accrued liabilities.............................     (687,901)    129,405       (58,444)
     Increase (decrease) in outstanding parimutuel
       tickets.........................................      (24,248)     (3,105)       16,013
     Increase (decrease) in accrued executive bonus
       long-term portion...............................      (93,528)   (287,935)        2,592
     Increase (decrease) in other long term
       liabilities.....................................      244,631    (359,718)     (436,106)
                                                         -----------   ---------   -----------
     Total adjustments.................................   (1,570,559)    (96,672)    1,399,456
                                                         -----------   ---------   -----------
       Net cash used in operating activities...........     (143,552)   (592,717)     (396,946)
                                                         -----------   ---------   -----------
Cash flows from investing activities:
     Issuance of promissory notes receivable...........           --          --    (2,703,108)
     Additions to property, plant and equipment........     (120,529)    (88,027)     (128,129)
     Proceeds of sale of investment in subsidiary......           --          --     2,703,108
                                                         -----------   ---------   -----------
       Net cash used in investing activities...........     (120,529)    (88,027)     (128,129)
                                                         -----------   ---------   -----------
Cash flows from financing activities:
     Proceeds from short-term debt.....................           --     338,000            --
     Repayments of short-term debt.....................           --    (338,000)           --
     Principal payments of debt........................     (294,686)   (273,080)     (267,033)
     Decrease in notes receivable, officers............      429,812     752,025       946,755
                                                         -----------   ---------   -----------
       Net cash provided by financing activities.......      135,126     478,945       679,722
                                                         -----------   ---------   -----------
Net increase (decrease) in cash and cash equivalents...     (128,955)   (201,799)      154,647
Cash and cash equivalents, beginning of year...........      141,310     343,109       188,462
                                                         -----------   ---------   -----------
Cash and cash equivalents, end of year.................  $    12,355   $ 141,310   $   343,109
                                                         ===========   =========   ===========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest...............................................  $   427,060   $ 458,312   $   463,396
                                                         ===========   =========   ===========
Income taxes...........................................  $    48,765   $ 230,379   $    71,626
                                                         ===========   =========   ===========

Non-cash investing activities:

     During 1999 the Company sold an investment in a subsidiary for $4,040,706, of which $1,337,598 was a cancellation of a note payable and related accrued interest (See Note 9).

     The Company recorded capital lease obligations of $31,257 and $27,831 in 2001 and 2000, respectively.
  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The Company operates primarily in one business segment through its pari-mutuel racing subsidiary. Wonderland Greyhound Park, Inc. ("Wonderland" or "Wonderland Park") is a pari-mutuel greyhound racing facility located in Revere, Massachusetts. The Company also operated Foxboro Park, a pari-mutuel harness racing facility located in Foxboro, Massachusetts through the date of eviction in July, 1997. The Company's Foxboro harness racing operations were discontinued during 1997.

     The Wonderland facility includes a one-quarter mile sand track, a physical plant consisting of a climate controlled grandstand and clubhouse and a two-story administrative center. The Company maintains and operates two full service restaurants, a sports bar and other concession facilities at the racetrack. The racetrack facility can accommodate 10,000 patrons. The average attendance per performance in 2001 was approximately 871 persons. The complex encompasses a total of approximately 35 acres, including paved and lighted parking providing capacity for approximately 2,300 cars.

     Wonderland provides its patrons with a variety of entertainment options including live racing and full card simulcast wagering.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

  CASH AND CASH EQUIVALENTS

     Cash investments with maturities of three months or less at the time of their purchase are classified as cash equivalents.

  RESTRICTED CASH

     Restricted cash is related to funds dedicated to payment of the Company's liability for outstanding pari-mutuel tickets. Unclaimed winnings from pari-mutuel wagering are held by Wonderland until they become payable to the Commonwealth by the operation of unclaimed property statutes.

  ESCROWED CASH

     Escrowed cash is related to the operations of Wonderland and includes amounts held by The Commonwealth of Massachusetts in trust funds (for capital improvements and advertising/promotion). Wonderland funds these costs and requests reimbursement from the trust funds. Wonderland is reimbursed upon approval by the Commonwealth.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the following estimated useful lives:

ASSET CLASSIFICATION                                          ESTIMATED USEFUL LIFE
--------------------                                          ---------------------
Buildings and improvements..................................         30 Years
Machinery and equipment.....................................       5-10 Years

     Gains or losses are recognized upon the disposal of property, plant and equipment, and the related accumulated depreciation and amortization are adjusted accordingly. Losses are also recognized on buildings and improvements in the event of a permanent impairment to their value, as determined by

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" issued by the Financial Accounting Standards Board. Maintenance, repairs and betterments that do not enhance the value of or increase the life of the assets are charged to operations as incurred.

     Depreciation and amortization expense (excluding amortization of deferred charges) of approximately $500,000, $487,000, and $548,000 was recorded for the years ended December 31, 2001, 2000, and 1999, respectively.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     As of December 31, 2001 and 2000, the following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate. The carrying amount of cash equivalents approximates the fair value due to their short-term maturity. The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to credit risk consist of cash equivalents and accounts receivable. The Company's policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy. Concentration of credit risk, with respect to accounts receivable, is limited due to the Company's credit evaluation process. The Company does not require collateral from its customers. The Company's accounts receivable balance is comprised principally of amounts due from other race tracks. Historically, the Company has not incurred any significant credit related losses.

  REVENUE RECOGNITION

     The Company's annual revenues are mainly derived from the net commission that it receives from wagers made by patrons during its live-on track racing performances, live and guest simulcast racing performances and from admission and concession charges at such performances. Inter-track receivables and payables are dependent on the accuracy of an independent totalistor vendor. This vendor's system has been independently reviewed and deemed reliable.

  INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are provided based on the estimated future tax effects of differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. The Company's policy is to record a valuation allowance against deferred tax assets unless it is more likely than not that such assets will be realized in future periods. The Company considers estimated future taxable income or loss and other available evidence when assessing the need for its deferred tax asset valuation allowance.

  INCOME (LOSS) PER COMMON SHARE

     The Company follows Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), Earnings per Share, issued by the Financial Accounting Standards Board. Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and potentially dilutive common shares, consisting of stock options with an exercise price below the average market price of common shares. In 2001, the Company had net income, however, stock options were excluded from the computation of diluted shares because their exercise prices were above the average

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

market price of the common shares. The Company's stock options did not have a dilutive effect in 2000 or 1999 since the Company incurred a net loss (See Note
6).

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  ADVERTISING

     The Company expenses advertising costs as incurred. Advertising expense was approximately $181,000, $128,000, and $99,000 for the years ended December 31, 2001, 2000, and 1999 respectively.

  NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") finalized FASB Statements No. 141, "Business Combinations" ("SFAS No. 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that the Company recognize acquired intangible assets apart from goodwill if they meet certain criteria. SFAS No. 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS No. 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141.

     SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that companies identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized.

     The Company does not have any goodwill nor has it acquired other intangible assets. Accordingly, the Company does not expect adoption of these new standards to affect its financial statements as they relate to previous transactions.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business." SFAS No. 144 became effective for fiscal years beginning after December 15, 2001. The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair values less costs or fair values less costs to sell. The Company expects to adopt SFSAS

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

No. 144 in the first quarter of fiscal year 2002 and is currently reviewing the effects of adopting SFSAS No. 144 on its financial position and results of operations.

2.  LONG TERM DEBT

                                                              31-DEC-01    31-DEC-00
                                                              ----------   ----------
9.5% Century Bank and Trust Company ("Century Bank") term
  loan, requiring 60 monthly payments of principal and
  interest of $58,319 beginning August 1, 1998,
  collateralized by a mortgage and security interest in all
  real estate and personal property located at Wonderland
  Greyhound Park............................................  $4,096,711   $4,391,397
Less:
     Current maturities.....................................     324,525      295,225
                                                              ----------   ----------
Long-term portion...........................................  $3,772,186   $4,096,172
                                                              ==========   ==========

     The final payment on the loan is to be made on July 1, 2003 in the amount of $3,568,204. The Company is currently negotiating a refinancing of its loan.

     The note agreement contains certain restrictive covenants including the maintenance of certain financial ratios and debt coverage requirements. The note is collateralized by a mortgage and security interest in all real estate and personal property at Wonderland Greyhound Park.

3.  DISCONTINUED OPERATIONS

     In 1996, litigation ensued between Foxboro Realty Associates, LLC, et al. and the Company, its subsidiary Foxboro Park, Inc., et al., over Foxboro's right to occupy Foxboro Raceway. The Court issued an execution pursuant to which Foxboro was evicted from the racetrack on July 31, 1997. As a result the Company discontinued its harness racing operations. In the fourth quarter of 2001 and 2000, the Company recognized a gain of $351,000 and $353,420, respectively, resulting from the reduction of liabilities related to discontinued operations. As of December 31, 2001, there are no remaining liabilities related to discontinued operations.

4.  OTHER LONG-TERM LIABILITIES

     Other long-term liabilities include approximately $469,000 and $417,000 at December 31, 2001 and 2000, respectively, of fees owed to a law firm primarily related to litigation in prior years. Such outstanding amounts are currently payable at $1,000 per week. Current maturities of $52,000 are included in accounts payable and accrued liabilities.

     Also included in other long-term liabilities at December 31, 2001 is approximately $274,000 for a settlement of liability to a former vendor. The outstanding amount is currently payable in weekly installments. Current maturities related to the vendor settlement of approximately $265,000 are included in accounts payable and accrued liabilities at December 31, 2001. The remaining balance consists of deferred compensation and deferred pension payable of $103,999 and $257,146 for 2001, respectively and $111,908 and $302,560 for
2000, respectively.

5.  COMMITMENTS AND CONTINGENCIES

  PLEDGES OF ASSETS

     A certificate of deposit for $139,000 had been pledged to collateralize a performance bond for Wonderland, which is required annually by the Racing Commission for all race tracks. The bond is for

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$125,000. To meet working capital needs connected with the "Ballot Initiative" the Company gave, in November 2000, a second mortgage to Century Bank & Trust Company of Medford, MA. In return, Century Bank issued a letter of credit securing the Company's racing bond with the Massachusetts State Racing Commission for the 2001 racing license. In January 2001 this transaction was completed, enabling the certificate of deposit that had previously been used to secure the racing bond to be used for the Company's working capital needs.

  RACING LICENSE

     In order to meet the requirements for renewal of racing licenses, Wonderland must demonstrate, on an annual basis, that it is a financially viable entity, capable of disposing of its obligations on a timely basis. The racing license has been granted for the 2002 calendar year. Although management is optimistic that it will be able to demonstrate financial stability in their applications for a year 2003 racing license, there can be no assurance that the Racing Commission will continue to grant licenses to conduct racing on the schedules presently maintained at Wonderland. In the event that the Company is not successful in obtaining a year 2003 racing license, the adverse impact on the Company would be material.

  LEASE COMMITMENT

     Totalisator equipment rent (which is primarily based on the handle per performance) was approximately $342,000, $292,000, and $403,000 in 2001, 2000,
and 1999, respectively. Future minimum payments are due at amounts calculated as a percentage of the Company's total handle amounts. The Company is also liable for numerous operating leases for automobiles and other equipment. The future minimum lease commitments relating to noncancelable operating leases as of December 31, 2001 are immaterial.

     In 2001 and 2000, the Company entered into capital leases for various operating equipment items.

     As of December 31, 2001, future minimum lease payments under capital leases were as follows:

YEAR ENDED DECEMBER 31,
-----------------------
2002........................................................  $25,809
2003........................................................   21,819
2004........................................................   18,176
2005........................................................    3,146
                                                              -------
Total maximum lease payments................................   68,950
Amount representing interest @ 9.8%.........................   (8,969)
                                                              -------
Present value of minimum lease payments.....................  $59,981
                                                              =======
Current portion of lease payments...........................  $20,847
Long-term portion of lease payments.........................   39,134
                                                              -------
                                                              $59,981
                                                              =======

 LITIGATION

     The Company is subject to various legal proceedings that arise in the ordinary course of its business.

     In 1996 litigation ensued between Foxboro Realty Associates, LLC, et al. and the Company, its subsidiary Foxboro Park, Inc., et al. in Norfolk Superior Court in Massachusetts, over Foxboro Park's right to occupy Foxboro Raceway. The Court issued an execution pursuant to which Foxboro Park was Evicted

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

from the racetrack on July 31, 1997. The parties appealed to the Massachusetts Appeals Court on January 27, 1998.

     On July 8, 1998, Foxboro Route 1 Limited Partnership, et al., filed a civil action in Suffolk Superior Court in Massachusetts against The Westwood Group, Inc., Wonderland Greyhound Park, Inc., et al., seeking payment for use and occupancy of Foxboro Raceway, and other damages, from 1992 through July 1997.

     On January 30, 2001, the above-mentioned cases were settled without monetary damages to either party.

     In January 2001, the Company lost at arbitration a claim brought against it by a former totalisator vendor. The judgement amount was $468,000. This amount has been recorded in "Other income (expense), net" as of the fourth quarter of 2000 and fully accrued in current liabilities. As of December 31, 2001, the judgement amount, plus accrued interest thereon, totalled approximately $538,000. The arbitrator's decision was appealed to the United States Federal District Court in Massachusetts and overturned. The former vendor appealed the District Court decision to the United States Federal Circuit Court of Appeals, that upheld the arbitrator's original decision. The case was returned to the United States Federal District Court where a judgement was entered. The parties have negotiated a settlement agreement which provides for an aggregate payment in the amount of $603,534 to be paid by the Company in weekly installments ranging from $1,374 to $2,000, with the remaining balance due and payable on April 1, 2003.

6.  COMMON STOCK, STOCK OPTION AND GRANT PLANS

     The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 allows the Company to account for its stock-based compensation plans based upon either a fair value method or the intrinsic value method. The Company has elected to follow the intrinsic value method of accounting for stock-based compensations plans prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Under SFAS No. 123, the Company is required to disclose the effects of applying the fair value method on the net income or loss.

     In October 1995, the Board of Directors approved and ratified the granting of non-qualified stock options. These options were granted to the Directors of the Company to purchase shares of common stock at an option price equal to the fair market value of the Company's common stock at the date the options were granted. The stock options vested over five years and have a life of ten years. The Company's stock options activity is summarized as follows:

                                                               NUMBER     EXERCISE
                                                              OF SHARES    PRICE
                                                              ---------   --------
Balance, December 31, 1998..................................   288,834     $3.00
Terminated..................................................    (5,000)     3.00
                                                               -------
Balance, December 31, 1999..................................   283,834      3.00
Terminated..................................................   (26,334)     3.00
                                                               -------     -----
Balance, December 31, 2000 and 2001.........................   257,500      3.00
                                                               =======     =====

     The Company's total stock options outstanding of 257,500 at December 31, 2001 expire as follows: 165,000 in October 2002, 50,000 in October 2005, and 42,500 in November 2007.

     The Company has computed the pro forma disclosures required under SFAS No. 123 for stock options using the Black-Scholes option pricing model prescribed by SFAS No. 123 for December 31, 2000 and 1999. The stock options were fully vested as of December 31, 2001.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The assumptions used and the weighted average information for the years ended December 31, 2000 and 1999 are as follows:

Risk-free interest rates....................................       7.5%
Expected dividend yield.....................................       2.5%
Expected lives..............................................  10 years
Expected volatility.........................................        45%
Weighted average fair value of options on date of grant.....     $5.18
Weighted-average exercise price.............................     $3.00
Weighed-average remaining contractual life of options
  outstanding...............................................   9 years

     The effect of applying SFAS No. 123 for the years ended December 31, 2000 and 1999, is as follows:

                                                                 2000         1999
                                                               ---------   -----------
Net income (loss)..............................  As reported   $(496,045)  $(1,796,402)
                                                  Pro forma    $(538,740)  $(1,839,097)
Net income (loss) per basic share..............  As reported   $   (0.39)  $     (1.42)
                                                  Pro forma    $   (0.43)  $     (1.46)
Net income (loss) per diluted share............  As reported   $   (0.39)  $     (1.42)
                                                  Pro forma    $   (0.43)  $     (1.46)

7.  INCOME TAXES

     The Company's provision for income taxes for the years ended December 31, 2001, and 2000 represents state income taxes. The provision for year ended 1999 represents alternative minimum federal taxes and state taxes.

     The Company's effective tax rates differ from amounts computed by applying the statutory federal income tax rate to income (loss) from continuing operations before income taxes, as follows:

FOR THE YEAR ENDED                                            2001    2000    1999
------------------                                            -----   -----   -----
Statutory federal income tax rate...........................   34.0%  (34.0)% (34.0)%
(Increase) decrease in deferred tax.........................     --    34.0    34.0
Valuation allowance
  Non-taxable change in estimate............................  (34.0)     --      --
  State income taxes........................................    4.1    12.3     0.5
  Alternative minimum tax...................................     --      --     4.8
  Utilization of carry forward losses.......................     --      --      --
                                                              -----   -----   -----
Income tax rate.............................................    4.1%   12.3%    5.3%
                                                              =====   =====   =====

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of the significant temporary differences which comprise the Deferred tax assets and liabilities are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
DEFERRED TAX ASSETS
Net operating loss carryforwards............................  $ 2,242   $ 2,308
Fixed assets................................................      456       526
Deferred compensation.......................................       44        47
Miscellaneous operating reserves............................      416       184
Deferred pension............................................        1        43
Capitalized expenses........................................       22        20
                                                              -------   -------
Gross deferred assets.......................................    3,181     3,128
Less valuation allowance....................................   (3,181)   (3,128)
                                                              -------   -------
Net deferred assets.........................................  $    --   $    --
                                                              =======   =======

     The Company's net operating loss carryforwards begin expiring as of December 31, 2008. The net operating loss carryforwards, amounting to $5.61 million, expire as follows (in thousands) $1,480 in 2008, $43 in 2010, $437 in 2011, $3,546 in 2012 and $104 in 2013. The Company has fully reserved for all net deferred tax assets as future realization of these assets is not presently determinable.

8.  PENSION PLANS AND RETIREMENT BENEFITS

     The Company contributed $93,033, $44,247, and $80,778 in 2001, 2000, and
1999, respectively, to three multi-employer pension plans for employees covered by collective bargaining agreements. These plans are not administered by the Company and contributions are determined in accordance with the provisions of negotiated labor contracts. The Company maintains a defined benefit retirement plan for certain other union employees and one for non-union employees. The plan provides a benefit of a flat dollar amount, determined by the collective bargaining agreement with the union. Company contributions to this plan totaled $104,962, $123,170, and $153,643 in 2001, 2000, and 1999, respectively. Benefits under the plan are provided by a group annuity contract purchased from an insurance carrier. The expense for this plan includes amortization of the cost of providing plan benefits for past service over a period of approximately 14 years. The Company's funding policy is to contribute amounts annually to the Plan, subject to the Internal Revenue Service and ERISA minimum required and maximum allowable funding limitations. The following table sets forth the plan's funded status at December 31, 2001 and 2000:

                                                                2001          2000
                                                             -----------   -----------
Actuarial present value of benefit obligation:
Accumulated benefit obligation, including vested benefits
  of $1,205,017 and $1,264,282 for 2001 and 2000,
  respectively.............................................  $(1,239,862)  $(1,302,656)
                                                             ===========   ===========
Projected benefit obligation...............................  $(1,239,862)  $(1,302,656)
Plan assets at fair value..................................      982,716     1,000,096
Unrecognized losses........................................     (254,852)     (194,238)
Adjustment for minimum liability...........................      254,852       194,238
                                                             -----------   -----------
Adjusted accrued pension cost (included in other long term
  liabilities..............................................  $  (257,146)  $  (302,560)
                                                             ===========   ===========

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net periodic pension cost included the following components:

                                                       FOR THE YEARS ENDED DECEMBER 31:
                                                      ----------------------------------
                                                         2001        2000        1999
                                                      ----------   ---------   ---------
Service cost -- benefits earned during the period...  $      --    $     --    $     --
Interest cost on projected benefit obligation.......     85,485      95,619      91,557
Actual return on plan assets........................     52,952      (8,392)    (95,989)
Net gain (loss) during the year, deferred for later
  recognition.......................................   (139,503)    (69,024)     37,361
                                                      ---------    --------    --------
Net periodic pension cost (benefit).................  $  (1,066)   $ 18,203    $ 32,929
                                                      =========    ========    ========

     Assumptions used in accounting for the above pension information included a discount rate of 7.25% for the years ended December 31, 2001 and 2000, and an expected long-term rate of return of 8.5% for all years presented.

     The following tables set forth pension obligations and plan assets as of December 31, 2001 and 2000:

                                                                 2001         2000
                                                              ----------   ----------
Change in benefit obligation:
Benefit obligation as of January 1..........................  $1,302,656   $1,348,085
Interest cost...............................................      85,485       95,619
Actuarial gain..............................................     (78,889)     (56,333)
Benefits paid...............................................     (69,390)     (84,715)
                                                              ----------   ----------
Benefit obligation as of December 31........................  $1,239,862   $1,302,656
                                                              ==========   ==========
Change in plan assets:
Fair value as of January 1..................................  $1,000,096   $  953,249
Actual return on plan assets................................     (52,952)       8,392
Company contribution........................................     104,962      123,170
Benefits paid...............................................     (69,390)     (84,715)
                                                              ----------   ----------
Fair value as of December 31................................  $  982,716   $1,000,096
                                                              ==========   ==========

     The Company amended the defined benefit plan in connection with the renewal of a collective bargaining agreement. The amendment provides that as of January 31, 1998, benefit accruals under the plan will be frozen for those active employees who accrued benefits under the plan before January 31, 1998. The amendment further provides that on and after January 31, 1998, employees hired by Wonderland will no longer be eligible to join the plan. The Company will make contributions on behalf of these employees at a fixed rate to the union 401(k) plan based upon hours worked. These contributions commenced in 1998.

     During 1997 the Company established separate 401(k) plans for union and nonunion employees, respectively. The plans are administered by an insurance company. The Company made contributions on behalf of certain union employees based upon a fixed rate and performances worked. The total of these contributions was approximately $71,000, $71,000, and $72,000, for the years ended December 31, 2001, 2000, and 1999, respectively.

     The Company also has employment contracts with certain retired employees which provide for the payment of retirement benefits, the cost of which has been accrued during their active employment.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Expense for all retirement plans of the Company for the years ended December 31, 2001, 2000, and 1999 was approximately $269,000, $278,000, and
$279,000, respectively.

9.  SALE OF INVESTMENTS

     During 1994, the Company and Back Bay Restaurant Group jointly pursued a series of transactions, the effect of which resulted in the control of Back Bay Restaurant Group no longer resting with the Company. Accordingly, the Company began accounting for its investments in Back Bay Restaurant Group under the equity method.

     On December 31, 1998, the Company owned approximately 673,000, or 19%, of the outstanding shares of Back Bay Restaurant Group.

     On September 24, 1999, the Company entered into a Stock Purchase Agreement with Charles F. Sarkis, pursuant to which Mr. Sarkis purchased 450,518 shares of common stock of Back Bay Restaurant Group.

     Immediately prior to consummation of the transactions contemplated by the Stock Purchase Agreement and the Stock Repurchase Agreement, the Company was the majority stockholder of Back Bay Restaurant Group, which had gone private in April, 1999.

     The aggregate purchase price of the stock was $2,703,108. In exchange for the delivery of the shares, Mr. Sarkis delivered a promissory note in the amount of the purchase price and a stock pledge agreement relating to the shares. Under the terms of the note, Mr. Sarkis paid the Company $500,927 on November 4, 1999, $500,000 was paid on December 16, 1999, $351,554 was paid on January 31, 2000, $338,000 was paid on December 1, 2000, and $350,000 was paid August 17, 2001. The remaining outstanding principal balance and all accrued interest is to be paid in two equal installments of principal on December 16, 2002 and December 16, 2003. The balance outstanding under the note was $910,004 at December 31, 2001.

     Simultaneously with the execution of the Stock Purchase Agreement, the Company entered into a Stock Repurchase Agreement with Back Bay Restaurant Group pursuant to which Back Bay Restaurant Group repurchased 222,933 shares of common stock of Back Bay Restaurant Group in exchange for the cancellation of a certain promissory note, dated May 2, 1994, issued by the Company in favor of Back Bay Restaurant Group in the principal amount of $970,000 and accrued interest thereon in the amount of $376,598.

     The purchase price of the Back Bay Restaurant Group stock in the above transaction was $6.00 per share. The per share book value of the Company's investment in Back Bay Restaurant Group immediately prior to these transactions was $8.92. The Company incurred a non-cash loss of $2.69 per share on these transactions, for an aggregate non-cash loss of $1,809,000 net of $157,000 of equity in the earnings of Back Bay Restaurant Group for 1999.

10.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities as of December 31, 2001 and 2000 consisted of the following:

                                                                 2001         2000
                                                              ----------   ----------
Other accrued liabilities...................................  $  619,709   $1,057,775
Accounts payable, trade.....................................     738,988      907,333
Accrued executive bonus.....................................      93,540      143,773
                                                              ----------   ----------
                                                              $1,452,237   $2,108,881
                                                              ==========   ==========

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  TRANSACTIONS WITH OFFICERS, EMPLOYEES AND RELATED PARTIES

     Prior to 1995, the Company engaged a firm to assist management in the planning and execution of a financial and operational reorganization of the Company. As compensation of its services, the Company agreed to a success fee in certain circumstances, in addition to the basic fee, to grant options to acquire common stock totaling 6% of the total of the Company's capital stock at $3.00 per share (the "success fee" option). The success fee also stipulated that a principal of such firm, Michael S. Fawcett, who was at the time a Director of the Company, would be required to return options to purchase 25,000 shares of the Company's common stock if the success fee options are granted and subsequently exercised.

     In May 1994, the Company purchased all restaurant and concession operations at Wonderland from Back Bay Restaurant Group for a sales price of $770,000. Included in the term note of $970,000 were additional amounts owed to Back Bay Restaurant Group for costs incurred under a Cross Indemnification Agreement amounting to $200,000, and interest expense of approximately $58,000 for the year ended December 31, 1999. This note was cancelled during 1999 in conjunction with the stock repurchase agreement entered into with Back Bay Restaurant Group.

     Upon the sale of Back Bay Restaurant Group common stock to Charles F. Sarkis, the Company received a promissory note in the amount of $2,703,108. The note bears interest of 9.5%. $500,927 was paid on November 4, 1999, $500,000 was paid on December 16, 1999, $351,554 was paid on January 31, 2000, $338,000 was paid on December 1, 2000, and $350,000 was paid August 17, 2001. The remaining outstanding principal and accrued interest is payable in two equal annual installments due on December 16, 2002 through December 16, 2003. The balance outstanding under the note was $910,004 at December 31, 2001.

     In October 1999, the Company received a letter of credit from the Anglo Irish Bank securitized by Mr. Charles Sarkis' property located on Boylston Street in Boston, Massachusetts. The letter of credit was established on October 14, 1999 between Mr. Sarkis and the Anglo Irish Bank. The letter of credit specifically stated that its purpose was to fund the unclaimed winning tickets of the Wonderland Greyhound Park racetrack, i.e. the "outs" due to the state. Subsequently, Mr. Sarkis refinanced the Boylston Street property and loaned the Company $500,000. The Company designated this $500,000, which was wired into the Company's Anglo Irish Bank account, to be used for the 1998 and 1999 outstanding pari-mutuel tickets due to the state. The loan agreement between the Company and Mr. Sarkis provided that the $500,000 due, at the option of the payee, could be used to offset any amounts due from Mr. Sarkis, pursuant to the Promissory Note dated September 24, 1999. Accordingly, the Company offset the first payment due on the $2,703,108 loan due from Mr. Sarkis against the $500,000 loan payable to him.

     At December 31, 2001, there were loans outstanding to officers/stockholders including interest, of $1,316,532. The loans were restructured in 1999 to be payable over five years and bear interest at 8.0% per annum. Notes receivable and related interest, in the amount of $178,350 and $910,004 are due from Charles Sarkis and $228,178 is due from Richard P. Dalton, the Company's President and Chief Executive Officer. The $228,178 balance due was originally recorded as a note receivable at December 31, 1998. The accrued bonus due to Mr. Sarkis of $93,540 at December 31, 2001 will be used to repay the outstanding notes receivable balance as it becomes due. The current portion of these bonus amounts are classified in accounts payable and other accrued liabilities at December 31, 2001.

     In August 2000, animal rights activists were able to obtain the necessary number of signatures in order to place on the November 2000 State ballot a binding initiative petition to ban all wagering on dog racing within Massachusetts effective June 1, 2001. The Company expended approximately $881,000 on the campaign to defeat the ballot initiative through December 31, 2000. The campaign to defeat the ballot initiative was conducted jointly with the dog track in Raynham, Massachusetts through a Ballot Question Committee established in accordance with the campaign finance laws of Massachusetts. The Company's

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

President and Chief Executive Officer, Richard P. Dalton, served as the chairman of this Ballot Question Committee. These funds were used primarily for the acquisition of media time and the development and implementation of a media campaign to promote the industry point of view.

     On August 16, 2000, the Company entered into a Settlement Agreement and Mutual Release with a stockholder of more than 5% of the Company's Common Stock who agreed to cancel certain stock options in the Company held by him, sell his shares of common stock in the Company to a third party and release the Company and Charles Sarkis from certain claims in consideration for $140,755 and the payment of his legal expenses. This amount has been recorded in "Other income (expense), net" in the accompanying statement of operations.

12.  CHANGE IN ACCOUNTING ESTIMATE

     In 2001 Westwood recognized $1,058,000 of non-operating income as the result of a change in accounting estimate on a prior years long-term liability.

13.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth selected quarterly financial data for 2001 and 2000 (in thousands, except per share amounts):

                                                              1ST      2ND      3RD      4TH
                                                             ------   ------   ------   ------
2001
  Revenues.................................................  $4,116   $4,545   $4,243   $4,079
  Operating income.........................................      91       42      166      300
  Net income (loss)........................................     (25)    (175)   1,112      515
  Basic net income (loss) per share........................  $(0.02)  $(0.14)  $ 0.88   $ 0.41
  Dilutive net income (loss) per share.....................  $(0.02)  $(0.14)  $ 0.87   $ 0.40
2000
  Revenues.................................................  $4,239   $4,722   $4,636   $4,074
  Operating income (loss)..................................     787      423     (478)    (334)
  Net income (loss)........................................     576      268     (670)    (670)
  Basic and dilutive net income (loss) per share...........  $ 0.46   $ 0.21   $(0.53)  $(0.53)

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT DIRECTORS

NAME                                 AGE   SINCE                POSITION
----                                 ---   -----                --------
Charles F. Sarkis..................  62    1978    Chairman of the Board
Richard P. Dalton..................  54    1978    President, Chief Executive Officer,
                                                   Director
Paul J. DiMare.....................  59    1987    Director

     Charles F. Sarkis has served as Chairman of the Board since 1978. He was Chief Executive Officer of the Company from 1978 to 1992 and President from 1984 to 1992. He has been Chairman of the Board, President and Chief Executive Officer of Back Bay Restaurant Group, Inc. (a restaurant holding company), formerly a wholly-owned subsidiary of the Company, for more than six (6) years. He also has been Chief Executive Officer of Sarkis Management Corporation (restaurant management) for more than six (6) years.

     Richard P. Dalton has served as President and Chief Executive Officer of the Company since 1993. He served as Executive Vice President of the Company from 1988 to 1992 and Chief Operating Officer from 1989 until 1992. He was Vice President from 1984 until 1987; Chief Financial Officer from 1988 to 1989; Treasurer from 1974 to 1989; Assistant Secretary since 1984; and General Manager from 1981 to 1983.

     Paul J. Dimare has been President of DiMare Homestead, Inc. (agricultural processing and packaging) and DiMare Management Corp. (agricultural management and marketing) for over six (6) years. He also is a director of First National Bank of Homestead, Florida.

     All of the directors and executive officers are citizens of the United States. There are no arrangements or understandings between any of the directors or executive officers of the Company and any other person pursuant to which such director or executive officer was or will be selected as a director or officer of the Company. Each of the executive officers of the Company holds office at the pleasure of the Board of Directors.

ITEM 11.  EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table shows the cash and other remuneration paid or accrued, in respect of services rendered to the Company and its wholly-owned subsidiaries for the three (3) years ended December 31, 2001, to each of the Company's executive officers whose aggregate remuneration exceeded $100,000.

                                               OTHER ANNUAL   RESTRICTED STOCK                                ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY       BONUS         COMPENSATION     OPTIONS/AWARDS   LTIP SARS    PAYOUTS
---------------------------  ----   --------   ------------   ----------------   --------------   ---------   ---------
Charles F. Sarkis.......     2001   $250,000         --               --                --            --          --
Chairman of the Board        2000   $250,000         --               --                --            --          --
                             1999   $250,000         --               --                --            --          --
Richard P. Dalton.......     2001   $205,000         --               --                --            --          --
President and Chief          2000   $205,000         --               --                --            --          --
  Executive Officer          1999   $205,000         --               --                --            --          --


NAME AND PRINCIPAL POSITION  COMPENSATION
---------------------------  ------------
Charles F. Sarkis.......           --
Chairman of the Board              --
                                   --
Richard P. Dalton.......           --
President and Chief                --
  Executive Officer                --

     Compensation Committee Interlocks and Insider Participation. During the year ended December 31, 2001, Messrs. Charles F. Sarkis and Richard P. Dalton served as executive officers of the Company and as members of the Board of Directors of the Company which performs the functions of a compensation committee.

     Remuneration of Directors. The Company pays to each nonemployee Director $2,000 per Board meeting attended with an additional fee of $1,000 for each Committee meeting attended.

     Compensation Plan. The Company has adopted an executive compensation plan. The compensation plan is designed to provide an environment and opportunity for key executives to be rewarded for individual achievement as well as for attaining overall corporate goals. The compensation plan includes provisions for a base salary, annual incentive and long term incentives. Base salary is determined annually and is based upon the level and amount of responsibility in the context of comparable companies. Additional annual incentives are to be distributed to key executives from a bonus pool. A performance bonus equal to 10% of income before tax will be allocated to the key executives at the discretion of the Compensation Committee and Board of Directors. Additionally, a discretionary bonus of up to 5% of income before income taxes will be available to reward an employee's individual performance. Based on the Company's cash flow condition, no bonuses were granted during the 2001 fiscal year. Finally, long term incentives will consist of stock options granted to key executives at the discretion of the Compensation Committee and Board of Directors. In addition, a special transaction bonus is available in the event the Chairman initiates and/or negotiates an extraordinary transaction to enhance shareholder value, including a merger, sale, acquisition or joint venture. The transaction bonus is equal to 2% of the value of any such transaction.

     Stock Option Agreements. During 1997, the Company issued to those certain executives, Directors and former Directors non-qualfied stock options to purchase an aggregate of 42,500 shares of the Company's common stock at an exercise price of $3.00 per share. During 1995, the Company awarded those certain executives, Directors and former Directors of the Company, non-qualified stock options to purchase an aggregate of 50,000 shares of the Company's common stock at an exercise price of $3.00 per share. During 1992, the Company awarded to those certain executives, Directors and former Directors non-qualified stock options to purchase an aggregate of 165,000 shares of the Company's common stock at an exercise price of $3.00 per share. All such options expire ten (10) years from the date of grant.

     Audit Committee. The Board of Directors of the Company performs the functions of an audit committee.

YEAR-END OPTION VALUES

     The table below shows year-end option values the total number of unexercised options held at December 31, 2001. There are no unexercised in-the-money options at the fiscal year-end.(1) No options were exercised in the year-ended December 31, 2001.

                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                             OPTIONS AT FISCAL YEAR END(#)          AT YEAR END($)(1)
                                             ------------------------------    ----------------------------
NAME                                         EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                                         ------------    --------------    -----------    -------------
Charles F. Sarkis..........................     95,000            --               --              --
Richard P. Dalton..........................     40,000            --               --              --

---------------

(1) In-the-Money Options are those where the fair market value of the underlying securities exceeds the exercise price of the option.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

     The following table sets forth certain information, as of March 29, 2002, with respect to the beneficial ownership of the Company's Common Stock by each Director, by all Directors and officers of the Company as a group and by persons known by the Company to own beneficially more than 5% of the outstanding Common Stock. (1) Unless otherwise noted, such stockholders have full voting and investment power with respect to the shares listed as beneficially owned by them.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL                                 OWNER OWNERSHIP    PERCENT OF CLASS
------------------------------                                -----------------   ----------------
Directors and Officers:
  Richard P. Dalton.........................................         52,350(2)        13.38%
     The Westwood Group, Inc.
     190 VFW Parkway
     Revere, MA 02151

  Paul J. DiMare............................................        143,300(3)        36.63%
     P.O. Box 900460
     Homestead, FL 33090

  Charles F. Sarkis.........................................        906,866(5)        72.50%
                                                                  ---------            -----
     The Westwood Group, Inc.
     190 VFW Parkway
     Revere, MA 02151

  All Directors and Officers as a group (three (3)
  persons)..................................................      1,102,516(6)        82.84%
                                                                  =========            =====
Holders of more than 5%, not included above
  DiMare Homestead, Inc.....................................         92,500(7)        27.00%
  Michael S. Fawcett........................................         25,600(8)         7.00%
  Joseph J. O'Donnell.......................................         47,669(9)        12.90%
  Pauline F. Evans..........................................         26,122(10)        7.60%
  Patricia F. Harris........................................         16,350(11)        5.80%
  A. Paul Sarkis............................................         48,609(4)        12.40%

---------------

 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). For purposes of this table a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within sixty (60) days, including by conversion of such stockholder's shares of Class B Common Stock into shares of Common Stock or by exercise of options. For purposes of this table, any shares of Common Stock not outstanding which are subject to such a right, or conversion privileges, are deemed to be outstanding for the purposes of computing the percentage of outstanding shares owned by such person or group, but are not deemed to be outstanding for the purposes of computing such percentage owned by any other person or group.

 (2) Includes presently exercisable options to purchase 40,000 shares.

 (3) Includes 92,500 shares held of record by DiMare Homestead, Inc. over which Mr. DiMare has voting and investment power, and presently exercisable options and grants to purchase 40,000 shares.

 (4) Includes presently exercisable options to purchase 32,500 shares and 16,109 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis. Mr. Sarkis' address is 599 East Sixth St., Apt. 1, South Boston, MA 02127. Mr. Sarkis is a former Director and officer of the Company.

 (5) Consists of 820,725 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis, 7,250 shares of Common Stock, as well as presently exercisable options to purchase 95,000 shares. (See footnote (2) to the table below showing beneficial ownership of Class B Common Stock.)

 (6) Includes presently exercisable options to purchase 175,000 shares and 804,616 shares issuable upon conversion of shares of Class B Common Stock, held by all directors and officers as a group.

 (7) See Footnote (3).

 (8) Includes presently exercisable options to purchase 25,000 shares. Mr. Fawcett has agreed that under certain circumstances he may forfeit these options. (See Item 13, "Certain Relationships and Related Transactions"). Mr. Fawcett's address is c/o Dorman & Fawcett, P.O. Box 214, Hamilton, Massachusetts 01936.

 (9) Includes presently exercisable options to purchase 25,000 shares. Mr. O'Donnell's address is c/o Boston Concessions Group, Inc., 111 6th Street, Cambridge, Massachusetts 02141.

(10) Ms. Evans' address is 3600 Galt Ocean Drive, Fort Lauderdale, Florida
     33308.

(11) Ms. Harris' address is 10190 Collins Avenue, Bal Harbour, Florida 33154.

(B) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF CLASS B COMMON STOCK

     The following table sets forth certain information, as of March 29, 2002, with respect to the beneficial ownership of the Company's Class B Common Stock by each Director, and named Executive Officer and by all Directors and officers of the Company as a group and by persons known by the Company to own beneficially more than 5% of the outstanding Class B Common Stock. Unless otherwise noted, such stockholders have full voting power and investment power with respect to the shares listed as beneficially owned by them.

                                                                SHARES OF CLASS B
                                                                  COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED(1)   PERCENT OF CLASS
------------------------------------                          ---------------------   ----------------
Charles F. Sarkis...........................................         820,725(2)            90.00%
  Back Bay Restaurant Group, Inc.
  284 Newbury St.
  Boston, MA 02116

Richard P. Dalton...........................................               0                0.00%
  The Westwood Group, Inc.
  190 VFW Parkway
  Revere, MA 02151

Paul J. DiMare..............................................               0                0.00%
                                                                     -------               -----
  P.O. Box 900460
  Homestead, FL 33090
All Directors and Officers as a Group (three persons).......         820,725(2)            90.00%
                                                                     =======               =====

---------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within sixty (60) days.

(2) Includes shares held by Sarkis Management Corporation, which is wholly-owned by Mr. Sarkis, and shares held by one (1) of Mr. Sarkis' adult children who has granted Mr. Sarkis a proxy to vote her shares. Does not include 80,545 shares held by Mr. Sarkis' five (5) other adult children; Mr. Sarkis disclaims beneficial ownership of such shares.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Based solely on the review of Forms 3, 4 and 5 and all amendments thereto furnished to the Company with respect to its most recent fiscal year, it appears that each Director, officer and 10% beneficial owner of Common Stock of the Company complied with Section 16(a) of the Securities Exchange Act of 1934.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to 1995, the Company engaged a firm to assist management in the planning and execution of a financial and operational reorganization of the Company. As compensation for its services, the Company agreed to a success fee under certain circumstances, in addition to the basic fee, to grant options to acquire common stock totaling 6% of the total of the Company's capital stock at $3.00 per share (the "success fee" option). The success fee also stipulated that a principal of such firm, Michael S. Fawcett, who was at the time a Director of the Company, would be required to return options to purchase 25,000 shares of the Company's common stock if the success fee options are granted and subsequently exercised.

     In May 1994, the Company purchased all restaurant and concession operations at Wonderland from Back Bay Restaurant Group for a sales price of $770,000. Included in the term note of $970,000 were additional amounts owed to Back Bay Restaurant Group for costs incurred under a Cross Indemnification Agreement amounting to $200,000, and interest expense of approximately $58,000 for the year ended December 31, 1999. This note was cancelled during 1999 in conjunction with the stock repurchase agreement entered into with Back Bay Restaurant Group.

     Upon the sale of Back Bay Restaurant Group common stock to Charles F. Sarkis, the Company received a promissory note in the amount of $2,703,108. The note bears interest of 9.5%. $500,927 was paid on November 4, 1999, $500,000 was paid on December 16, 1999, $351,554 was paid on January 31, 2000, $338,000 was paid on December 1, 2000, and $350,000 was paid August 17, 2001. The remaining outstanding principal and accrued interest is payable in two (2) equal annual installments due on December 16, 2002 through December 16, 2003. The balance outstanding under the note was $910,004 at December 31, 2001.

     In October 1999, the Company received a letter of credit from the Anglo Irish Bank securitized by Mr. Charles Sarkis' property located on Boylston Street in Boston, Massachusetts. The letter of credit was established on October 14, 1999 between Mr. Sarkis and the Anglo Irish Bank. The letter of credit specifically stated that its purpose was to fund the unclaimed winning tickets of the Wonderland Greyhound Park racetrack, i.e. the "outs" due to the state. Subsequently, Mr. Sarkis refinanced the Boylston Street property and loaned the Company $500,000. The Company designated this $500,000, which was wired into the Company's Anglo Irish Bank account, to be used for the 1998 and 1999 outstanding pari-mutuel tickets due to the state. The loan agreement between the Company and Mr. Sarkis provided that the $500,000 due, at the option of the payee, could be used to offset any amounts due from Mr. Sarkis, pursuant to the Promissory Note dated September 24, 1999. Accordingly, the Company offset the first payment due on the $2,703,108 loan due from Mr. Sarkis against the $500,000 loan payable to him.

     At December 31, 2001, there were loans outstanding to officers/stockholders including interest, of $1,316,532. The loans were restructured in 1999 to be payable over five (5) years and bear interest at 8.0% per annum. Notes receivable and related interest, in the amount of $178,350 and $910,004 are due from Charles Sarkis and $228,178 is due from Richard P. Dalton, the Company's President and Chief Executive Officer. The $228,178 balance due was originally recorded as a note receivable at December 31, 1998. The accrued bonus due to Mr. Sarkis of $93,540 at December 31, 2001 will be used to repay the outstanding notes receivable balance as it becomes due. The current portion of these bonus amounts are classified in accounts payable and other accrued liabilities at December 31, 2001.

     In August 2000, animal rights activists were able to obtain the necessary number of signatures in order to place on the November 2000 State ballot a binding initiative petition to ban all wagering on dog racing within Massachusetts effective June 1, 2001. The Company expended approximately $881,000 on the campaign to defeat the ballot initiative through December 31, 2000. The campaign to defeat the ballot initiative was conducted jointly with the dog track in Raynham, Massachusetts through a Ballot Question Committee established in accordance with the campaign finance laws of Massachusetts. The Company's President and Chief Executive Officer, Richard P. Dalton, served as the chairman of this Ballot Question Committee. These funds were used primarily for the acquisition of media time and the development and implementation of a media campaign to promote the industry point of view.

     On August 16, 2000, the Company entered into a Settlement Agreement and Mutual Release with a stockholder of more than 5% of the Company's Common Stock who agreed to cancel certain stock options in the Company held by him, sell his shares of common stock in the Company to a third party and release the Company and Charles Sarkis from certain claims in consideration for $140,755 and the payment of his legal expenses. This amount has been recorded in "Other income (expense), net" in the accompanying statement of operations.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)(1)  Financial Statements
        Included under Item 8 in Part II of this report:
        Reports of Independent Accountants
        Consolidated Balance Sheets
        Consolidated Statements of Operations
        Consolidated Statements of Changes in Stockholders'
        Deficiency
        Consolidated Statements of Cash Flows
        Notes to Consolidated Financial Statements
   (2)  Financial Statement Schedules
        All financial statement schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto
   (3)  Exhibits
 3.1    Certificate of Incorporation of the Company.(1)
 3.2    Amendment, dated May 15, 1987, to the Certificate of
        Incorporation of the Company.(3)
 3.21   Amendment, dated November 2, 1995, to the Certificate of
        Incorporation of the Company.(7)
 3.3    Bylaws of the Company.(1)
 4.1 Indenture, dated as of August 15, 1987, between the Company and State Street Bank and Trust Company, as trustee, relating to the Company's Subordinated Notes.(2)
 4.2 Supplemental Indenture, dated as of March 16, 1988, between the Company and State Street Bank and Trust company, as trustee.(3)
10.1 Totalisator Service Agreement, dated August 30, 1991, in connection with an exclusive service contract, together with an amendment and extension agreement dated April 2, 1992.(4)
10.2 Contract dated, November 20, 1992, in connection with services to be provided to the Company by an entity of which a former Director of the Company is a principal, together with an amendment by letter agreement, dated February 2, 1993.(4)
10.3    Collective Bargaining Agreement between the Company and
        United Food and Commercial Workers' Union, Local 1445
        AFL-CIO, CLC, dated June 1, 1993.(5)
10.4    Collective Bargaining Agreement between the Company and
        Local 25 -- Teamsters, effective January 1, 1993.(5)
10.5    Collective Bargaining Agreement between Wonderland Greyhound
        Park, Inc. and Local 22 -- Laborers' International Union, dated July 1, 1993.(6)
10.6    Collective Bargaining Agreement Extension between RFSC, Inc.
        and Local 26 -- Hotel and Restaurant Workers, effective
        January 1, 1994.(6)
10.7    Settlement Agreement between Wonderland Greyhound Park, Inc.
        and Local 254 Service Employees International Union, dated
        September 19, 1994, in connection with a successor collective bargaining agreement.(6)
10.8    Assignment for the Benefit of Creditors and Sharing
        Agreement (Foxboro Harness).(8)
10.9    Assignment for the Benefit of Creditors and Sharing
        Agreement (Foxboro Thoroughbred).(8)

10.10   Assignment for the Benefit of Creditors and Sharing
        Agreement (Foxboro Park).(8)
10.11   Form of Executive Non-Qualified Stock Option Agreement.(8)
10.12   Form of Employee Non-Qualified Stock Option Agreement.(8)
10.13   Stock Purchase Agreement, dated as of September 24, 1999,
        between the Company and Charles Sarkis.(9)
10.14   Stock Repurchase Agreement dated as of September 24, 1999, between the Company and BBRG.(9)
10.15   Term Loan Agreement between Wonderland Greyhound Park, Inc.
        and Century Bank and Trust Company, dated June 30, 1998.(10)
21      Subsidiaries of the Company (filed herewith)
23.1    Consent of Independent Auditors (filed herewith)

---------------

 (1) Filed with the Company's Annual Report on Form 10-K for 1984 and incorporated herein by reference.

 (2) Filed with the Company's Registration Statement on Form S-2 No. 33-15344 filed on June 25, 1987 and incorporated herein by reference.(3)

 (3) Filed with the Company's Annual Report on Form 10-K for 1987 and incorporated herein by reference.

 (4) Filed with the Company's Annual Report on Form 10-K for 1992 and incorporated herein by reference.

 (5) Filed with the Company's Annual Report on Form 10-K for 1993 and incorporated herein by reference.

 (6) Filed with the Company's Annual Report on Form 10-K for 1994 and incorporated herein by reference.

 (7) Filed with the Company's Annual Report on Form 10-K for 1995 and incorporated herein by reference.

 (8) Filed with the Company's Annual Report on Form 10-K for 1997 and incorporated herein by reference.

 (9) Filed as an exhibit with Form 8-K, as filed by the Company on October 12, 1999 and incorporated herein by reference.

(10) Filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.

     (b) Reports on 8-K

     None

                                   SIGNATURES

     Pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          THE WESTWOOD GROUP, INC.

                                          /s/ CHARLES F. SARKIS
                                          --------------------------------------
                                          Charles F. Sarkis
                                          Chairman of the Board

Date: March 29, 2002

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date: April 1, 2002                            /s/ CHARLES F. SARKIS
                                               ----------------------------------------------
                                               Charles F. Sarkis
                                               Chairman of the Board

Date: April 1, 2002                            /s/ RICHARD P. DALTON
                                               ----------------------------------------------
                                               Richard P. Dalton
                                               President, Chief Executive Officer and
                                               Director
                                               (Principal financial and accounting officer)

Date: April 1, 2002                            /s/ PAUL J. DIMARE
                                               ----------------------------------------------
                                               Paul J. DiMare
                                               Director

                                                                       EXHIBIT D

                        QUARTERLY REPORT ON FORM 10-Q/A
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                  FORM 10-Q/A

 (Mark One)

    [X]      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
             SECURITIES EXCHANGE ACT OF 1934



             FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2002



                                   OR
    [ ]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
             SECURITIES EXCHANGE ACT OF 1934



             FOR THE TRANSITION PERIOD FROM         TO

                         COMMISSION FILE NUMBER: 0-1590

                            THE WESTWOOD GROUP, INC.
             (Exact name of registrant as specified in its charter)

                        DELAWARE                                                 04-1983910
                        --------                                                 ----------
             (State or other jurisdiction of                          (IRS Employer Identification No.)
             incorporation or organization)

                190 V.F.W. PARKWAY, REVERE, MASSACHUSETTS 02151
              (Address of principal executive offices) (Zip Code)
                                  781-284-2600
              (Registrant's telephone number, including area code)
                                 NOT APPLICABLE
                    (Former name, former address and former
                   fiscal year, if changed since last report)

     Indicate by check mark whether the registrant (l) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                       Yes [X]                      No [ ]

     As of November 1, 2002, 351,210 shares of the Registrant's common stock, par value $.01 per share, and 912,015 shares of the Registrant's Class B common stock, par value $.01 per share, were outstanding.

                                EXPLANATORY NOTE

     The Registrant is filing this Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2002 solely for the purposes of (i) revising the discussion in Part I, Item 2 under "Liquidity and Capital Resources" to revise the discussion of the Loan Reimbursement and Security Agreement, dated as of September 3, 2002; (ii) filing the Loan Reimbursement and Security Agreement as an exhibit hereto; (iii) correcting a clerical error in
Part I, Item 1 of the Consolidated Statements of Cash Flows; and (iv) correcting a clerical error in Part I, Item 2. No other changes are being made by means of this Amendment.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        PART I -- FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS
Current Assets:
  Cash and cash equivalents.................................  $    183,182    $     12,355
  Restricted cash...........................................       568,264         345,294
  Escrowed Cash.............................................       347,654         180,608
  Accounts receivable.......................................        12,363          42,825
  Prepaid expenses and other current assets.................       218,287         136,730
  Notes receivable from officers short-term portion.........       550,440         468,939
                                                              ------------    ------------
Total current assets........................................     1,880,190       1,186,751
                                                              ------------    ------------
Property, Plant and Equipment:
  Land......................................................       348,066         348,066
  Building and building improvements........................    18,946,257      18,663,406
  Machinery and equipment...................................     4,969,705       4,697,751
                                                              ------------    ------------
                                                                24,264,028      23,709,223
  Less accumulated depreciation and amortization............   (19,384,859)    (18,942,335)
                                                              ------------    ------------
  Net property, plant and equipment.........................     4,879,169       4,766,888
                                                              ------------    ------------
Other Assets:
  Notes receivable from officers long-term portion..........       628,846         847,593
  Deferred financing costs, less accumulated amortization of
     $8,303 and $121,432 at September 30, 2002 and December
     31, 2001 respectively..................................       290,634          60,716
  Other assets, net.........................................        29,391          51,171
                                                              ------------    ------------
  Total other assets........................................       948,871         959,480
                                                              ------------    ------------
  Total assets..............................................  $  7,708,230    $  6,913,119
                                                              ============    ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
                                                               (UNAUDITED)
                         LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Accounts payable and other accrued liabilities............   $ 1,218,517    $ 1,452,237
  Outstanding parimutuel tickets............................       585,567        611,107
  Purse liability...........................................       318,525             --
  Note payable..............................................        82,896             --
  Current maturities of long-term debt......................        89,159        324,525
                                                               -----------    -----------
Total current liabilities...................................     2,294,664      2,387,869
Long-term debt less current maturities......................     5,310,841      3,772,186
Accrued executive bonus long-term portion...................            --         54,352
Other long-term liabilities.................................       722,574      1,104,145
                                                               -----------    -----------
     Total liabilities......................................     8,328,079      7,318,552
                                                               -----------    -----------
COMMITMENTS AND CONTINGENCIES
Stockholders' deficiency:
  Common stock, $.01 par value; authorized 3,000,000 shares,
     1,944,409 shares issued................................        19,444         19,444
  Class B Common stock, $.01 par value; authorized 1,000,000
     shares; 912,615 shares issued..........................         9,126          9,126
  Additional paid-in capital................................    13,379,275     13,379,275
  Accumulated deficit.......................................    (5,808,061)    (5,593,645)
  Other comprehensive loss..................................      (254,851)      (254,851)
  Cost of 1,593,199 common and 600 Class B common shares in
     treasury...............................................    (7,964,782)    (7,964,782)
                                                               -----------    -----------
  Total stockholders' deficiency............................      (619,849)      (405,433)
                                                               -----------    -----------
  Total liabilities and stockholders' deficiency............   $ 7,708,230    $ 6,913,119
                                                               ===========    ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FOR THE THREE MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2002            2001
                                                              -------------   -------------
                                                                       (UNAUDITED)
Operating revenues:
  Pari-mutuel commissions...................................   $3,064,867      $3,395,105
  Other.....................................................      701,715         790,463
  Admissions................................................       48,565          57,129
                                                               ----------      ----------
Total operating revenue.....................................    3,815,147       4,242,697
                                                               ----------      ----------
Operating expenses:
  Wages, taxes and benefits.................................    1,581,147       1,624,709
  Purses....................................................      892,220         941,735
  Cost of food and beverage.................................      108,671         158,062
  Administrative and operating..............................    1,259,200       1,251,491
  Depreciation and amortization.............................      177,745         100,894
                                                               ----------      ----------
Total operating expenses....................................    4,018,983       4,076,891
                                                               ----------      ----------
     Income (loss) from operations..........................     (203,836)        165,806
                                                               ----------      ----------
Other income (expense):
  Interest expense, net.....................................      (77,230)        (92,290)
  Settlement of estimated liability.........................           --       1,058,007
  Other expense, net........................................      (13,019)             --
                                                               ----------      ----------
Total other income (expense)................................      (90,249)        965,717
                                                               ----------      ----------
Income (loss) before provision for income taxes.............     (294,085)      1,131,523
Provision for income tax....................................        1,035          19,100
                                                               ----------      ----------
Net income (loss)...........................................   $ (295,120)     $1,112,423
                                                               ==========      ==========
Basic and diluted per share data:
  Net income (loss).........................................   $    (0.23)     $     0.88
                                                               ==========      ==========
Basic and diluted weighted average common shares
  outstanding...............................................    1,263,225       1,263,225
                                                               ==========      ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                FOR THE NINE MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2002            2001
                                                              -------------   -------------
                                                                       (UNAUDITED)
Operating revenues:
  Pari-mutuel commissions...................................   $ 9,783,166     $10,467,895
  Other.....................................................     2,134,513       2,274,090
  Admissions................................................       137,219         161,916
                                                               -----------     -----------
Total operating revenue.....................................    12,054,898      12,903,901
                                                               -----------     -----------
Operating expenses:
  Wages, taxes and benefits.................................     4,638,296       4,868,669
  Purses....................................................     2,648,312       2,978,350
  Cost of food and beverage.................................       390,786         382,160
  Administrative and operating..............................     3,747,601       4,018,414
  Depreciation and amortization.............................       467,038         357,660
                                                               -----------     -----------
Total operating expenses....................................    11,892,033      12,605,253
                                                               -----------     -----------
     Income from operations.................................       162,865         298,648
                                                               -----------     -----------
Other income (expense):
  Interest expense, net.....................................      (304,438)       (384,675)
  Settlement of estimated liability.........................            --       1,058,007
  Other expense, net........................................       (44,363)         (7,458)
                                                               -----------     -----------
Total other income (expense)................................      (348,801)        665,874
                                                               -----------     -----------
Income (loss) before provision for income taxes.............      (185,936)        964,522
Provision for income tax....................................        28,480          52,100
                                                               -----------     -----------
Net income (loss)...........................................   $  (214,416)    $   912,422
                                                               ===========     ===========
Basic and diluted per share data:
  Net income (loss).........................................   $     (0.17)    $      0.72
                                                               ===========     ===========
Basic and diluted weighted average common shares
  outstanding:..............................................     1,263,225       1,263,225
                                                               ===========     ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                    THE WESTWOOD GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE NINE MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2002            2001
                                                              -------------   -------------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................   $  (214,416)    $   912,422
                                                               -----------     -----------
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:
  Depreciation and amortization.............................       467,038         357,660
  Change in accounting estimate.............................            --      (1,058,007)
  Changes in operating assets and liabilities:
     (Increase) decrease in restricted cash.................      (222,970)        186,479
     (Increase) in escrowed cash............................      (167,046)             --
     Decrease in accounts receivable........................        30,462          45,179
     (Increase) decrease in prepaid expenses and other
      current assets........................................       167,131        (131,395)
     Decrease (increase) in other assets, net...............        21,780          (5,081)
     Increase in accounts payable and other accrued
      liabilities...........................................        84,805          43,098
     (Decrease) in outstanding parimutuel tickets...........       (25,540)        (92,126)
     (Decrease) in accrued executive bonus long-term
      portion...............................................       (54,352)        (70,155)
     (Decrease) in other long-term liabilities..............      (381,571)       (221,060)
                                                               -----------     -----------
     Total adjustments......................................       (80,263)       (945,408)
                                                               -----------     -----------
       Net cash used in operating activities................      (294,679)        (32,986)
                                                               -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................      (554,805)       (104,345)
                                                               -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments of debt................................      (406,285)       (218,239)
  Retirement of debt........................................    (3,856,218)             --
  Proceeds of debt financing................................     5,400,000              --
  (Increase) in deferred financing costs....................      (254,432)             --
  Decrease in notes receivable, officers....................       137,246         364,701
                                                               -----------     -----------
Net cash provided by financing activities...................     1,020,311         146,462
                                                               -----------     -----------
Net increase in cash and cash equivalents...................       170,827           9,131
Cash and cash equivalents, beginning of period..............        12,355         141,310
                                                               -----------     -----------
Cash and cash equivalents, end of period....................   $   183,182     $   150,441
                                                               ===========     ===========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest...............................................   $   273,076     $   322,561
                                                               ===========     ===========
     Income taxes...........................................   $    26,035     $    42,265
                                                               ===========     ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2002
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

 INTERIM RESULTS

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair statement of results of operations for the interim periods presented. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Operating results for interim periods are not necessarily indicative of results that may be expected for an entire fiscal year. Accordingly, these interim consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

 PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements as of September 30, 2002 and December 31, 2001 and for the three and nine month periods ended September 30, 2002 and 2001 include the accounts of the Company and its wholly-owned subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

 INCOME (LOSS) PER COMMON SHARE

     The Company follows Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share, issued by the Financial Accounting Standards Board. Under SFAS No. 128, the basic and diluted net income (loss) per share of common stock is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period, including potentially dilutive stock options. Stock options were not considered in 2002 since the Company had a net loss and their effect would be antidilutive. The Company's stock options did not have a dilutive effect in 2001 since the option prices per share were deemed to be equal to or higher than the estimated average per share market price of the Company's common stock.

     The amount of potentially dilutive common shares issuable under the Company's stock options, if any, are determined based on the treasury stock method.

2.  DEBT

     Long-term debt consisted of the following:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
9.5% Century Bank and Trust Company ("Century Bank") term
  loan, requiring 60 monthly payments of principal and
  interest of $58,319 beginning August 1, 1998,
  collateralized by a mortgage and security interest in all
  real estate and personal property located at Wonderland
  Greyhound Park, refinanced with Boston Federal Savings
  Bank in September 2002....................................                   $4,096,711
6.5% Boston Federal Saving Bank ("Boston Federal Savings
  Bank") requiring 34 monthly payments of principal and
  interest of $36,461 beginning November 1, 2002
  collateralized by a mortgage and security interest in all
  real estate and personal property located at Wonderland
  Greyhound Park. The final payment on the loan is to be
  made September 1, 2005 in the amount of $5,131,586........   $5,400,000
Less current maturities.....................................       89,159         326,525
                                                               ----------      ----------
Long-term portion...........................................   $5,310,841      $3,772,186
                                                               ==========      ==========

     The maximum borrowings under the Boston Federal Savings Bank loan are $6.5 million which includes $500,000 to be used in the going private transaction and $600,000 for corporate purposes.

     The Loan, Reimbursement, and Security Agreement, dated as of September 3, 2002, by and between Wonderland Greyhound Park Realty, LLC and Boston Federal Savings Bank, contains certain restrictive covenants including the maintenance of certain financial ratios and debt coverage requirements. The note is collateralized by a mortgage and security interest in all real estate and personal property at Wonderland Greyhound Park.

     The proceeds from the new Boston Federal Savings Bank loan were used to pay off the Century Bank and Trust Company loan.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     During 2001, the Company and the owners of other area racetracks worked to enact legislation which would permit the Company and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system. On November 17, 2001, the "Act Providing for Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the acting governor of Massachusetts. Under this new statute, the Company and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. This legislation also provides that the Company is to pay premiums for the right to simulcast interstate thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two commercial horse racetracks. In addition, to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool," which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse account of the individual racetracks responsible for such unclaimed wagers. The Westwood Group also received a one-time grant of $300,035 during 2002 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment. Finally, the new statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission to study the feasibility of an off-track betting program in Massachusetts. Despite the enactment of this legislation and the initial potential for an increase in cash flow from such legislation, management does not believe that this new legislation has materially benefited the Company's overall racing operations since November 2001.

     Management has worked diligently over the past decade in attempting to convince the Governor and the Massachusetts state legislature of the need to allow the Commonwealth's commercial racetracks to offer their patrons expanded gaming opportunities. The Massachusetts state legislature took no action on gaming in the years 2000 and 2001, and no gaming legislation is anticipated in 2002. On October 3, 2002, the Governor of Massachusetts issued an executive order establishing a commission to study the potential expansion of legalized gaming in Massachusetts. This commission is to report its findings to the Governor by no later than December 31, 2002. The Westwood Group cannot predict the final recommendations of this commission and/or whether legislation expanding legalized gaming will ever be enacted or if enacted, will be on favorable terms.

     On October 25, 2002, the Company filed a preliminary proxy statement and an accompanying Schedule 13E-3 with the Securities and Exchange Commission in order to effectuate a 1,500 for 1 reverse stock split of its capital stock. If the proposed reverse stock split is approved by a majority of the Company's stockholders, then holders of less than 1,500 shares immediately prior to such meeting will be cashed out at a per share purchase price equal to $4.00, thereby reducing the number of its stockholders to under 300 and, consequently, allowing the Company to change its status from a public to a private company and to relieve the Company of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and to permit small stockholders to receive a fair price for their shares without having to pay brokerage commission.

     The reverse stock split will (i) cause the Westwood Group to redeem shares held by approximately 400 holders of record of Common Stock, (ii) not eliminate record holders who hold 1,500 or more shares of Common Stock and Class B Common Stock, (iii) reduce the number of shares, on a pro-rata basis, held by the holders of record who hold 1,500 or more shares of Common Stock and Class B Common Stock, and (iv) change the percent of Common Stock held by the remaining stockholders to 100%.

     Assuming the completion of the reverse stock split and change in its status from a public to a private company, the Company will promptly thereafter initiate a tender offer for additional shares of its capital stock in order to provide those stockholders who did not receive a cash payment in connection with the proposed reverse stock split the opportunity to tender one share in return for $6,000, which amount reflects the highest payment to be received by any stockholder as a result of the consummation of the proposed reverse stock split.

     Wonderland currently conducts live racing six nights per week. Wonderland also offers simulcast wagering afternoons and evenings throughout the year.

     The table below illustrates certain key statistics for Wonderland Park, the Company's greyhound racing operation, for the three months ended September 30, 2002 and 2001.

                                                               2002      2001
                                                              -------   -------
Performances................................................       84        88
Simulcast days..............................................       92        92
Pari-mutuel handle (thousands)
  Live-on track.............................................  $ 4,228   $ 5,610
  Live-simulcast............................................    7,256     8,724
  Guest-simulcast...........................................   12,237    11,703
                                                              -------   -------
                                                              $23,721   $26,037
                                                              -------   -------
Total attendance............................................   67,489    76,762
Average per capita on site wagering.........................     $244      $226

OPERATING REVENUE

     Total operating revenue declined by $428,000 to $3.82 million in the quarter ended September 30, 2002 as compared to the quarter ended September 30, 2001. Parimutuel commissions declined by 10% from $3.40 million to $3.07 million during the same period. Total handle in the third quarter of 2002 was approximately $23.7 million as compared to $26.0 million in 2001, a decline of 9%. Live-on track handle decreased 24.6% or about $1.38 million for the same period from $5.61 million to $4.23 million in the third quarter of 2002, with an average daily attendance of approximately 803 persons in the third quarter of such periods compared to 872 persons in the third quarter of 2001. Live-simulcast handle decreased by $1.47 million or 16.8% in the third quarter of 2002 compared to the third quarter of 2001. However, guest-simulcast handle increased by $534,000 or 4.6% from the 2001 amount. Net admissions revenue decreased by 15.3%. Most of this decrease is associated with decreased attendance, and the remainder with increased promotional discounts. Other operating revenue consists of food and beverage, program sales, lottery, parking and gift shop sales and was approximately $702,000 for the three months ended September 30, 2002 decreasing by approximately $88,000 from approximately $790,000 for the three months ended September 30, 2001. Parimutuel commissions for the three months ended September 30, 2002 included approximately $38,000 deposited into the Greyhound Capital Improvements Trust Fund, $51,000 into the Greyhound Adoption Fund, and $50,000 into the Greyhound Promotional Trust Fund. During same period of 2001 such amounts were $57,000, $0, and $57,000 respectively.

OPERATING EXPENSES

     Operating expenses of approximately $4.02 million for the three months ended September 30, 2002 decreased by approximately $58,000 from approximately $4.08 million for the three months ended September 30, 2001. The decrease is mainly the result of the decline in purse expense related to handle decline. A decline in food and beverage costs of approximately $49,000 is the result of admission declines during the third quarter.

INTEREST EXPENSE

     Interest expense decreased by approximately $15,000 for the three months ended September 30, 2002 from $92,000 in the three months ended September 30, 2001 to approximately $77,000 in the three months ended September 30, 2002. This decrease is the result more favorable financing terms and the discharge of certain liabilities resulting from the loan refinancing transaction.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased approximately $77,000 to $178,000 in the three months ended September 30, 2002, from approximately $101,000 in the comparable period in 2001. The increase was the result of increased investment in the track facility during this period, writeoff of deferred financing fees related to the Century Bank debt and amortization of new deferred finance costs.

INCOME TAX PROVISION

     The Company's provision for income taxes was less than the statutory federal tax rate of 34% during the first nine months of 2002 and 2001 primarily due to the net loss in 2002 and the utilization of available net operating loss carryforwards in 2001. The provision for taxes of $1,035 and $19,100 in the three months ended September 30, 2002 and 2001, respectively, represents state taxes.

     The table below illustrates certain key statistics for Wonderland Greyhound Park, the Company's greyhound racing operation, for the nine months ended September 30, 2002 and 2001.

                                                                2002       2001
                                                              --------   --------
Performances................................................       251        259
Simulcast days..............................................       273        272
Pari-mutuel handle (thousands)
  Live-on track.............................................  $ 12,946   $ 16,427
  Live-simulcast............................................    23,606     26,360
  Guest-simulcast...........................................    37,548     37,467
                                                              --------   --------
                                                              $ 74,100   $ 80,254
                                                              --------   --------
Total attendance............................................   203,339    224,203
Average per capita on site wagering.........................      $248       $240

OPERATING REVENUE

     Total operating revenue declined by approximately $849,000 to $12.1 million in the nine months ended September 30, 2002 as compared to $12.9 million for the nine months ended September 30, 2001. Parimutuel commissions declined by 6.5% from $10.5 million to $9.8 million during the same period. Total handle in the first nine months of 2002 was approximately $74.1 million as compared to $80.2 million for such period in 2001, a decline of 8%. Live-on track handle decreased 21.2% or about $3.5 million from $16.4 million in the first nine months of 2001 to $12.9 million for such period in 2002, with an average attendance of approximately 810 persons for such period in 2002 compared to 866 persons for such period in 2001. Live-simulcast handle decreased by $2.8 million or 10.4% in the first nine months of 2002. Guest-simulcast handle increased by $81,000 or 0.2% from the first nine months of 2001.

     Net admissions revenue decreased by 15.3%. Other operating revenue consists of food and beverage, program sales, lottery, parking and gift shop sales was approximately $2.1 million for the nine months ended September 30, 2002 decreasing by approximately $140,000 or 6% from approximately $2.3 million for the nine months ended September 30, 2001. Parimutuel commissions for the nine months ended September 30, 2002 included approximately $106,000 deposited into the Greyhound Capital Improvements Trust Fund, $94,000 into the Greyhound Adoption Fund and $151,000 into the Greyhound Promotional Trust Fund. During same period of 2001 such amounts were $176,000, $0, and $176,000 respectively.

OPERATING EXPENSES

     Operating expenses of approximately $11.9 million for the nine months ended September 30, 2002 decreased by approximately $713,000 from approximately $12.6 million for the nine months ended September 30, 2001. The decrease is the result of cost savings in payroll and operations of approximately $500,000 as well as decreased purses due to handle declines of approximately $6 million.

INTEREST EXPENSE

     Interest expense decreased by approximately $80,000 for the nine months ended September 30, 2002 from $384,000 in the nine months ended September 30, 2001 to approximately $304,000 in the nine months ended September 30, 2002.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 2002, the Company had a working capital deficit of approximately $414,000, and a stockholders' deficit of approximately $620,000. Historically, the Company's primary sources of capital to finance its businesses have been its cash flow from operations and credit facilities. The Company's capital needs are primarily for maintenance and enhancement of the racing facility at Wonderland, and for debt service requirements.

     The Company's cash and cash equivalents totaled approximately $183,000 at September 30, 2002, compared with $12,000 at December 31, 2001.

     The Company generated a cash deficit from operations of approximately $295,000 during the first nine months of 2002 as compared to a deficit of $33,000 during the corresponding period in 2001. Non-cash items included in the Company's net loss in the first nine months of 2002 consist of depreciation and amortization expense of $467,000. Changes in working capital accounts including restricted cash, accounts payable and other accrued liabilities used approximately $547,000 of cash in the first nine months of 2002.

     Net cash used in investing activities in 2002 of approximately $555,000 represents additions to property, plant and equipment.

     On September 3, 2002, Wonderland Greyhound Park Realty, LLC, an indirect wholly owned subsidiary of the Company, entered into a Loan Reimbursement and Security Agreement with Boston Federal Savings Bank, a financial institution with offices in Burlington, Massachusetts. Pursuant to the terms of this loan agreement, the Company is the guarantor of the loan. The credit facility is in the amount of $6,500,000, which bears interest at a rate of 6.5% per annum and is secured by a mortgage on the land at 190 V.F.W. Parkway, Revere, Massachusetts. The credit facility's maturity date is September 1, 2005. An initial advance was made at the closing for $5,400,000, and as of September 30, 2002, $1,100,000 is available under the terms of the agreement, of which will be disbursed upon satisfaction of certain conditions. $500,000 (of the remaining $1,100,000) may be drawn down only in the event that the Westwood Group undertakes to purchase stock from stockholders pursuant to the reverse stock split and that the remaining $600,000 shall be used for working capital. Under the credit facility, the borrower agrees to maintain certain debt to equity ratios and to deliver certain financial information to the lender during the term of the loan. In addition, the borrower agrees not to further encumber, sell or transfer the property and that it will not incur additional indebtedness. Pursuant to the credit facility, borrower agrees to pay lender an annual fee in the amount of one percent (1%) per annum of amount of money loaned and a one-time a non-refundable commitment fee of $65,000. There are no plans or arrangements to refinance or repay the loan at the current time.

     Financing activities in 2002 generated approximately $1.0 million of cash in the course of the refinancing of the Company's long term debt.

     The Company is currently undertaking a capital improvements program to improve its track and patron facilities. It is anticipated that these expenditures will be fully funded by the Capital Improvement Trust fund and a grant program contained in the racing legislation enacted in November 2001.

     The Company received a short-term working capital advance from Charles F. Sarkis, an officer of the Company, of $300,000 in March 2002. This funding accrued interest at a rate of 12% and was repaid with a portion of the proceeds received in connection with the loan transaction with Boston Federal Savings Bank.

     The Company believes that it will generate enough cash from operations to satisfy its anticipated obligations during 2003.

CRITICAL ACCOUNTING POLICIES

     In accordance with the U.S. Securities and Exchange Commission Release Nos. 33-8040, 34-45149 and R-60, the Company's Critical Accounting Policies are as follows:

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates that could impact on the Company's results of operations include those relating to contractual obligations and other accrued expenses. Actual results could differ from those estimates.

ESCROWED CASH

     Escrowed cash is related to the operations of Wonderland and includes amounts held by The Commonwealth of Massachusetts in trust funds (for capital improvements and advertising/promotion). Wonderland funds these costs and requests reimbursements from the trust funds. Wonderland is reimbursed upon approval by the Commonwealth.

REVENUE RECOGNITION

     The Company's annual revenues are mainly derived from the net commission that it receives from wagers made by patrons during its live-on track racing performances, live and guest-simulcast racing performances and from admission and concession charges at such performances. Inter-track receivables and payables are dependent on the accuracy of an independent totalistar vendor. This vendor's system has been independently reviewed and deemed reliable.

FORWARD-LOOKING STATEMENTS

     Certain statements contained throughout this quarterly report constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated or projected, forecasted, estimated or budgeted in or expressed or implied by such foward-looking statements. Such factors include, among others, the following: general economic and business conditions; industry trends, changes in business strategy or development plans; availability and quality of management; and availability, terms and employment of capital. SPECIAL ATTENTION SHOULD BE PAID TO SUCH FORWARD-LOOKING STATEMENTS INCLUDING, BUT NOT LIMITED TO, STATEMENTS RELATING TO (I) THE COMPANY'S ABILITY TO EXECUTE ITS BUSINESS STRATEGY, (II) THE COMPANY'S ABILITY TO OBTAIN SUFFICIENT RESOURCES TO FINANCE ITS WORKING CAPITAL AND CAPITAL EXPENDITURES NEEDS AND PROVIDE FOR ITS OBLIGATIONS, AND (III) THE STATEMENTS CONTAINED IN THIS ITEM.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company has no material exposure to market risk that could affect its future results of operations and financial condition. Risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may impair our business. The Company does not use derivative products and does not have any material monetary assets. (See Item 2, "Liquidity and Capital Resources").

     The preceding discussion of the financial condition and results of operations of the Company should be read in conjunction with the interim consolidated financial statements and the notes thereto included in Part I, Item 1 of this Quarterly Report on Form 10-Q and the consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

ITEM 4.  CONTROLS AND PROCEDURES

     Within the 90 days prior to the date of this Form 10-Q, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer (its principal executive officer and principal financial officer), of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic SEC filings. There have been no significant changes in the Company's internal controls or in other factors, which could significantly affect internal controls subsequent to the date the Company carried out its evaluation.

                          PART II -- OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     None.

ITEM 2.  CHANGES IN SECURITIES

     None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     None

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

ITEM 5.  OTHER INFORMATION

     None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibit

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 (10.1)   Loan Reimbursement and Security Agreement, dated as of
          September 3, 2002.
 (99.1)   Certification Pursuant to 18 U.S.C. Section 1350, as Adopted
          Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

     (b) Reports on Form 8-K

          None

                                   SIGNATURE

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          THE WESTWOOD GROUP, INC.

                                          /s/ RICHARD P. DALTON
                                          --------------------
                                          Richard P. Dalton
                                          President, Chief Executive Officer and
                                          Director
                                          (Principal Financial and Accounting
                                          Officer)

Date December 20, 2002

                                 CERTIFICATIONS

     I, Richard P. Dalton, certify that:

          1. I have reviewed this quarterly report on Form 10-Q/A of The Westwood Group Inc.;

          2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

          3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly;

          4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

             c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves Management or other employees have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: December 20, 2002

                                          /s/ RICHARD P. DALTON
                                          ---------------------
                                          Chief Executive Officer
                                          (Principal Executive Officer
                                          and Principal Financial Officer)

                                        Ci

                            THE WESTWOOD GROUP, INC.

                                 (PRELIMINARY)



PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS ON MARCH 6, 2003. THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS




The undersigned having received the Notice of Special Meeting of Stockholders and Proxy Statement of The Westwood Group, Inc. (the "Company"), hereby appoint(s) Richard P. Dalton proxy for the undersigned to represent the undersigned at the Special Meeting of Stockholders of the Company to be held at 190 V.F.W. Parkway, Revere, Massachusetts 02151, on March 6, 2003, and at any adjournment or postponement thereof, and thereat to vote and at in regard to all matters which may properly come before said meeting (except those matters as to which authority is hereinafter withheld) upon and in respect of all shares of Common Stock, par value $.01 per share, of the Company and/or all shares of Class B Common Stock, par value $.01 per share, of the Company upon or in respect of which the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act as indicated on the reverse.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

The undersigned hereby confer(s) upon said proxy discretionary authority to vote upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

Attendance of the undersigned at said meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat his or her intention to vote said shares in person. If a fiduciary capacity is attributed to the undersigned hereon, this proxy will be deemed signed by the undersigned in that capacity.

     PLEASE VOTE, DATE, SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.

HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

1.      To consider and vote upon a proposal to amend The Westwood Group, Inc.'s      For          Against        Abstain
        Certificate of Incorporation, pursuant to which (i) each share of Common     [ ]            [ ]            [ ]
        Stock, par value $.01 per share, issued immediately prior to the effectiveness of the proposed amendment will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of
        Common Stock, par value $.01 per share, so that every fifteen hundred shares of Common Stock issued immediately prior to the effectiveness of this amendment will be combined together to form one full share of
        Common Stock, par value $.01, and (ii) each share of Class B Common
        Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-fifteen hundredth of one fully paid and non-assessable share of Class B Common
        Stock, par value $.01 per share, so that every fifteen hundred shares of
        Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of
        Class B Common Stock, par value $.01.  The Westwood Group, Inc. will make a cash payment of $4.00 per share to record holders of fewer than
        1,500 shares of either Common Stock and Class B Common Stock immediately prior to the effectiveness of this amendment.  Certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment to holders of greater than 1,500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

                                                                                     For          Against        Abstain
2.      To transact such other and further business as may properly come             [ ]            [ ]            [ ]
        before the Special Meeting or any adjournments or postponements thereof.


       Please be sure to sign and date this Proxy.     Date:______________


       Stockholder sign here                   Co-owner sign here

       _________________________              _________________________



       Mark the box at right if an address change or comment has been Noted / / on the reverse side of this card.